UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 9, 2009

Date of Report (date of Earliest Event Reported)

PYPO CHINA HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	000-52358	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

SOUTH 3RD FLOOR, OFFICE TOWER CHANGAN XINGRONG CENTER, 1 NAOSHIKOU STREET,

XICHENG DISTRICT, BEIJING CHINA 100031

(Address of principal executive offices and zip code)

8610-5832-5957

(Registrant’s telephone number, including area code)

MK ARIZONA CORP.

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2009, Middle Kingdom Alliance Corp. (“Middle Kingdom”), a Delaware corporation, completed a corporate reorganization that resulted in holders of Middle Kingdom securities holding securities in Pypo China Holdings Limited (“MK Cayman” or the “Company”), a Cayman Islands company, pursuant to an Agreement and Plan of Merger, Conversion and Share Exchange, dated as of September 5, 2008, as amended (the “merger agreement”), by and among Middle Kingdom, MK Arizona Corp. (“MK Arizona”), Pypo Digital Company Limited (“Pypo Company”), Pypo Holdings (HK) Company Limited (“Pypo HK”), Beijing Pypo Technology Group Company Limited (“Pypo Beijing” and together with Pypo Cayman and Pypo HK, “Pypo” or “Pypo Entities”), and certain shareholders of Pypo Cayman.

The reorganization involved two steps. First, Middle Kingdom effected a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware in which it merged with and into MK Arizona, Middle Kingdom’s Arizona subsidiary, with MK Arizona surviving the merger. Second, after the merger, MK Arizona became MK Cayman pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. The entire two-step transaction is referred to herein as the “redomestication.”

Immediately following the redomestication, MK Cayman (formerly known as MK Arizona Corp.) completed the acquisition of each issued and outstanding ordinary share of Pypo Cayman, an exempted company incorporated with limited liability in the Cayman Islands.

As a consequence of the merger of Middle Kingdom and MK Arizona and the conversion and continuation of MK Arizona into MK Cayman, MK Cayman succeeded to a number of definitive agreements entered into by Middle Kingdom, including the agreements governing the warrants issued by Middle Kingdom and the related registration rights of the holders of such warrants, among other agreements. Each of these agreements has been previously filed by Middle Kingdom and/or MK Arizona as an exhibit to their periodic reports with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.01	Completion of Acquisition or Disposition of Assets.

The transactions discussed below are described in more detail in the proxy statement/prospectus contained in the Registration Statement on Form S-4 (Reg. No. 333-153492) (the “Registration Statement”), as supplemented by the prospectus supplement dated June 17, 2009 (the “Supplement,” and, together with the proxy statement/prospectus included in the Registration Statement, the “Proxy Statement/Prospectus”).

Completion of the Redomestication

Upon the completion of the redomestication of Middle Kingdom:

•

Holders of Middle Kingdom Series A and Series B units received one MK Arizona Series A or Series B unit, as applicable, for each corresponding Middle Kingdom unit, which, upon the conversion and continuation of MK Arizona to the Cayman Islands, resulted in the holders receiving MK Cayman Series A or Series B units, as applicable;

•

Holders of Middle Kingdom’s common stock or Class B common stock received one share of MK Arizona common stock or Class B common stock, as applicable, which, upon the conversion and continuation of MK Arizona to the Cayman Islands, resulted in the holders of both the MK Arizona common stock and Class B common stock holding one MK Cayman ordinary share for each share of MK Arizona common stock or Class B common stock held at the time of the conversion; and

•

Holders of Middle Kingdom Class A warrants or Class B redeemable warrants received one MK Arizona Class A warrant or Class B redeemable warrant, as applicable, for each corresponding Middle Kingdom warrant, which, upon the conversion and continuation of MK Arizona to the Cayman Islands, resulted in the holders receiving MK Cayman Class A warrants or Class B redeemable warrants, as applicable.

The MK Arizona and MK Cayman securities have the same terms as the Middle Kingdom securities for which they were exchanged. However, because the rights of shareholders under Cayman Islands law differ from those under U.S. law, MK Cayman shareholders may have fewer protections. A comparison of the rights of stockholders under Delaware and Cayman Islands law is described in the Proxy Statement/Prospectus under the heading “The Redomestication Proposal—Differences of Stockholder Rights,” which section is incorporated herein by reference.

Completion of the Business Combination

On July 9, 2009, MK Cayman consummated the purchase of each issued and outstanding ordinary share of Pypo Cayman held by the Pypo shareholders in exchange for an aggregate of 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B warrants. As a result of the closing of the share exchange, Pypo Cayman is the wholly owned subsidiary of MK Cayman.

As additional contingent consideration, MK Cayman has agreed to issue the Pypo shareholders up to an additional 23,000,000 MK Cayman ordinary shares pursuant to an earn-out provision in the merger agreement based on the adjusted net income of the combined company during the fiscal years ending March 31, 2010, 2011 and potentially 2012.

The 23,000,000 ordinary shares subject to the earn-out provision (the “earn-out shares”) will be issued to the Pypo shareholders as follows:

•	10,000,000 shares will be issued to the Pypo shareholders if MK Cayman’s adjusted net income during either of the fiscal years ending March 31, 2010 or 2011 equals or exceeds $54,000,000; and

•	13,000,000 shares will be issued to the Pypo shareholders if MK Cayman’s adjusted net income during either of the fiscal years ending March 31, 2011 or 2012 equals or exceeds $67,000,000.

At Middle Kingdom’s special meeting of stockholders held on June 29, 2009, holders of 154,670 shares of the Middle Kingdom’s Class B common stock elected to convert their shares into a pro rata portion of the trust account established in connection with Middle Kingdom’s initial public offering and thereafter maintained by Middle Kingdom (the “trust account”). An additional 348,042 Class B shares were converted into their pro rata portion of the trust account in connection with the adoption of amendments to Middle Kingdom’s Certificate of Incorporation on December 10, 2008. The cash for the payment to the Middle Kingdom stockholders electing conversion was funded with funds released from the trust account.

The balance of the funds held in the trust account were released to MK Cayman at the closing of the business combination and will be utilized for acquisitions and operating capital.

Prior to the redomestication and business combination, Middle Kingdom was a blank check company with no operations and had been formed as a vehicle for the acquisition of an operating business in the People’s Republic of China; MK Arizona was Middle Kingdom’s wholly owned subsidiary. MK Arizona became MK Cayman, a Cayman Islands exempted company, pursuant to a conversion and continuation procedure under Arizona and Cayman Islands law. MK Cayman was renamed Pypo China Holdings Limited and will continue to trade on the OTC BB under Middle Kingdom’s existing symbols until new symbols are assigned. The following information is provided about the business and securities of the post-redomestication, combined company reflecting the consummation of the merger, conversion and continuation, and business combination.

Business

Information about the Company’s business is contained in the Proxy Statement/Prospectus section entitled “Information about Pypo,” which section is incorporated herein by reference.

In addition, the following provides updates to the Proxy Statement/Prospectus through March 31, 2009 for certain references in the Proxy Statement/Prospectus to Pypo’s revenue or other financial figures, which had previously been disclosed in the Supplement as of or for the nine months ended December 31, 2008. All page references below refer to the proxy statement/prospectus dated May 14, 2009.

•	The third sentence in the fourth paragraph (not including headings) on page 32 reads as follows:

“During the years ended March 31, 2006, or fiscal 2006, March 31, 2007, or fiscal 2007, March 31, 2008, or fiscal 2008, and the six months ended September 30, 2008, sales of Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 98.2%, respectively, of Pypo’s total net revenues.”

This sentence is amended and restated in its entirety with the following: “During the years ended March 31, 2006, or fiscal 2006, March 31, 2007, or fiscal 2007, March 31, 2008, or fiscal 2008, and March 31, 2009, or fiscal 2009, sales of Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 78.0%, respectively, of Pypo’s total net revenues.”

•

The third sentence in the eighth bullet point on page 33 reads as follows: “During fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Pypo generated approximately 15.9%, 7.2%, 5.3% and 15.8%, respectively, of Pypo’s net revenues from distribution to wireless operators.”

This sentence is amended and restated in its entirety with the following: “During fiscal 2006, fiscal 2007, fiscal 2008 and fiscal 2009, Pypo generated approximately 15.9%, 7.2%, 5.3% and 14.4%, respectively, of Pypo’s net revenues from distribution to wireless operators.”

•

The second sentence in the first bullet point on page 36 reads as follows: “In the six months ended September 30, 2008, the revenues derived from the retail operation in Henan province accounted for approximately 10.7% of Pypo’s revenues generated from its retail business, or approximately 1.3% of Pypo’s total revenues.”

This sentence is amended and restated in its entirety with the following: “In fiscal 2009, the revenues derived from the retail operation in Henan province accounted for approximately 11.2% of Pypo’s revenues generated from its retail business, or approximately 3.2% of Pypo’s total revenues.

•

The last sentence in the first bullet point on page 37 reads as follows: “In the six months ended September 30, 2008, the revenues derived from the retail operation in Yunan province accounted for approximately 7.6% of Pypo’s revenues generated from its retail business, or approximately 0.9% of Pypo’s total revenues.”

This sentence is amended and restated in its entirety with the following: “In fiscal 2009, the revenues derived from the retail operation in Yunan province accounted for approximately 7.2% of Pypo’s revenues generated from its retail business, or approximately 2.1% of Pypo’s total revenues.”

•	The last sentence in the first paragraph on page 42 reads as follows: “During the six months ended September 30, 2008, Pypo derived approximately 11.8% of its net revenues through Beijing Feijie.”

This sentence is amended and restated in its entirety with the following: “During fiscal 2009, Pypo derived approximately 28.6% of its net revenues through Beijing Feijie.”

•

The fourth sentence in the first full paragraph (not including headings) on page 45 reads as follows: “This change in policy has resulted in an approximately 18.3% appreciation of the RMB against the U.S. dollar between July 21, 2005 and September 30, 2008.”

This sentence is amended and restated in its entirety with the following: “This change in policy has resulted in an approximately 18.7% appreciation of the RMB against the U.S. dollar between July 21, 2005 and March 31, 2009.”

•

The second sentence in the second paragraph (not including bullet points) on page 146 reads as follows: “During each of fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 98.2%, respectively, of Pypo’s total net revenues.”

This sentence is amended and restated in its entirety with the following: “During each of fiscal 2006, fiscal 2007, fiscal 2008, and fiscal 2009, Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 78.0%, respectively, of Pypo’s total net revenues.”

•

The third paragraph (not including bullet points) on page 146 reads as follows: “Pypo’s business is organized into two reportable segments based on its major product groups, (i) mobile phones and (ii) notebooks and peripherals. The mobile phones segment derives its revenues from mobile phone distribution. The notebooks and peripherals segment generates revenues from the distribution of wireless personal computers, mobile phone memory cards and mobile phone accessories in fiscal 2008 and the six months ended September 30, 2008, mobile phones accounted for 96.4% and 97.4%, respectively, of Pypo’s net revenues, while notebooks and peripherals accounted for 3.6% and 2.6%, respectively, of net revenues.”

This paragraph is amended and restated in its entirety with the following: “Pypo’s business is organized into two reportable segments based on the types of customers receiving Pypo’s products: the “distribution business” and the “retail business.” The “retail business” is comprised of Pypo’s interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales service for mobile phones. Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of Pypo who has knowledge of the business specific operational risks and opportunities. In fiscal 2009, the distribution business accounted for 71.4% of Pypo’s net revenues, while the retail business accounted for 28.6% of net revenues. For financial periods ending prior to the quarter ended December 31, 2008, Pypo’s business had been organized into two reportable segments based on its major products groups, (i) mobile phones and (ii) notebooks and peripherals. The mobile phones segment derives its revenues from mobile phone distribution. The notebooks and peripherals segment generates revenues from the distribution of wireless personal computers, mobile phone memory cards and mobile phone accessories.”

•

The first sentence in the fourth full paragraph (not including headings) on page 154 reads as follows: “During fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Pypo generated approximately 4.2%, 18.9%, 21.1% and 14.0%, respectively, of Pypo’s net revenues from distribution to consumer electronic stores.”

This sentence is amended and restated in its entirety with the following: “During fiscal 2006, fiscal 2007, fiscal 2008 and fiscal 2009, Pypo generated approximately 4.2%, 18.9%, 21.1% and 16.7%, respectively, of Pypo’s net revenues from distribution to consumer electronic stores.”

•	The last sentence in the last paragraph on page 154 reads as follows: “For the six months ended September 30, 2008, Pypo derived approximately 11.8% of its net revenues from its retail business.”

This sentence is amended and restated in its entirety with the following: “For fiscal 2009, Pypo derived approximately 28.6% of its net revenues from its retail business.”

•	The last sentence in the first paragraph on page 155 reads as follows: “For the six months ended September 30, 2008, ecommerce business accounted for less than 0.1% of Pypo’s net revenues.”

This sentence is amended and restated its entirety with the following: “For fiscal 2009, ecommerce business accounted for less than 0.3% of Pypo’s net revenues.”

•

The first sentence in the third paragraph on page 155 reads as follows: “During each of fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, sales of Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 98.2%, respectively, of Pypo’s net revenues.”

This sentence is amended and restated in its entirety with the following: “During each of fiscal 2006, fiscal 2007, fiscal 2008 and fiscal 2009, sales of Samsung products accounted for approximately 99.8%, 96.3%, 91.6% and 78.0%, respectively, of Pypo’s net revenues.”

•

The last sentence in the second paragraph on page 156 reads as follows: “Pypo’s inventory balances were $25.2 million, $46.7 million and $56.6 million as of March 31, 2007, March 31, 2008 and September 30, 2008, respectively.”

This sentence is amended and restated in its entirety with the following: “Pypo’s inventory balances were $25.2 million, $46.7 million and $54.7 million as of March 31, 2007, March 31, 2008 and March 31, 2009, respectively.”

•

The fourth sentence in the fifth paragraph on page 157 reads as follows: “During fiscal 2006, fiscal 2007, fiscal 2008 and the six months ended September 30, 2008, Pypo invested approximately $283,000, $406,000, $444,000 and $233,000, respectively, in the development of its information systems.”

This sentence is amended and restated in its entirety with the following: “During fiscal 2006, fiscal 2007, fiscal 2008 and fiscal 2009, Pypo invested approximately $283,000, $406,000, $444,000 and $595,000, respectively, in the development of its information systems.”

•

The second sentence in the first paragraph on page 211 reads as follows: “The amounts guaranteed by Mr. Fei and Mr. Zhang amounted to approximately $5.7 million and $0 as of March 31, 2008 and September 30, 2008, respectively.”

This sentence is amended and restated in its entirety with the following: “The amounts guaranteed by Mr. Fei and Mr. Zhang amounted to approximately $5.7 million and $0 as of March 31, 2008 and March 31, 2009, respectively.”

•

The second sentence in the second paragraph on page 211 reads as follows: “The amounts guaranteed by Beijing JingJing Medical Equipment Co., Ltd. amounted to approximately $37.8 million and $38.9 million as of March 31, 2008 and September 30, 2008, respectively.”

This sentence is amended and restated in its entirety with the following: “The amounts guaranteed by Beijing JingJing Medical Equipment Co., Ltd. amounted to approximately $37.8 million and $41.0 million as of March 31, 2008 and March 31, 2009, respectively.”

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus section entitled “Risk Factors” and are incorporated herein by reference.

Financial Information

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company, which is incorporated herein by reference.

Properties

The properties of the Company are described in the Proxy Statement/Prospectus under the heading “Information about Middle Kingdom—Facilities,” which description is incorporated herein by reference. The properties of Pypo are described in the Proxy Statement/Prospectus under the heading “Information About Pypo—Facilities,” which description is incorporated herein by reference.

Legal Proceedings

The Company does not have any legal proceedings, litigation, arbitration, regulatory inquiries, investigations or administrative actions pending or, to the Company’s knowledge, threatened against it that could have a material adverse effect on the Company’s business, financial condition or operating results.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of the consummation of the business combination on July 9, 2009, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of the common stock of MK Cayman by (i) each person known by us to be the owner of more than 5% of outstanding shares of the Company’s common stock, (ii) each director and executive officer and (iii) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Beneficial Owner	Ordinary Shares Beneficially Owned– Assuming No Earn-out Shares Issued		Percentage of Class of Ordinary Shares Beneficially Owned– Assuming No Earn-out Shares Issued (%)	Ordinary Shares Beneficially Owned– Assuming All Earn-out Shares Issued		Percentage of Class of Ordinary Shares Beneficially Owned– Assuming All Earn-out Shares Issued (%)
Arch Digital Holdings Limited (1)	17,490,675	(2)	34.4%	23,490,675	(3)	31.8%
Capital Ally Investments Limited (4)	33,820,649	(2)	66.6%	50,820,649	(5)	68.9%
Kuo Zhang (6)	33,820,649	(2)	66.6%	50,820,649	(5)	68.9%
Dongping Fei (7)	2,705,652	(11)	5.5%	4,065,652	(11)	5.6%
Kim Chuan (“Jackie”) Leong *	—		—	—		—
Clement Kwong	—		—	—		—
Bernard J. Tanenbaum III *	297,534	(13)	—	297,534	(13)	—
Hengyang Zhou (8)	2,705,652	(11)	5.5%	4,065,652	(11)	5.6%
Francis Kwok Cheong Wan (9)	676,413	(12)	1.4%	1,016,413	(12)	1.4%
Alex Fan *	—		—	—		—
Andrew Ryan *	—		—	—		—
Linzhen Xie *	—		—	—		—
Mofang Li *	—		—	—		—
Michael Marks *	157,484	(10)	—	157,484	(10)	—
All directors and officers as a group (12 persons)	34,275,667		67.2%	51,275,667		69.3%

*	The person beneficially owns less than 1% of MK Cayman’s outstanding common shares.
(1)	Arch Digital is a British Virgin Islands company wholly owned and controlled by ARC Capital, a Cayman Islands company. ARC Capital is a closed-end fund that is admitted to trading on the AIM market of the London Stock Exchange plc and managed by ARC Capital Partners Limited, a Cayman Islands company co-founded by Clement Kwong. The Investment Committee of ARC Capital Partners Limited exercises sole dispositive and voting power over the shares of common stock owned by Arch Digital pursuant to the delegated authority of the Board of ARC Capital. The members of the Investment Committee who make the decisions regarding the voting and dispositive control of shares are Horst F. Geicke, Chris Gradel and Allan Liu. As described in footnote 3 to the table under “Beneficial Ownership of Securities—Security Ownership of Pypo” in the Proxy Statement/Prospectus, Arch Digital had pledged its shares of Pypo Cayman in favor of Gottex Fund Management Sarl (“Gottex”). At the closing of the business combination, Gottex released these Pypo Cayman shares, and Arch Digital pledged its holdings in MK Cayman as replacement collateral. The registered address for Arch Digital is Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands.
(2)	Includes Class B redeemable warrants to purchase 1,700,000 shares and Class A warrants to purchase 113,062 shares.
(3)	Includes (i) 6,000,000 ordinary shares issuable pursuant to an earn-out provision in the merger agreement; (ii) Class B redeemable warrants to purchase 1,700,000 shares and (iii) Class A warrants to purchase 113,062 shares.
(4)

Capital Ally is a British Virgin Islands company 50% owned and controlled by each of (i) GM Investment, a Hong Kong company and (ii) Style Technology, a Hong Kong company. GM Investment is wholly owned and controlled by Golden Meditech, a PRC based public company incorporated in the Cayman Islands. Style Technology and GM Investment share voting and investment power with respect to the shares of MK Cayman held by Capital Ally. The board of directors of Golden Meditech which make the decisions regarding the voting and disposition of the shares owned by GM Investment are: Kam Yuen, Jin Lu, Zheng Ting, Lu Tian Long, Cao Gang, Gao Zongze and Gu Qiao. The person who exercises investment and voting control over the shares owned by Style Technology is Nana Gong, a Chinese citizen, wife of Mr. Zhang, a director of Pypo Cayman and Pypo Beijing’s chairman. Ms. Gong holds a 64% equity interest in Style Technology, through which she exercises investment and voting control over Style Technology. Mr. Fei, a director of Pypo Cayman and a director and chief executive officer and president of Pypo Beijing, holds 16% of Style Technology. Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology; and Francis Kwok Cheong Wan, Pypo Beijing’s vice president and president of e-commerce, a Canadian citizen, holds 4% of Style Technology. As described in footnote 3 to the table under “Beneficial Ownership of Securities—Security Ownership of Pypo” in the Proxy Statement/Prospectus, GM Investment and Style Technology have pledged all of their respective rights and interests in the ordinary shares of Capital Ally to Pypo Cayman. Although the pledge agreement contains certain restrictions regarding disposition of the equity interests, GM Investments and Style Technology retain voting and investment control with respect to such equity interests unless an event of default occurs under the loan agreement with Capital Ally. The registered address for Capital Ally is P.O. Box 957 Offshore Incorporation Center, Road Town, Tortola, British Virgin Islands.

(5)	Includes (i) 17,000,000 ordinary shares issuable pursuant to an earn-out provision in the merger agreement; (ii) Class B redeemable warrants to purchase 1,700,000 shares; and (iii) Class A warrants to purchase 113,062 shares.
(6)	Represents the shares of Capital Ally owned by GM investment over which Mr. Zhang’s wife, Nana Gong, as the holder of a 64% interest in Style Technology, exercises the investment and voting control. Style Technology and GM Investment will share voting and investment power with respect to the shares of MK Cayman held by Capital Ally. Includes (i) 17,000,000 ordinary shares issuable pursuant to an earn-out provision in the merger agreement; (ii) Class B redeemable warrants to purchase 1,700,000 shares; and (iii) Class A warrants to purchase 113,062 shares.
(7)	Mr. Fei, a director of Pypo Cayman and a director and chief executive officer and president of Pypo Beijing, holds 16% of Style Technology. Style Technology and GM Investment share voting and investment power with respect to the shares of MK Cayman held by Capital Ally. Except to the extent of his pecuniary interest of 16% of the equity ownership of Style Technology (which consists of 2,560,607 shares, 136,000 Class B redeemable warrants and 9,045 Class A warrants), Mr. Fei disclaims beneficial ownership of the shares and warrants held by Capital Ally. Mr. Fei does not have voting or investment control over such shares which are held by Style Technology. See footnote 4 above.
(8)	Mr. Zhou, Pypo Beijing’s executive vice president and president of distribution, holds 16% of Style Technology. Style Technology and GM Investment share voting and investment power with respect to the shares of MK Cayman held by Capital Ally. Except to the extent of his pecuniary interest of 16% of the equity ownership of Style Technology (which consists of 2,560,607 shares, 136,000 Class B redeemable warrants and 9,045 Class A warrants), Mr. Zhou disclaims beneficial ownership of the shares and warrants held by Capital Ally. Mr. Zhou does not have voting or investment control over such shares which are held by Style Technology. See footnote 4 above.
(9)	Mr. Wan, Pypo Beijing’s vice president and president of e-commerce, holds 4% of Style Technology. Style Technology and GM Investment share voting and investment power with respect to the shares of MK Cayman held by Capital Ally. Except to the extent of his pecuniary interest of 4% of the equity ownership of Style Technology (which consists of 640,152 shares, 34,000 Class B redeemable warrants and 2,261 Class A warrants), Mr. Wan disclaims beneficial ownership of the shares and warrants held by Capital Ally. Mr. Wan does not have voting or investment control over such shares which are held by Style Technology. See footnote 4 above.
(10)	These securities are held in the name of Gedeon International Limited. Mr. Marks has voting and dispositive control over these securities. Includes Class A warrants to purchase 25,435 shares, which became exercisable on the completion of the business combination.
(11)	Includes Class B redeemable warrants to purchase 136,000 shares and Class A warrants to purchase 9,045 shares. The individual in the table has a pecuniary interest in the 145,045 shares based on his 16% equity ownership in Style Technology.
(12)	Includes Class B redeemable warrants to purchase 34,000 shares and Class A warrants to purchase 2,261 shares. Mr. Wan has a pecuniary interest in the 36,261 shares based on his 4% equity ownership in Style Technology.
(13)	Includes warrants to purchase 165,485 shares, which became exercisable on the completion of the business combination.

Directors and Executive Officers

Reference is made to the discussion contained in Item 5.02 of this Current Report on Form 8-K and is incorporated herein by reference.

Executive Compensation

Information regarding the Company’s executive compensation is set forth in the Proxy Statement/Prospectus under the heading “Directors and Executive Officers—Compensation of Officers and Directors” and “Directors and Executive Officers—Compensation Committee Interlocks and Insider Participation” and is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

Information regarding related party transactions and director independence is described in the Proxy Statement/Prospectus under the headings “Certain Relationships and Related Party Transactions” and “Directors and Executive Officers—Independence of Directors” and is incorporated herein by reference.

In addition, the following sets forth certain additional information regarding related party transactions.

Additional Working Capital Loan to Capital Ally

For the fiscal year ended March 31, 2009, Pypo Cayman made cash advances of approximately $4.0 million to Capital Ally, to meet Capital Ally’s short-term working capital needs. These cash advances are unsecured, interest-free obligations and are payable on demand.

Working Capital Loan from Beijing Yipai-top Communications Technology Co., Ltd.

In March 2009, Beijing Yipai-top Communications Technology Co., Ltd., a then 50% owned subsidiary of Pypo, made cash advances of approximately $0.8 million to Pypo Beijing to meet Pypo Beijing’s short-term working capital needs. These cash advances are unsecured, interest-free obligation and are payable on demand. Pypo Beijing will repay such advances prior to September 30, 2009.

Loans to Beijing Pypo Times Technology Co., Ltd. and Related Guarantee

In February 2009, Pypo Beijing made cash advances of approximately $26.1 million (based on the exchange rate as of March 31, 2008 as quoted by the People’s Bank of China (the “2008 Rate”)) or approximately $26.8 million (based on the average exchange rate of fiscal 2009 as quoted by the People’s Bank of China, (the “2009 Rate”)) to Beijing Pypo Times Technology Co., Ltd. (“Pypo Times”), Pypo’s 50% owned subsidiary, to meet Pypo Times’s capital needs. Mr. Kuo Zhang, a director of Pypo Cayman and Pypo Beijing’s current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd. guaranteed the repayment of these cash advances, which Pypo Times will repay prior to February 2010. These cash advances are interest free obligations. From January to March 2009, Pypo Beijing made additional cash advances of approximately $1.1 million (based on the 2008 Rate) or approximately $1.2 million (based on the 2009 Rate) to Pypo Times, to meet Pypo Times’s working capital needs. These additional cash advances are unsecured, interest-free obligations and are payable on demand. Pypo Times will repay the additional cash advance million prior to September 30, 2009. As of March 31, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27.2 million (based on the 2008 Rate) or approximately $28.0 million (based on the 2009 Rate).

Interest Payable to GM Investment on behalf of Capital Ally

In March 2009, Pypo Cayman agreed to pay approximately $0.3 million to GM Investment on behalf of Capital Ally for interest payments associated with a loan to Capital Ally from GM Investment. Pypo Cayman will make such interest payment to GM Investment prior to November 2010.

Certain Agreements and Contractual Arrangements between Pypo and Beijing Feijie and/or Its Shareholders—Equity Interest Pledge Agreement

As noted in the Proxy Statement/Prospectus, on September 1, 2008, Mr. Fei, Pypo Beijing and Beijing Feijie entered into an amended and restated equity interest pledge agreement (which replaced a similar equity interest pledge agreement dated December 26, 2007). Pursuant to the amended and restated equity interest pledge agreement, Mr. Fei pledged all of his rights (including voting rights) and equity interests in Beijing Feijie to Pypo Beijing as security for Beijing Feijie’s performance of its obligations under the exclusive business cooperation agreement between Pypo Beijing and Beijing Feijie.

As noted in the Proxy Statement/Prospectus, on September 8, 2008, Mr. Guan, Pypo Beijing and Beijing Feijie entered into an equity interest pledge agreement pursuant to which Mr. Guan pledged all of his rights (including voting rights) and equity interests in Beijing Feijie to Pypo Beijing as security for Beijing Feijie’s performance of its obligations under the exclusive business cooperation agreement between Pypo Beijing and Beijing Feijie.

On March 3, 2009, Mr. Fei, Mr. Guan, Pypo Beijing and Beijing Feijie entered into an equity interest pledge agreement for the purpose of registering the pledge of Mr. Fei’s and Mr. Guan’s equity interest in Beijing Feijie to Pypo Beijing with the local authority, which was supplemented by a supplementary agreement by and among Mr. Fei, Pypo Beijing and Beijing Feijie, dated March 3, 2009, and a supplementary agreement by and among Mr. Guan, Pypo Beijing and Beijing Feijie, dated March 3, 2009 (collectively, the “2009 Beijing Feijie Equity Interest Pledge Agreements”). The 2009 Beijing Feijie Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreements dated September 1, 2008 and September 8, 2008 in their entirety.

Under the 2009 Beijing Feijie Equity Interest Pledge Agreements, if Beijing Feijie or any of its shareholders breaches the terms of such agreements, Pypo Beijing, as pledgee, shall be entitled to sell the pledged equity interests and pursue other available remedies. In addition, each of the shareholders of Beijing Feijie has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Feijie without the prior written consent of Pypo Beijing. During the term of the 2009 Beijing Feijie Equity Interest Pledge Agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interests. The term of each of the 2009 Beijing Feijie Equity Interest Pledge Agreements expires upon the completion by Beijing Feijie of its obligations under the exclusive business cooperation agreement between Pypo Beijing and Beijing Feijie.

Certain Agreements and Contractual Arrangements between Pypo, Beijing Dongdian and Beijing Feijie—Equity Interest Pledge Agreement

As noted in the Proxy Statement/Prospectus, under the equity interest pledge agreement dated August 5, 2008 among Beijing Feijie, Pypo Beijing and Beijing Dongdian, Beijing Feijie pledged all of its rights (including voting rights) and equity interests in Beijing Dongdian to Pypo Beijing as security for Beijing Dongdian’s performance of its obligations under the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian.

On March 3, 2009, Beijing Feijie, Pypo Beijing and Beijing Dongdian entered into an equity interest pledge agreement for the purpose of registering the pledge of Beijing Feijie’s equity interest in Beijing Dongdian to Pypo Beijing with the local authority, which was supplemented by a supplementary agreement by and among Beijing Feijie, Pypo Beijing and Beijing Dongdian, dated March 3, 2009 (collectively, the “2009 Beijing Dongdian Equity Interest Pledge Agreements”). The 2009 Beijing Dongdian Equity Interest Pledge Agreements amended, superseded and restated the equity interest pledge agreement dated August 5, 2008 in its entirety.

Under the 2009 Beijing Dongdian Equity Interest Pledge Agreements, if either Beijing Dongdian or Beijing Feijie breaches the terms of the agreements, Pypo Beijing, as pledgee, will be entitled to sell the pledged equity interests, among other available remedies. In addition, Beijing Feijie has agreed not to transfer, sell, pledge, dispose of or otherwise encumber its equity interests in Beijing Dongdian without the prior written consent of Pypo Beijing. During the term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, Pypo Beijing is entitled to collect dividends generated by the pledged equity interest. The term of the 2009 Beijing Dongdian Equity Interest Pledge Agreements, as well as the rights embodied therein, expires upon payment of all obligations due under the exclusive business cooperation agreement between Pypo Beijing and Beijing Dongdian.

Price Range of Securities and Dividends

Middle Kingdom’s common stock, Class B common stock, Class A warrants, Class B redeemable warrants, Series A units, and Series B units were quoted on the OTC BB under the symbols MKGD, MKGBB, MKGDW, MKGBW, MKGDU and MKGBU, respectively.

Middle Kingdom Series A and Series B units commenced public trading on December 14, 2006, when such units were broken into individual components consisting of common stock, Class B common stock, Class A warrants, and Class B redeemable warrants. These components commenced trading on the Pink Sheets on March 13, 2007 and began trading on the OTC BB on March 14, 2007.

The table below sets forth, for the calendar quarters indicated, the high and low bid prices for the securities as reported on the OTC BB in U.S. dollars. These quotations reflect inter-dealer prices, without markup, markdown or commissions, and may not represent actual transactions.

	Series A Units		Series B Units		Common Stock		Class B Common		Class A Warrants		Class B Warrants
	High	Low	High	Low	High	Low	High	Low	High	Low	High	Low
Fourth Quarter 2006	$8.50	$8.00	$8.10	$8.00	(1)	(1)	(1)	(1)	(1)	(1)	(1)	(1)

First Quarter 2007	$10.50	$7.60	$8.50	$7.91	$6.00	$4.05	$7.60	$7.38	$1.50	$0.75	$1.00	$0.70
Second Quarter 2007	$9.25	$7.30	$8.65	$8.20	$4.05	$2.95	$7.77	$7.55	$1.50	$0.75	$0.77	$0.70
Third Quarter 2007	$10.95	$7.80	$8.60	$8.17	$2.95	$1.70	$7.83	$7.73	$1.05	$0.90	$0.76	$0.50
Fourth Quarter 2007	$10.95	$6.00	$8.95	$8.16	$1.80	$1.10	$7.90	$7.81	$1.05	$1.00	$0.95	$0.46

First Quarter 2008	$8.75	$6.00	$8.90	$8.11	$1.80	$1.10	$8.09	$7.86	$1.05	$0.65	$0.69	$0.25
Second Quarter 2008	$8.25	$4.25	$8.65	$8.11	$1.80	$1.10	$8.10	$7.97	$0.65	$0.65	$0.65	$0.25
Third Quarter 2008	$8.00	$3.00	$8.60	$7.75	$4.90	$1.10	$8.25	$7.85	$0.65	$0.10	$0.50	$0.11
Fourth Quarter 2008	$8.00	$1.11	$8.40	$7.75	$4.00	$4.00	$8.35	$7.05	$0.66	$0.44	$0.65	$0.20

First Quarter 2009	$8.00	$7.95	$8.05	$8.05	$4.00	$1.01	$8.00	$7.50	$0.66	$0.50	$0.43	$0.12
Second Quarter 2009	$8.00	$7.00	$10.00	$5.00	$2.05	$1.01	$8.00	$7.00	$0.51	$0.50	$0.70	$0.21

(1)	On March 13, 2007, I-Bankers Securities Incorporated, the managing underwriter of Middle Kingdom’s initial public offering, informed Middle Kingdom that holders of Middle Kingdom’s Series A and Series B Units may elect to separately trade the Common Stock, Class B Common Stock, Class A Warrants, and Class B Warrants included in such units, commencing on March 13, 2007. The Common Stock, Class B Common Stock, Class A Warrants and Class B Warrants were quoted on the Pink Sheets beginning on March 13, 2007, and on the OTC BB beginning on March 14, 2007.

Holders of Middle Kingdom. As of May 8, 2009, there were, of record, 10 holders of common stock, 1 holder of Class B common stock, 1 holder of Class A warrants, 2 holders of Class B redeemable warrants, 11 holders of Series A units, and 1 holder of Series B units.

Dividends. Middle Kingdom did not paid any dividends on its common stock or Class B common stock. The payment of dividends by MK Cayman in the future will be contingent upon revenues and earnings, if any, capital requirements and its general financial condition. The payment of any dividends will be within the discretion of the board of directors serving at that time and subject to the limitations imposed by Cayman Islands law. It is the present intention of the board of directors to retain all earnings, if any, for use in business operations and, accordingly, it does not anticipate declaring any dividends in the foreseeable future. Loans or credit facilities may also limit MK Cayman’s ability to pay dividends.

Pypo securities are not publicly traded. In September 2008, Pypo Cayman declared a dividend of $17.6 million (equivalent to RMB 120.0 million calculated at the exchange rate as of such date), of which $11.7 million was paid on November 4, 2008 (equivalent to RMB 80.0 million calculated at the exchange rate as of such date) and $5.8 million was paid on November 10, 2008 (equivalent to RMB 40.0 million calculated at the exchange rate as of such date).

Recent Sale of Unregistered Securities

Reference is made to the information set forth in Item 3.02 of this Current Report on Form 8-K and is incorporated herein by reference.

Description of Securities

The description of the Company’s securities is set forth in the Proxy Statement/Prospectus under the caption “Description of MK Cayman’s Securities Following the Business Combination,” which section is incorporated herein by reference.

Indemnification of Directors and Officers

A description of the indemnification provisions relating to the Company’s directors and officers is set forth in Part II, Item 20 of the Registration Statement and is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of the Company and the exhibits filed herewith and is incorporated herein by reference.

Selected Summary Historical Financial Information for Pypo, Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the updated financial statements included with this Current Report on Form 8-K and the information concerning Quantitative and Qualitative Disclosures About Market Risk are attached at the end of this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

Reference is made to the disclosure in Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

Reference is made to the disclosure set forth in Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this Current Report on Form 8-K concerning the classification of the term loan between Pypo HK and Netherlands Development Finance Company and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

MK Cayman consummated the purchase of each issued and outstanding ordinary share of Pypo Cayman held by the Pypo shareholders in exchange for an aggregate of 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B warrants. The 45,000,000 ordinary shares and the 3,400,000 MK Cayman Class B warrants issued in connection with the business combination are restricted securities as that term is defined in Rule 144 under the Securities Act. The ordinary shares issuable upon exercise of the 3,400,000 MK Cayman Class B warrants also are restricted securities.

The foregoing securities were issued pursuant to the exemption from registration afforded by Section 4(2) of the Securities Act and Regulation D thereunder.

Item 3.03	Material Modification to Rights of Security Holders

In connection with the merger, conversion and continuation and business combination, MK Cayman adopted the form of Amended and Restated Memorandum of Association and Articles of Association included in Annex C of the Proxy Statement/Prospectus. The foregoing documents govern MK Cayman’s ordinary shares. The provisions of the Amended and Restated Memorandum and Articles of Association are described in detail in the Proxy Statement/Prospectus under the headings “The Redomestication Proposal,” “The Share Increase Proposal,” “The Declassification Proposal,” “The Amendment Proposal,” “The Quorum Proposal” and “The Shareholder Consent Proposal,” which are incorporated herein by reference.

Item 5.01	Change in Control of the Registrant.

Reference is made to the disclosure in Item 2.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers; Election of Directors and Appointment of Certain Officers

Effective as of the consummation of the business combination, (i) all of the officers of MK Arizona resigned and all of the directors of MK Arizona resigned, except Mr. Michael Marks and Mr. Bernard J. Tanenbaum III.

Mr. Kuo Zhang, Mr. Dongping Fei, Mr. Michael Marks, Mr. Alex Fan, Mr. Andrew Ryan, Mr. Linzhen Xie and Ms. Mofang Li were appointed as the directors of MK Cayman in connection with the business combination. The following individuals were appointed as executive officers of MK Cayman: Mr. Fei Dongping as chief executive officer, Mr. Kim Chuan (“Jackie”) Leong as chief financial officer, Mr. Clement Kwong, as senior vice president of corporate strategy, and Mr. Tanenbaum, as senior vice president of corporate communications. Additionally, Mr. Hengyang Zhou will serve as executive vice president of Pypo Beijing and president of distribution, and Mr. Francis Kwok Cheong Wan will serve as vice president of Pypo Beijing and president of e-commerce. Pypo Beijing is a limited liability company established in the People’s Republic of China and an indirect wholly owned subsidiary of Pypo Cayman.

Information regarding the Company’s directors and officers is set forth in the Proxy Statement/Prospectus under the captions “The Redomestication Proposal—Management of MK Cayman,” “Directors and Executive Officers,” “Certain Relationships and Related Party Transactions—Pypo Related Party Transactions,” which is incorporated herein by reference.

The information set forth in Item 2.01 above under the heading “Certain Relationships and Related Transactions, and Director Independence” is incorporated herein by reference.

Employment Agreements

In connection with the business combination, each of Mr. Zhang and Mr. Fei entered into an employment agreement with Pypo Cayman and each of Mr. Zhou and Mr. Wan entered into an employment agreement with Pypo Beijing. A description of those employment agreements is set forth in the Proxy Statement/Prospectus, under the heading “Certain Agreements Relating to the Business Combination—Employment Agreements,” and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the merger, conversion and continuation and business combination, MK Cayman adopted the form of Amended and Restated Memorandum of Association and Articles of Association included in Annex C of the Proxy Statement/Prospectus. The provisions of the Amended and Restated Memorandum and Articles of Association are described in detail in the Proxy Statement/Prospectus under the headings “The Redomestication Proposal,” “The Share Increase Proposal,” “The Declassification Proposal,” “The Amendment Proposal,” “The Quorum Proposal” and “The Shareholder Consent Proposal,” and are incorporated herein by reference.

Effective as of the closing date of the business combination, the board of directors of MK Cayman approved a change in its fiscal year from December 31 to March 31. No transition report is required because the Company is a former shell company and is filing updated filing information for Pypo through March 31, 2009 in item 9.01 of this Current Report on Form 8-K.

Item 5.06	Change in Shell Company Status.

Upon the closing of the business combination, Middle Kingdom ceased to be a shell company. The material terms of the transaction pursuant to which (i) Middle Kingdom merged with and into MK Arizona, (ii) MK Arizona became MK Cayman pursuant to a conversion and continuation procedure and (iii) MK Cayman acquired Pypo are described in the Proxy Statement/Prospectus, under the headings “The Business Combination Proposal” and “The Merger Agreement,” which are incorporated herein by reference.

Item 7.01	Regulation FD.

On July 10, 2009, the Company issued a press release with respect to the completion of its previously announced acquisition of MK Cayman. A copy of the Company’s press release is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of businesses acquired

Financial statements of Pypo Digital Company Limited as of and for the fiscal years ended March 31, 2007, 2008 and 2009 are filed herewith beginning on page F-1.

(b)	Pro forma financial information

Pro forma financial information reflecting the fiscal year ended March 31, 2009 of MK Cayman are filed herewith beginning on page PF-1.

(c)	Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, Conversion and Share Exchange (included in Annex A of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

2.2	Amendment No. 1 to Agreement and Plan of Merger, Conversion and Share Exchange (included in Annex B of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

3.1	Articles of Incorporation of MK Arizona (included in Annex D of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

3.2	By-laws of MK Arizona (included in Annex E of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

3.3	Memorandum of Association of MK Cayman upon completion of redomestication (included in Annex C of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

3.4	Articles of Association of MK Cayman upon completion of redomestication (included in Annex C of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

4.1	Form of Purchase Option (1)

4.2	Form of Class A Warrant Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom Alliance Corp. (1)

4.3	Form of Class B Warrant Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom Alliance Corp. (1)

4.4	Specimen Series A Unit Certificate (1)

4.5	Specimen Series B Unit Certificate (1)

4.6	Specimen Class A Warrant Certificate (1)

4.7	Specimen Class B Warrant Certificate (1)

10.1	Form of Securities Escrow Agreement among Middle Kingdom Alliance Corp., Continental Stock Transfer and Trust Company and the Initial Stockholders of Middle Kingdom Alliance Corp. (1)

10.2	Form of Registration Rights Agreement among Middle Kingdom Alliance Corp. and the Initial Stockholders of Middle Kingdom Alliance Corp. (1)

10.3	Form of Voting Agreement among MK Cayman and certain officers, directors and shareholders of MK Cayman (included in Annex F of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

10.4	Form of Lock-Up Agreement among MK Cayman and the Pypo shareholders (included in Annex G of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

10.5	Form of Registration Rights Agreement among MK Cayman and the Pypo shareholders (included in Annex H of the proxy statement/prospectus contained in Registration Statement 333-153492 and incorporated by reference herein)

10.6	Employment Agreement between Kuo Zhang and Pypo Cayman, dated September 5, 2008 (3)

10.7	Employment Agreement between Dongping Fei and Pypo Cayman, dated September 5, 2008 (4)

10.8	Employment Agreement between Hengyang Zhou and Pypo Beijing, dated September 5, 2008 (5)

10.9	Employment Agreement between Francis Wan and Pypo Beijing, dated September 5, 2008 (6)

10.10	Samsung Anycall Distribution Agreement between Samsung and Pypo Beijing, dated July 1, 2008 (Incorporated by reference from exhibit 10.10 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.11	Loan Agreement between Hui Liu and Pypo Beijing, dated December 26, 2007 (Incorporated by reference from exhibit 10.11 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.12	Loan Agreement between Dongping Fei and Pypo Beijing, dated December 26, 2007 (Incorporated by reference from exhibit 10.12 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.13	Loan Agreement between Zhikuan Guan and Pypo Beijing, dated September 1, 2008 (Incorporated by reference from exhibit 10.13 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.14	Loan Agreement between Dongping Fei and Pypo Beijing, dated September 1, 2008 (Incorporated by reference from exhibit 10.14 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

10.15	Exclusive Option Agreement among Zhikuan Guan, Pypo Beijing and Beijing Feijie, dated September 8, 2008 (Incorporated by reference from exhibit 10.15 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.16	Exclusive Option Agreement among Dongping Fei, Pypo Beijing and Beijing Feijie, dated September 1, 2008 (Incorporated by reference from exhibit 10.16 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.17	Exclusive Option Agreement among Beijing Dongdian, Pypo Beijing and Beijing Feijie, dated August 5, 2008 (Incorporated by reference from exhibit 10.17 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.18	Equity Interest Pledge Agreement between Zhikuan Guan, Pypo Beijing and Beijing Feijie, dated September 8, 2008 (Incorporated by reference from exhibit 10.17 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.19	Equity Interest Pledge Agreement between Dongping Fei, Pypo Beijing and Beijing Feijie, dated September 1, 2008 (Incorporated by reference from exhibit 10.18 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.20	Equity Interest Pledge Agreement among Beijing Dongdian, Pypo Beijing and Beijing Feijie, dated August 5, 2008 (Incorporated by reference from exhibit 10.20 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.21	Zhikuan Guan Power of Attorney appointing Pypo Beijing as agent and attorney, dated September 8, 2008 (Incorporated by reference from exhibit 10.19 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.22	Dongping Fei Power of Attorney appointing Pypo Beijing as agent and attorney, dated September 1, 2008 (Incorporated by reference from exhibit 10.20 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.23	Beijing Feijie Power of Attorney appointing Pypo Beijing as agent and attorney, dated August 5, 2008 (Incorporated by reference from exhibit 10.23 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.24	Exclusive Business Cooperation Agreement between Beijing Feijie and Pypo Beijing, dated September 1, 2008 (Incorporated by reference from exhibit 10.21 to Amendment No. 1 to Form S-4, SEC File No. 333-153492)

10.25	Exclusive Business Cooperation Agreement between Beijing Dongdian and Pypo Beijing, dated July 28, 2008 (Incorporated by reference from exhibit 10.25 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.26	Share Transfer Agreement between Hui Liu and Zhikuan Guan, dated September 1, 2008 (Incorporated by reference from exhibit 10.26 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.27	Loan Agreement between Capital Ally Investments Limited and Pypo Cayman, dated March 10, 2008 (Incorporated by reference from exhibit 10.27 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.28	Supplemental Loan Agreement between Capital Ally Investments Limited and Pypo Cayman, dated November 10, 2008 (Incorporated by reference from exhibit 10.28 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.29	Equity Pledge Agreement between Capital Ally Investments Limited and Pypo Cayman, dated March 10, 2008 (Incorporated by reference from exhibit 10.29 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.30	Deed of Release between Capital Ally Investments Limited and Pypo Cayman, dated November 10, 2008 (Incorporated by reference from exhibit 10.30 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.31	Funds Transfer Agreement between ARCH Digital Holdings Limited and Pypo Cayman, dated March 10, 2008 (Incorporated by reference from exhibit 10.31 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.32	Supplemental Funds Transfer Agreement between ARCH Digital Holdings Limited and Pypo Cayman, dated November 10, 2008 (Incorporated by reference from exhibit 10.32 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.33	Equity Pledge Agreement between Style Technology Development Limited and Pypo Cayman, dated November 10, 2008 (Incorporated by reference from exhibit 10.33 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.34	Equity Pledge Agreement between GM Investment Company Limited and Pypo Cayman, dated November 10, 2008 (Incorporated by reference from exhibit 10.34 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.35	Acquisition Framework Agreement between Beijing Feijie, Zhuqun Peng as the Controlling Party, and the Transferors, dated May 5, 2008 ** (Incorporated by reference from exhibit 10.35 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.36	Supplemental Agreement to Acquisition Framework Agreement between Beijing Feijie, Zhuqun Peng as the Controlling Party, and the Transferors, dated October 30, 2008 ** (Incorporated by reference from exhibit 10.36 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

10.37	Operation and Management Agreement between Beijing Feijie and Zhuqun Peng as the Controlling Party, dated May 5, 2008 ** (Incorporated by reference from exhibit 10.37 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.38	Supplementary Agreement to the Operation and Management Agreement between Beijing Feijie and Zhuqun Peng as the Controlling Party, dated October 30, 2008 (Incorporated by reference from exhibit 10.38 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

10.39	Shareholders and Sponsors Agreement among Pypo Cayman, Pypo HK, Pypo Beijing, ARCH Digital Holdings Limited, China Bright Group Co., Ltd., Style Technology Development Limited, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (Incorporated by reference from exhibit 10.39 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.40	Equity Subscription Agreement among Pypo Cayman, Pypo Beijing, ARCH Digital Holdings Limited, Golden Meditech Company Limited, China Bright Group Co., Ltd., Style Technology Development Limited, Kuo Zhang, Dongping Fei and Francis Wan, dated October 15, 2007 (Incorporated by reference from exhibit 10.40 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.41	Waiver Letter among Pypo Cayman, Pypo Beijing, Golden Meditech Company Limited, Capital Ally Investments Limited, Francis Wan, Kuo Zhang and Dongping Fei, dated October 15, 2007 (Incorporated by reference from exhibit 10.41 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.42	Written description of oral agreement between Pypo Beijing and Beijing Shidai Tiancheng Technology Development Co., Ltd. (Incorporated by reference from exhibit 10.42 to Amendment No. 2 to Form S-4, SEC File No. 333-153492)

10.43	Term Facility Agreement between Pypo HK as Borrower, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Lender, dated January 30, 2009 (Incorporated by reference from exhibit 10.43 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.44	Corporate Guarantee between Pypo Cayman as Guarantor, in favor of Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (Incorporated by reference from exhibit 10.44 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.45	Charge Deed between Pypo Cayman as Pledgor, Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V. as Pledgee, and Pypo HK, dated January 30, 2009 (Incorporated by reference from exhibit 10.45 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.46	Equity Pledge Agreement between Pypo HK and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., dated January 30, 2009 (Incorporated by reference from exhibit 10.46 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.47	Indemnification Agreement between Pypo Cayman and Clement Kwong, dated November 16, 2007 (Incorporated by reference from exhibit 10.47 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.48	Indemnification Agreement between Pypo HK and Clement Kwong, dated November, 2007 (Incorporated by reference from exhibit 10.48 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.49	Indemnification Agreement between Pypo Beijing and Clement Kwong, dated November, 2007 (Incorporated by reference from exhibit 10.49 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.50	Frame Contract among Beijing Feijie, Pypo Beijing, Liu Hui, Fei Dongping and Guan Zhikuan, dated September 1, 2008 (Incorporated by reference from exhibit 10.50 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.51	Equity Interests Transfer Agreement between Style Technology Development Limited and Beijing Ding Tai Jiye Investment Consulting Co., Ltd., dated as of July 18, 2007 (Incorporated by reference from exhibit 10.51 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.52	Instrument of Transfer by and between GM Investment Company Limited as Transferor and China Bright Group Co. Ltd. as Transferee, dated October 12, 2007 (Incorporated by reference from exhibit 10.52 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.53	Equity Interests Transfer Agreement between China Bright Group Co. Ltd. and Pypo HK, dated as of October 15, 2007 (Incorporated by reference from exhibit 10.53 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.54	Equity Interests Transfer Agreement between Style Technology Development Limited and Pypo HK, dated as of October 15, 2007 (Incorporated by reference from exhibit 10.54 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.55	Subscription Agreement among Style Technology Development Limited, China Bright Group Co. Ltd., Pypo HK and Pypo Cayman, dated as of November 14, 2007 (Incorporated by reference from exhibit 10.55 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.56	Instrument of Transfer between Style Technology Development Limited, as Transferor and Capital Ally Investments Limited, as Transferee, dated as of December 28, 2007 (Incorporated by reference from exhibit 10.56 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.57	Instrument of Transfer between China Bright Group Co. Ltd., as Transferor and Capital Ally Investments Limited, as Transferee, dated as of December 28, 2007 (Incorporated by reference from exhibit 10.57 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.58	Equitable Mortgage of Shares among ARCH Digital Holdings Limited, as Chargor and Gottex Fund Management Sarl, as Chargee, dated as of January 16, 2008 (Incorporated by reference from exhibit 10.58 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.59	Written description of oral agreement between Pypo Beijing and Beijing North Investment Group Limited (Incorporated by reference from exhibit 10.59 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.60	Written description of oral agreement between Pypo Beijing and Beijing East Chuangzhi Technology Development Co., Ltd. (Incorporated by reference from exhibit 10.60 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.61	Written description of oral agreement between Pypo Beijing and Beijing Zhiyang East Investment Consulting Co., Ltd. (Incorporated by reference from exhibit 10.61 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.62	Written description of oral agreement between Pypo Beijing and Beijing Dingtai Jiye Investment Co., Ltd. (Incorporated by reference from exhibit 10.62 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.63	Written description of oral agreement between Pypo Beijing and Beijing Ruizhi Jiye Investment Co., Ltd. (Incorporated by reference from exhibit 10.63 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.64	Written description of oral agreement between Pypo Beijing and Beijing JingJing Medical Equipment Co., Ltd. (Incorporated by reference from exhibit 10.64 to Amendment No. 3 to Form S-4, SEC File No. 333-153492)

10.65	Warrant Transfer Agreement among High Capital Funding, LLC, Bernard J. Tannenbaum III, Michael Marks, MTP Holding Ltd., Allan Shu Cheuk Lam, Anthony Ng, David A. Rapaport and Fred A. Brasch, as Transferors and Arch Digital Holdings Limited and Capital Ally Investments Limited, as Transferees, dated as of January 30, 2009 (Incorporated by reference from exhibit 10.65 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.66	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated January 10, 2007 (Incorporated by reference from exhibit 10.66 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.67	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer Company, dated June 10, 2008 (Incorporated by reference from exhibit 10.67 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.68	Letter Agreement amending Investment Management and Trust Agreement dated December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, dated December 15, 2008 (Incorporated by reference from exhibit 10.68 to Amendment No. 5 to Form S-4, SEC File No. 333-153492)

10.69	Maximum Guarantee Agreement between Fei Dongping and Minsheng Bank of China, dated as of July 23, 2007 (Incorporated by reference from exhibit 10.69 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.70	Maximum Guarantee Agreement between Zhang Kuo and Minsheng Bank of China, dated as of July 23, 2007 (Incorporated by reference from exhibit 10.70 to Amendment No. 4 to Form S-4, SEC File No. 333-153492)

10.71	Investment Management Trust Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom dated December 19, 2006 (1)

10.72	Amendment to Class A Warrant Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom Alliance Corp. (Incorporated by reference from exhibit 10.72 to Amendment No. 7 to Form S-4, SEC File No. 333-153492)

10.73	Amendment to Class B Warrant Agreement between Continental Stock Transfer and Trust Company and Middle Kingdom Alliance Corp. (Incorporated by reference from exhibit 10.73 to Amendment No. 7 to Form S-4, SEC File No. 333-153492)

10.74	Irrevocable Instruction Letter to Continental Stock Transfer and Trust Company as trustee in connection with the Investment Management and Trust Agreement dated as of December 19, 2006 between Middle Kingdom and Continental Stock Transfer and Trust Company, as amended (Incorporated by reference from exhibit 10.74 to Amendment No. 7 to Form S-4, SEC File No. 333-153492)

10.75	Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Feijie and Fei Dongping dated March 3, 2009

10.76	Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Feijie and Guan Zhikuan dated March 3, 2009

10.77	Supplementary Agreement to Equity Interest Pledge Agreement by and among Pypo Beijing, Beijing Feijie and Beijing Dongdian dated March 3, 2009

10.78	Equity Interest Pledge Agreement between Pypo HK, as Pledgor, and Nederlandse Financierings-Maatschappij Voor Ontwikkelingslanden N.V., as Pledgee

10.79	Equity Interest Pledge Agreement between Pypo Beijing, as Pledgee, and Beijing Feiji Investment Co., Ltd., as Pledgor, dated March 3, 2009

10.80	Equity Interest Pledge Agreement among Pypo Beijing, as Pledgee, Guan Zhikuan, as Pledgor, and Fei Dongping, as Pledgor, dated March 3, 2009

10.81	Written description of oral agreement between Beijing Yipai-top Communications Technology Co., Ltd. and Pypo Beijing

10.82	Written description of oral agreement between Pypo Cayman and GM Investment Company Limited

21.1	Subsidiaries of Pypo Cayman

99.1	Press release dated July 10, 2009

**	Redacted exhibits for which confidential treatment has been received.
(1)	Incorporated by reference to the exhibit filed to the Amended Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on November 13, 2006, SEC File No. 333-133475.
(2)	Incorporated by reference to the exhibit filed to the Registration Statement of Middle Kingdom Alliance Corp. on Form S-1 filed with the Commission on April 21, 2006, SEC File No. 333-133475.
(3)	Incorporated by reference to exhibit 10.5 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom Alliance Corp.
(4)	Incorporated by reference to exhibit 10.6 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom Alliance Corp.
(5)	Incorporated by reference to exhibit 10.7 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom Alliance Corp.
(6)	Incorporated by reference to exhibit 10.8 to the Current Report on Form 8-K dated September 11, 2008 by Middle Kingdom Alliance Corp.

(b)	Financial Statement Schedules

(i)	Middle Kingdom

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

(ii)	Pypo

All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PYPO CHINA HOLDINGS LIMITED (registrant)

/s/ Kim Chuan (“Jackie”) Leong
July 15, 2009	By:	Kim Chuan (“Jackie”) Leong
Chief Financial Officer

SELECTED SUMMARY HISTORICAL FINANCIAL INFORMATION

Pypo Selected Historical Financial Data

The following table sets forth selected historical financial data for Pypo for the years ended March 31, 2006, 2007, 2008 and 2009 and as of March 31, 2007, 2008 and 2009. The selected historical financial data set forth below has been derived from Pypo’s audited consolidated financial statements appearing elsewhere in this Current Report on Form 8-K, and should be read together with those financial statements including the notes thereto, and together with Pypo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing elsewhere in this Current Report on Form 8-K. Pypo’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America and Pypo uses the U.S. dollar as its reporting currency.

	Year ended March 31,
Selected Statement of Income Data	2006	2007	2008	2009
	(in thousands, except for share and per share amounts)
Net revenues	$427,072	$294,198	$378,268	$570,651
Cost of revenues	(387,878)	(247,362)	(316,732)	(500,544)

Gross profit	39,194	46,836	61,536	70,107
Other operating income	65	101	160	920
Operating expenses	(25,403)	(27,132)	(24,489)	(38,145)

Income from operations	13,856	19,805	37,207	32,882
Interest and other income (expense), net	(2,122)	(3,304)	(3,558)	(3,503)

Income before income tax, equity in loss of affiliate and minority interests	11,734	16,501	33,649	29,379
Income tax benefit (expense)	1,200	(2,139)	(3,452)	(7,641)
Equity in income (loss) of affiliate			(13)	16
Minority interests	189	—	60	(1,611)

Net income	$13,123	$14,362	$30,244	$20,143

Net income per share—basic	$0.07	$0.08	$0.14	$0.07

Weighted average number of shares used in calculating net income per share—basic	182,700,000	182,700,000	215,896,721	272,700,000

(in thousands)	As of March 31,
Selected Balance Sheet Data	2007	2008	2009
Current assets	$118,158	$250,187	$327,283
Total assets	125,573	258,404	365,941
Current liabilities	95,727	104,718	194,922
Total liabilities	96,651	105,106	196,927
Minority interest	646	649	14,453
Redeemable ordinary shares (1)	—	85,117	—
Total stockholders’ equity	28,276	67,532	154,561

(1)	The holder of Pypo’s redeemable ordinary shares waived its redemption rights in June 2008. See Note 17 of the notes to Pypo’s consolidated financial statements for fiscal 2009.

PYPO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Pypo’s financial condition and results of operations in conjunction with Pypo’s consolidated financial statements and the related notes included elsewhere in this Current Report on Form 8-K. This discussion may contain forward-looking statements based on current expectations involving risks and uncertainties. Pypo’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this Current Report on Form 8-K.

During the year ended March 31, 2009, as a result of the completion of the acquisition of six retail sales groups, Pypo changed its reportable segments from segments based on its major product groups, “mobile phones” and “notebooks and peripherals,” to segments based on the types of customers receiving its products, “distribution business” and “retail business.” The “distribution business” is comprised of Pypo’s wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by Pypo). The “retail business” is comprised of Pypo’s interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and after-sales service of mobile phones.

Because Pypo’s entire interest in these retail companies was acquired during the year ended March 31, 2009, the “retail business” segment had no associated revenues or costs in the comparable year ended March 31, 2008. Each reporting segment derives its revenue from the sales to different types of customers. With the change of composition of reportable segments, the year ended March 31, 2007 and 2008 comparative numbers were adjusted accordingly to conform to the year ended March 31, 2009 composition of its reportable segments. The change in composition of reportable segments did not have any impact on either the financial results or financial position of Pypo in prior periods.

Overview

Pypo markets and distributes wireless communications devices and accessories throughout China. As of March 31, 2009, Pypo’s distribution network of consumer electronics stores, regional retailers and distributors and wireless operators consisted of approximately 9,500 retail outlets that carry Pypo’s products in over 350 cities across 30 Chinese provinces. As described above, Pypo has two reportable segments based on the products Pypo distributes: (i) distribution business and (ii) retail business.

The key financial performance indicators that Pypo’s management uses to manage and assess its business include net revenues, gross profits (net revenues less costs of revenues) and operating income (gross profit less selling and distribution expenses and general and administrative expenses). The major non-financial performance indicators that Pypo’s management uses to manage and assess its business include the number of cities covered in its distribution networks, the number of active customer accounts and the number of retail outlets that carry Pypo’s products.

Key Financial Performance Indicators

Net Revenues

Pypo generates sales through distribution of mobile phones, notebooks and peripherals. Since 2003, distribution of Samsung mobile phones has comprised Pypo’s primary source of revenues. In addition, Pypo began distributing Samsung UMPCs in May 2006, SanDisk mobile phone memory cards in September 2006 and Samsung mobile phone accessories in April 2008.

Pypo acquired its first retail operations in May 2008 when it acquired a 51% interest in Hebei Baibang Tech Co., Ltd., or Hebei Baibang. Pypo expects net revenues from its retail business to increase significantly over the next two years as Pypo integrates acquired retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces and Shanghai. In addition, Pypo expects the gross profit margin of its business will decrease marginally as a result of continuing lower gross profit margins in Pypo’s distribution business.

Pypo launched its e-commerce website, www.dongdianwang.com, in February 2008, and Pypo’s e-commerce business has been in the development stages. Compared to traditional distribution channels, direct consumer purchases of mobile products on the internet have increased as retail websites have begun to offer mobile phones at lower prices than traditional retail channels. Pypo plans to capitalize on this trend by leveraging the supplier network provided by its retail chains to sell mobile products through its website at competitive prices. Although Pypo expects net revenues from its online retail business to increase, Pypo does not expect its online retail division to constitute a significant portion of its net revenues in the next several years.

On July 1, 2008, Pypo entered into a distribution agreement with Samsung, which authorized Pypo to act as the exclusive national distributor for certain (but not all) models of Samsung mobile phones in China. Pypo does not expect the existence of the new Samsung distribution agreement to have a material impact on Pypo’s revenues and margins because Pypo has historically distributed Samsung mobile phones on terms substantially similar to those set forth in the agreement, despite the absence of any written agreement between Samsung and Pypo in the past. In addition, Pypo holds national distribution rights in China for the Q1U model of Samsung’s UMPC pursuant to a distribution agreement with Samsung. The agreement had a one-year term that expired on December 31, 2008 and was renewable on an annual basis. Pypo did not renew the agreement before it expired and does not expect the non-renewal to have a material impact on Pypo’s revenues and margins.

The following table sets forth Pypo’s net revenues for its two reportable segments for the fiscal years ended March 31, 2007, 2008 and 2009, or fiscal 2007, 2008 and fiscal 2009, respectively, including a percentage of total net revenues for each segment:

Amounts in US$ thousands	Year Ended March 31,
	2007	Percentage of 2007 Net Revenues	2008	Percentage of 2008 Net Revenues	2009	Percentage of 2009 Net Revenues
Net revenues
Distribution	$294,198	100.0%	$378,268	100.0%	$407,160	71.4%
Retail	—	—	—	—	163,491	28.6%

Total net revenues	$294,198	100.0%	$378,268	100.0%	$570,651	100.0%

In general, Pypo uses three categories of sales contracts for its customers, including:

•	sales with no right of return,

•	sales with contractual right of return, and

•	consigned sales.

Sales contracts with no right of return, which Pypo uses for the majority of its sales, do not impose contractual obligations on Pypo to accept the return of products purchased under those contracts. In addition, Pypo and its customers have not established any right to return goods based on customary business practices, with the exception of returns relating to defective products under warranty.

Pypo’s sales are net of value added taxes collected from customers, sales returns, sales rebates and price protection expenses.

Cost of Revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals. Cost of revenues is reduced by certain rebates Pypo receives from its vendors to promote product sales and by awards Pypo receives from vendors when Pypo meets certain purchase targets.

Selling and Distribution Expenses

Pypo’s selling and distribution expenses primarily consist of:

•	salaries and benefits for sales and marketing staff;

•	retail shops rental expenses; and

•	costs of advertising in industry publications and sponsoring public activities.

Pypo’s selling and distribution expenses also include the costs Pypo incurs to outsource its warehousing and distribution functions to third parties.

General and Administrative Expenses

Pypo’s general and administrative expenses principally consist of:

•	salaries and benefits for management and administrative personnel;

•	rent, utilities and other office-related expenses;

•	depreciation of office equipment;

•	legal, accounting and other professional fees and expenses; and

•	other administrative expenses.

Critical Accounting Policies

Pypo prepares financial statements in accordance with U.S. GAAP, which requires Pypo to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenues and expenses during each fiscal period. Pypo continually evaluates these judgments and estimates based on its historical experience, knowledge and assessment of business and other conditions. Pypo bases its future expectations on information and assumptions that Pypo believes to be reasonable. Since the use of estimates remains an integral component of the financial reporting process, Pypo’s actual results could differ from those estimates. In addition, accounting policies require a high degree of judgment.

When reviewing Pypo’s financial statements, you should review the critical accounting policies, the judgments and other uncertainties affecting application of those policies, and the sensitivity of reported results to changes in conditions and assumptions. Pypo believes the following accounting policies involve the most significant judgments and estimates used in the preparation of its financial statements:

Revenue Recognition

Pypo derives its revenue through the distribution of mobile phones, notebooks and peripherals. Pypo recognizes revenue when:

•	persuasive evidence of an arrangement exists;

•	delivery has occurred;

•	the sales price is fixed or determinable; and

•	collectability of the sales price is reasonably assured.

Prior to May 2008, at which time Pypo completed the acquisition of its first retail operations, Pypo considered its customers to be retailers and did not sell directly to end-users. Pypo returns products under warranty to manufacturers for repairs or exchanges, and the manufacturers bear the related costs. As a result, warranty costs incurred by Pypo are not significant.

Pypo has three types of sales contracts: sales with no right of return (which make up the majority of sales), sales with contractual right of return and consigned sales.

For sales with no right of return, Pypo has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty. Revenue recognition generally occurs when Pypo has shipped the applicable products, has transferred the risk of loss with respect to these products to the customer and can reasonably estimate allowances for discounts, price protection and customer rebates. Pypo reduces recorded revenues by these allowances. Pypo bases its estimates of these allowances on historical experience, considering the type of products sold, the type of customer and the type of transaction specific to each arrangement.

No customer acceptance conditions are associated with Pypo’s products, except related to the standards and quality of a given product. For sales with contractual rights of return and for consigned sales, Pypo recognizes revenue at the time Pypo sells the products through the applicable distribution channel to the end customers. Pypo’s revenues are net of a 17% value added tax collected from customers and sales returns, as well as sales rebates and price protection expenses (discussed below).

Provision for Rebates and Price Protections

Pypo records rebates and price protections as deductions in revenue for each relevant period in which Pypo incurs such deductions. With respect to each rebate, Pypo accrues a standard amount upon delivery of the related product to retailers. In addition, Pypo accrues monthly quantity bonuses when retail volumes reach certain monthly targets set forth in its sales contracts. Because the quantity bonuses are based on a retailer’s monthly purchases, the effect of accruing such bonuses when volumes reach certain targets, as opposed to recording a pro rata portion of such bonuses upon the sale of each qualifying unit, is not material.

Provisions for price protections represent estimates of the amount of qualified inventory allocated to price protection, multiplied by the amount of price protection per unit, as determined by Pypo. All of Pypo’s retailers are eligible for price protection. Pypo’s promoters at retail stores communicate the status of product sales and demand forecasts, and Pypo determines the corresponding reduction in retail prices. Pypo then determines and applies the price protection per unit to the qualified inventory to establish the provision amount.

Vendor Rebates

Pypo receives the following types of reimbursements from vendors:

•

Reimbursement of promotional activities. Pypo organizes marketing activities to promote vendors’ products, and vendors cover Pypo’s costs for these efforts. Upon planning each marketing activity, Pypo submits marketing applications to the relevant vendors, and each relevant vendor approves the application form, which indicates that such vendor has agreed to bear the related costs. Pypo recognizes these reimbursements upon holding the related marketing activities as a reduction of the costs incurred, and Pypo records any excess reimbursement as a reduction to cost of revenues. Reimbursements of promotional activities recognized as reduction of expenses were $5.5 million, $2.4 million and $23.2 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively, of which $1.4 million, $0.3 million and $11.6 million were recorded as a reduction of cost of revenues for fiscal 2007, fiscal 2008 and fiscal 2009, respectively.

•

Rebates from Vendors to End Customers Through Pypo. Vendors provide rebates to end customers through Pypo. Pypo records such rebates to customers net of the related reimbursements from vendors to Pypo as revenues. Pypo records a corresponding receivable from vendors at the time Pypo gives a rebate. Rebates from vendors to end customers were $37,000, $0.9 million and $0.4 million for fiscal 2007, fiscal 2008, and fiscal 2009, respectively.

•

Rebates from Vendors to Pypo. Vendors also provide rebates to Pypo to promote sales of certain products. Pypo records such rebates as a reduction of cost of revenues when vendors approve such rebates. Pypo recognized $23.0 million, $2.9 million and $1.7 million of such rebates in fiscal 2007, fiscal 2008 and fiscal 2009, respectively.

•

Awards on Purchase Targets. Vendors provide certain awards to Pypo when Pypo’s purchases exceed certain targets within specified periods. Because Pypo lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, Pypo recognizes the awards as a reduction of cost of revenue at the time vendors approve such awards. The amount of awards earned on purchase targets were $0, $5.9 million and $0 for fiscal 2007, fiscal 2008 and fiscal 2009.

Impairment of Long-Lived Assets

Pypo is required to review long-lived assets and certain identifiable intangible assets, excluding goodwill, for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Pypo must test intangible assets with indefinite lives for impairment at least annually, or more frequently if events or changes in circumstances indicate that these assets might be impaired. If Pypo determines that the carrying value of intangible assets has been impaired, Pypo will write down the carrying value.

To assess potential impairment of long-lived assets and intangible assets, Pypo assesses the carrying value based on projected undiscounted cash flows associated with these assets. Significant assumptions regarding future cash flows include revenue growth rates and terminal values. If any of these assumptions changes, the estimated fair value of Pypo’s assets will change, which could affect the amount of impairment charges, if any.

Impairment of Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net assets acquired in a purchase businesses combination. Pypo must review for impairment at least annually or when an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount.

The goodwill impairment test is a two-step test. Under the first step, Pypo compares the fair value of a reporting unit with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and Pypo must perform step two of the impairment test (measurement). Under the second step, Pypo recognizes an impairment loss for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

Pypo determines the implied fair value of goodwill by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Pypo determines the fair value of the reporting unit using a discounted cash flow analysis. If the fair value of the reporting unit exceeds its carrying value, Pypo does not need to perform the second step of the analysis.

During fiscal 2006, Pypo performed its annual impairment review of goodwill and concluded that goodwill was fully impaired and recognized a $336,000 impairment loss for the year. In May 2008, Pypo recorded an impairment charge for the entire goodwill of $71,000 arising from the acquisition of the remaining 10% equity interests in one of its subsidiaries, Beijing Dongdian. Management expected Beijing Dongdian to incur losses for the foreseeable future, which resulted in its estimated carrying value exceeding the fair value.

Inventories

Pypo values inventories at the lower of cost and market value. Pypo estimates write-downs for excessive, slow moving and obsolete inventories, as well as inventory whose carrying value exceeds net realizable value. Pypo manages inventory levels based on historical sales trends and forecasts of customer demand. Inventory write-downs for fiscal 2007, fiscal 2008, fiscal 2009 were approximately 2.16% to 2.25% of total inventory.

Income Taxes

Pypo recognizes deferred income taxes for temporary differences between the tax basis of assets and liabilities and their reported amounts in its financial statements, net operating loss carry forwards and credits by applying enacted statutory tax rates applicable to future years. Pypo reduces deferred tax assets by a valuation allowance when, in Pypo’s opinion, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Pypo records a valuation allowance to reduce deferred income tax assets to an amount that Pypo believes more likely than not will be realized. Pypo considers future taxable income and engages in ongoing prudent and feasible tax planning strategies in assessing the need and amount for the valuation allowance.

If Pypo determined that Pypo could realize deferred income tax assets in the future in excess of net recorded amounts, an adjustment to Pypo’s deferred income tax assets would increase income in the period Pypo made such determination. Alternatively, if Pypo determined that it would not be able to realize all or part of its net deferred income tax assets in the future, an adjustment to deferred income tax assets would decrease income in the period Pypo made such determination. Pypo provides for current income taxes in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current or non-current based on their characteristics.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes —An Interpretation of FASB Statement No. 109,” or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in any entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return.

Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.

Pypo adopted FIN 48 on April 1, 2007. Based on its FIN 48 analysis documentation, Pypo has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, Pypo had approximately $436,000 in total unrecognized tax benefits at April 1, 2007. Pypo has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. Pypo had no unrecognized tax benefits in connection with tax uncertainties during fiscal 2009. Pypo does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Seasonality

Pypo’s operating results may be influenced by seasonal factors, including promotions and subsidies by mobile operators; the timing of local holidays and other events affecting consumer demand; the timing of the introduction of new products by Pypo’s suppliers and competitors; purchasing patterns of customers in different markets; product availability; and pricing. These factors may cause Pypo’s sales and operating results to fluctuate on a quarterly basis. Although it is difficult to make broad generalizations with respect to seasonality, Pypo’s sales tend to be lower in the first quarter of each fiscal year compared to sales in the second, third and fourth quarters.

Pypo’s future operating results may continue to fluctuate significantly from quarter to quarter. If unanticipated events occur, including delays in securing adequate inventories of competitive products at times of peak sales or inventory surpluses in the event of sales decreases during these periods, Pypo’s operating results could suffer. In addition, due to seasonal factors, interim results may not be indicative of annual results.

Factors Affecting Future Results of Operations

Pypo’s financial condition and results of operations depend primarily on the following factors:

•	Pypo’s relationship with Samsung, including Samsung’s ability to terminate its distribution agreement with Pypo, as well as Samsung’s business prospects and financial results;

•	the overall growth of the Chinese mobile phone industry;

•	Pypo’s ability to expand its distribution network;

•	Pypo’s ability to optimize its product offerings and pricing;

•	Pypo’s ability to control costs;

•	Pypo’s ability to control operating expenses and achieve a high level of operating efficiency; and

•	Pypo’s ability to identify suitable acquisition candidates and successfully execute acquisitions.

Results of Operations

Fiscal Year Ended March 31, 2009 Compared to Fiscal Year Ended March 31, 2008

In US$ thousands (except for percentages)	For the fiscal years ended March 31,
	2007	Percent Change (2007 to 2008)	2008	Percent Change (2008 to 2009)	2009
Net revenues	$294,198	28.6%	$378,268	50.9%	$570,651
Cost of revenues	(247,362)	28.0	(316,732)	58.0	(500,544)

Gross Profit	46,836	31.4	61,536	13.9	70,107
Other operating income	101	58.4	160	475.0	920
Selling and distribution expenses	(16,972)	(7.9)	(15,633)	54.8	(24,195)
General and administrative expenses	(10,160)	(12.8)	(8,856)	56.7	(13,879)
Impairment loss on goodwill	—	N/A	—	N/A	(71)

Income from operations	19,805	87.9	37,207	(11.6)	32,882
Other, net	(48)	1,304.2	(674)	(286.1)	1,254
Interest income	520	38.5	720	(24.2)	546
Interest expense	(3,776)	(4.6)	(3,604)	47.1	(5,303)

Income before income tax, equity in income of affiliated companies and minority interests	16,501	103.9	33,649	(12.7)	29,379
Income tax expense	(2,139)	61.4	(3,452)	121.3	(7,641)
Equity in (loss) / income of affiliated companies	—	N/A	(13)	223.1	16
Minority interests in net loss / (income) of consolidated subsidiaries	—	N/A	60	(2,785.0)	(1,611)

Net income	$14,362	110.6%	$30,244	(33.4)%	$20,143

Net Revenues

Net revenues were $570.7 million in fiscal 2009, an increase of $192.4 million, or 50.9%, compared to net revenues of $378.3 million in fiscal 2008. The increase in net revenues resulted primarily from a $190.6 million increase in revenues from the distribution and retail sales of mobile phones from $364.6 million in the year ended March 31, 2008 to $555.2 million in the year ended March 31, 2009. Pypo’s retail operations, acquired from May 2008 to December 2008, generated revenues from the retail sales of mobile phones of $ 155.7 million, or 28.0% of total mobile phone revenues, for the year ended March 31, 2009.

The increase in the net revenues from the distribution and retail sales of mobile phones reflected a 141.8% increase in the volume of mobile phones sold, partially offset by a 39.6% decrease in the average per unit selling price. The increase in the total volume of mobile phones sold was a result of a shift to lower priced handsets due to market demand, as well as lower availability of higher priced devices. The decrease in average selling prices resulted from selling older models of mobile phones at lower margins in an effort to reduce inventories, as well as continued weakness at the high end of Pypo’s mobile phone product line. Pypo expects this trend to continue in the next quarter in view of the recent overall weakness in the markets in which it operates.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2009 increased $1.9 million, or 14.0%, to $15.5 million, as compared to $13.6 million for fiscal 2008. Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung UMPCs.

Net revenues in fiscal 2009 exclude $156.1 million of net value-added taxes collected from customers, $7.7 million for sales returns and $41.3 million for price protection expenses to retailers.

Cost of Revenues

Costs of revenues increased $183.8 million, or 58.0%, from $316.7 million in fiscal 2008 to $500.5 million in fiscal 2009, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $70.1 million in fiscal 2009, an increase of $8.6 million, or 13.9%, as compared to gross profit of $61.5 million in fiscal 2008. The gross profit percentage decreased from 16.3% in fiscal 2008 to 12.3% in fiscal 2009, principally due to higher sales in fiscal 2009 of certain mobile phone models with lower profit margins in an effort to improve the overall aging of inventory, as well as reduced demand during that year for mobile phones at the high end of Pypo’s product line. Vendor reimbursements treated as a reduction of costs of revenues increased from $9.1 million in fiscal 2008 to $13.3 million in fiscal 2009. Pypo expects margins to be compressed in future periods due to weaker economic conditions, increased competition and maturation of products in the mobile phone sector.

Other Operating Income

Pypo’s other operating income increased by $760,000, or 475.0%, from $160,000 in fiscal 2008 to $920,000 in fiscal 2009. Such increase was mainly attributable to the write back of long outstanding payables to Samsung.

Selling and Distribution Expenses

Selling and distribution expenses increased by $8.6 million, or 54.8%, from $15.6 million in fiscal 2008 to $24.2 million in fiscal 2009, due primarily to a $7.1 million increase in rental expenses as a result of the retail acquisitions in fiscal 2009, a $3.3 million increase in salaries of staff, partially offset by a $2.0 million decrease in Pypo’s promotional and advertising expenses. Promotional expenses, rental expenses and employee salaries were 22.8%, 29.5% and 28.2% of total selling and distribution expenses in fiscal 2009, compared to 48.1%, 0.4% and 22.8% of total selling and distribution expenses in fiscal 2008, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses increased by $5.0 million, or 56.7%, from $8.9 million in fiscal 2008 to $13.9 million in fiscal 2009, due primarily to a $0.9 million increase in salaries for administrative staff, a $1.2 million increase in consultancy fees due to the retail acquisitions in fiscal 2009, a $0.8 million increase in office expenses, a $0.6 million increase in depreciation and amortization charges, a $0.3 increase in bad debts provision, and a $0.7 million increase in bank service charges due to Pypo’s expansion of operations and larger workforce. Employee salaries, consultancy services and bank service charges constituted 31.2%, 14.5% and 5.9% of general and administrative expenses in fiscal 2009, respectively, compared to 38.5%, 8.7% and 1.3% of general and administrative expenses in fiscal 2008, respectively.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations decreased by $4.3 million, or 11.6%, from $37.2 million in fiscal 2008 to $32.9 million in fiscal 2009. Margins for income from operations have increased year-on-year and were 9.8% and 5.8% for fiscal 2008 and fiscal 2009, respectively.

Other, Net

Other Income (Loss), Net. Pypo’s other income increased to $1.3 million in fiscal 2009 from a loss of $0.7 million in fiscal 2008, primarily due to a foreign currency exchange gain contributed by Pypo HK for its borrowing denominated in EURO, representing the decline in value of the EURO against U.S dollar. In fiscal 2008, Beijing Pypo received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007. As a result of PRC regulations limiting the pace of Beijing Pypo’s conversion of the U.S. dollars into RMB, Beijing Pypo recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income. Pypo’s interest income decreased $174,000, or 24.2%, from $720,000 in fiscal 2008 to $546,000 in fiscal 2009. Pypo had average bank deposits of $44.0 million in fiscal 2009, bearing an average interest rate of 1.24%, compared to average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%.

Interest Expense. Pypo’s interest expenses increased $1.7 million, or 47.1%, from $3.6 million in fiscal 2008 to $5.3 million in fiscal 2009 due to Pypo’s lower average amount of notes payable outstanding during the year. Pypo had average outstanding borrowings of $96.6 million, bearing an average interest rate of 6.99%, in fiscal 2009, as compared to average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008.

Income Tax Expense

Pypo’s income tax expenses increased $4.1 million, or 121.3%, from $3.5 million in fiscal 2008 to $7.6 million in fiscal 2009. Pypo’s effective tax rate for fiscal 2008 was 10.3% as compared to an effective tax rate of 26.0% for fiscal 2009. The increase in income tax expenses reflects the effects of the increase in the effective tax rate and the increase in income before income taxes. Pypo’s effective tax rate increased as a result of the increase in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries and recognition of a capital gain tax of $1.1 million in connection with the disposal of Pypo’s 45% interest in Hebei Baibang.

Equity in Loss / Income of Affiliates

In fiscal 2009, Pypo reported $16,000 for its equity in the income of its affiliates, reflecting $403,000 of income associated with its 45% ownership of Hebei Baibang, which was acquired as part of Pypo’s acquisition of a 51% equity interest in Hebei Guoxun, $4,000 of income associated with its 50% ownership of Beijing Pypo Times Technology Co., Ltd., a loss of $339,000 associated with its 50% ownership of Beijing Yipai-top Communication Technology Co., Ltd., and the amortization of the difference between Pypo’s basis in the investment in Hebei Baibang and Pypo’s share of the underlying net assets of Hebei Baibang of $52,000. In fiscal 2008, Pypo reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times Technology Co., Ltd.

Hebei Baibang engages in the retail sales of mobile phones and in providing after-sales service for mobile phones. In December 2008, Hebei Guoxun disposed of its 45% ownership interest in Hebei Baibang in exchange for the existing operations of providing after-sales services for mobile phones in certain of Hebei Baibang’s retail shops. See Note 12 of the notes to Pypo’s audited consolidated financial statements for fiscal 2009.

Minority Interests

The minority interest in the net income of Pypo’s partially-owned consolidated subsidiaries was $1.6 million in fiscal 2009. The increase in minority interest’s share in net income in fiscal 2009 was due to the acquisitions of Hebei Guoxun, Henan Xinya, Kunming Golden Broadway, Jiangsu Guanzhilin and Inner Mongolia Zhongyu, in each of which Pypo has only a 51% equity interest.

Pypo had a minority interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008. This loss was attributable to the expenses incurred by Beijing Dongdian, Pypo’s 90% owned subsidiary, in developing Pypo’s e-commerce website.

Net Income

As a result of the foregoing, Pypo’s net income decreased $10.1 million, or 33.4%, from $30.2 million in fiscal 2008 to $20.1 million in fiscal 2008.

Fiscal Year Ended March 31, 2008 Compared to Fiscal Year Ended March 31, 2007

Net Revenues

Net revenues were $378.3 million in fiscal 2008, an increase of $84.1 million, or 28.6%, compared to net revenues of $294.2 million in fiscal 2007. The increase in net revenues resulted primarily from growth in revenues from the distribution of mobile phones from $285.5 million in fiscal 2007 to $364.6 million in fiscal 2008, which was mainly attributable to a 26.9% increase in the total volume of mobile phones sold, offset by a 7.6% decrease in average selling prices.

The number of Samsung mobile phones sold represented 99.3% of total mobile phone units sold in fiscal 2008. The average selling prices of Pypo’s Samsung mobile phones at the lower end of the product line declined by 36.8% and accounted for 35.1% of Pypo’s total volume of mobile phones sold in fiscal 2008. The decline in average selling prices of Pypo’s Samsung mobile phones at the lower end of its product line resulted from yearly price reductions for mature technology, as well as price reductions implemented to reduce inventories.

Samsung mobile phones in the mid- to high-end of Pypo’s product line, which constituted 64.9% of mobile phone volume in fiscal 2008, did not have higher average selling prices in fiscal 2008 as compared to fiscal 2007. Units sold in the mid- to high-end of the product line increased 32.9% in fiscal 2008.

Net revenues from the distribution of notebooks and peripheral products in fiscal 2008 increased $4.9 million, or 56.0%, to $13.6 million, as compared to $8.7 million for fiscal 2007. Such increase was mainly attributable to increased sales volume of Secure Digital cards and Samsung UMPCs.

Net revenues in fiscal 2008 exclude $108.2 million of net value-added taxes collected from customers, $3.8 million for sales returns and $41.5 million for price protection expenses to retailers.

Cost of Revenues

Costs of revenues increased $69.3 million, or 28.0%, from $247.4 million in fiscal 2007 to $316.7 million in fiscal 2008, principally due to higher net revenues during the year.

Gross Profit

Gross profit was $61.5 million in fiscal 2008, an increase of $14.7 million, or 31.4%, as compared to gross profit of $46.8 million in fiscal 2007. The gross profit percentage increased from 15.9% in fiscal 2007 to 16.3% in fiscal 2008. Vendor reimbursements treated as a reduction of costs of revenues decreased from $24.3 million in fiscal 2007 to $9.1 million in fiscal 2008. This increase in gross profit percentage is principally due to increased sales in fiscal 2008 of two mobile phone models with higher profit margins.

Other Operating Income

Pypo’s other operating income increased by $59,000, or 58.4%, from $101,000 in fiscal 2007 to $160,000 in fiscal 2008. Such increase was mainly attributable to increases in income from repairs and other maintenance services.

Selling and Distribution Expenses

Selling and distribution expenses decreased by $1.4 million, or 7.9%, from $17.0 million in fiscal 2007 to $15.6 million in fiscal 2008, due primarily to a decrease in Pypo’s promotional expenses, which resulted primarily from a 22.9% reduction in the number of sales promoters to improve efficiency. This decrease, however, was partially offset by a 21.2% increase in the average salaries of sales promoters. In addition, promotional expenses decreased because of a $3.1 million decrease (from $5.5 million in fiscal 2007 to $2.4 million in fiscal 2008) in promotional reimbursements from vendors. Promotional expenses were 48.1% and employee salaries were 22.8% of total selling and distribution expenses in fiscal 2008, compared to 55.1% and 20.0% of total selling and distribution expenses in fiscal 2007, respectively.

General and Administrative Expenses

Pypo’s general and administrative expenses decreased by $1.3 million, or 12.8%, from $10.2 million in fiscal 2007 to $8.9 million in fiscal 2008, due primarily to a decrease in office rental expenses following Pypo’s relocation to a newly purchased office in June 2006. Office rental expenses constituted 6.7% of general and administrative expenses in fiscal 2008, compared to 10.0% of general and administrative expenses in fiscal 2007. Employee salaries, which constituted 38.5% of general and administrative expenses in fiscal 2008, did not change materially from fiscal 2007.

Income from Operations

As a result of the foregoing factors, Pypo’s income from operations increased by $17.4 million, or 87.9%, from $19.8 million in fiscal 2007 to $37.2 million in fiscal 2008. Margins for income from operations have increased year-on-year and were 6.7% and 9.8% for fiscal 2007 and fiscal 2008, respectively.

Non-Operating Expenses

Other Income (Loss), Net. Pypo’s other loss increased to $674,000 in fiscal 2008 from $48,000 in fiscal 2007, primarily due to a foreign currency exchange loss incurred by Beijing Pypo while holding cash deposits in U.S. dollars. In fiscal 2008, Beijing Pypo received an intercompany investment from Pypo Cayman of $81.0 million, which is comprised of proceeds from the $90.0 million equity investment made by ARC Capital in Pypo Cayman in November 2007. As a result of PRC regulations limiting the pace of Beijing Pypo’s conversion of the U.S. dollars into RMB, Beijing Pypo recorded an exchange loss representing the decline in value of the U.S. dollar against the RMB over the period required to complete the RMB conversion of such intercompany investment.

Interest Income. Pypo’s interest income increased $200,000, or 38.5%, from $520,000 in fiscal 2007 to $720,000 in fiscal 2008. Pypo had average bank deposits of $41.0 million in fiscal 2008, bearing an average interest rate of 1.76%, compared to average bank deposits of $27.9 million in fiscal 2007, bearing an average interest rate of 1.86%.

Interest Expense. Pypo’s interest expenses decreased $0.2 million, or 4.6%, from $3.8 million in fiscal 2007 to $3.6 million in fiscal 2008 due to Pypo’s lower average amount of notes payable outstanding during the year. Pypo had average outstanding borrowings of $56.9 million, bearing an average interest rate of 6.34%, in fiscal 2008, as compared to average outstanding borrowings of $71.2 million, bearing an average interest rate of 5.30%, in fiscal 2007.

Income Tax Benefit (Expense)

Pypo’s income tax expenses increased $1.4 million, or 61.4%, from $2.1 million in fiscal 2007 to $3.5 million in fiscal 2008. The increase in income tax expenses was mainly due to higher amounts of taxable income earned in fiscal 2008. Pypo’s effective tax rate decreased from 13.0% in fiscal 2007 to 10.3% in fiscal 2008. Pypo’s effective tax rate decreased in fiscal 2008 as a result of the decrease in applicable tax rates (including the effects of preferential tax treatment and tax exemptions) for certain of Pypo’s subsidiaries.

Equity in Loss of an Affiliate

In fiscal 2008, Pypo reported a $13,000 loss associated with its 50% ownership of Beijing Pypo Times Technology Co., Ltd. The carrying value of Pypo’s investment in such entity decreased from $356,000 as of April 1, 2007 to $343,000 as of March 31, 2008 due to such loss.

Minority Interests

Pypo had a minority interest in net loss of consolidated subsidiaries of $60,000 in fiscal 2008. This loss was attributable to the expenses incurred by Beijing Dongdian, Pypo’s 90% owned subsidiary, in developing Pypo’s e-commerce website.

Net Income

As a result of the foregoing, Pypo’s net income increased $15.8 million, or 110.6%, from $14.4 million in fiscal 2007 to $30.2 million in fiscal 2008.

Liquidity and Capital Resources

Pypo’s principal source of liquidity has been cash generated by its operations and financing activities and, in fiscal 2007, cash flows from investing activities. These sources of cash flows, together with cash balances and short-term investments on hand at April 1, 2008, were used to finance Pypo’s acquisitions and other investing activities during fiscal 2009. The use of the cash balances and short-term investments on hand at April 1, 2008 led to a $29.1 million decrease in cash and cash equivalents during fiscal 2009. As of March 31, 2007, March 31, 2008 and March 31, 2009 Pypo held $8.4 million, $62.6 million and $33.5 million, respectively, in cash and cash equivalents.

On January 30, 2009, Pypo HK entered into a term facility agreement with the Netherlands Development Finance Company, or FMO, pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR 15,000,000, or the Facility. Pypo HK may request up to three loans under the Facility and Pypo HK shall repay the loans in three equal annual installments of EUR 5,000,000, commencing August 15, 2014. The loans are guaranteed by Pypo Cayman and secured by a first priority security pledge on the shares Pypo Cayman holds in Pypo HK, and the equity interest Pypo HK holds in Pypo Beijing. Given the increasing difficulty of obtaining credit at favorable rates and costs, Pypo established the Facility to secure funds at a rate that is lower than most of Pypo’s existing loans with PRC banks and to develop a relationship with FMO.

On February 17, 2009, Pypo HK drew down the full amount from the Facility. Pypo expects to use proceeds from the Facility to finance capital expenditures, working capital, expansion plans in central, Western and rural regions of the PRC, and to fund general corporate purposes. Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate, or EURIBOR, plus 300 basis points. At maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid if interest on the Facility had been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility. Pypo HK is required to make semi-annual interest payments under the Facility.

Notwithstanding the foregoing, if any Pypo Entity or MK Cayman undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange, or a Qualified IPO, interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points. Pypo Hong Kong shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15,000,000, until the later of (i) date of the Qualified IPO and (ii) the date that is twelve months following the date on which Pypo HK draws down on the Facility. Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place.

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. As a result of these covenants, Pypo will be limited in the manner in which it conducts its business and may be unable to engage in certain business activities or finance future operations or capital needs. In particular, one of Pypo’s key strategies is to grow through acquisitions, joint ventures and other strategic alliances, and the Facility requires consent for any acquisitions or joint venture investments greater than EUR 4,000,000.

Pypo’s failure to comply with such covenants or an assessment that it is likely to fail to comply with such covenants could lead Pypo to seek an amendment to or a waiver of the financial covenants contained in the Facility or such alternative financing. Despite

Pypo’s belief that it could obtain an amendment if necessary, Pypo cannot assure you that it would be able to obtain any amendments to or waivers of the covenants contained in the Facility or obtain alternative financing on favorable terms. Any amendment to or waiver of the covenants may involve upfront fees, higher annual interest costs and other terms less favorable to Pypo than those currently in the Facility.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. On discovery of the breach, Pypo informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker. As at the latest practical date, those negotiations had not been concluded. Since the lender has not agreed to waive its right to demand immediate payment as at the balance sheet date, the term loan has been classified as short-term borrowings as of March 31, 2009. Pypo is confident that its negotiations with the lender will ultimately reach a successful conclusion. In any event, should the lender call for immediate repayment of the loan, Pypo believes that adequate alternative sources of finance are available to ensure that there is no threat to the continuing operations of the Group.

Pypo’s cash consists of cash on hand and bank deposits denominated in RMB, U.S. dollars and Hong Kong dollars. Pypo’s principal uses of cash have been to fund working capital requirements, to purchase office space and office equipment, and to make acquisitions. In addition to these expenditures, in September 2008, Pypo approved a dividend of RMB120.0 million ($17.6 million calculated at the September 2008 exchange rate of 6.8 RMB to one U.S. dollar). Pypo paid RMB 80.0 million of this dividend on November 4, 2008 ($11,673,341 at the exchange rate at such time) and RMB 40.0 million of this dividend on November 10, 2008 ($5,846,392 at the exchange rate at such time).

Pypo believes that its current cash and cash equivalents will be sufficient to meet its anticipated cash needs of Pypo for at least the next twelve months, including working capital, planned capital expenditures, planned acquisitions of six retail chains and the dividend described above. Pypo may, however, require additional cash due to changing business conditions or other future developments, including any unanticipated investments or acquisitions Pypo may pursue.

If Pypo’s existing cash is insufficient to meet its requirements, Pypo may seek to sell additional equity or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts Pypo needs or on terms acceptable to Pypo. The sale of additional equity securities, including convertible debt securities, would dilute Pypo’s earnings per share. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict Pypo’s operations and ability to pay dividends to shareholders, among other restrictions. If Pypo is unable to obtain additional equity or debt financing as required, its business and financial condition may suffer.

The global economic downturn has negatively impacted the retail sector and the market for the distribution of wireless telecommunications products in China. This has been evidenced by weaker demand with respect to Pypo’s high end product line. Although Pypo cannot predict the impact of the global economic downturn on the wireless device industry, further deterioration in economic conditions would negatively impact Pypo’s revenue, financial conditions, results of operations and liquidity.

Cash Flows — Summary

The following table sets forth a summary of Pypo’s cash flows for the periods indicated:

	Year Ended March 31,
In US$ millions	2007	2008	2009
Net cash (used in) generated from operating activities	$(8.5)	$(12.0)	$21.3
Net cash generated from (used in) investing activities	6.5	(34.3)	(75.2)
Net cash generated from financing activities	5.4	95.3	22.1

Net increase (decrease) in cash and cash equivalents	3.4	49.0	(31.8)
Cash and cash equivalents at the beginning of the year	4.9	8.4	62.6
Effect of exchange rate changes on cash	0.1	5.2	2.7

Cash and cash equivalents at the end of the year	$8.4	$62.6	$33.5

Cash Flows — Operating activities

Cash flow generated from operating activities increased to $21.3 million in fiscal 2009 from cash flow used in operating activities of $12.0 million in fiscal 2008, despite a decrease in net income to $20.1 million in fiscal 2009 from $30.2 million in fiscal 2008. The positive $33.3 million change in operating cash flows reflected the cash flows provided by a $22.1 million increase in accounts payable, a $8.0 million decrease in inventories, due primarily to an effort to improve the overall aging of inventory, a $7.0 million decrease in notes receivable, a $6.1 million increase in notes payable, and a $5.2 million increase in taxes payable. These operating cash inflows were partially offset by a $14.3 million increase in accounts receivable, due primarily to increased sales in fiscal 2009, a $9.7 million increase in other receivables and a $12.6 million increase in receivable from a vendor. The increase in accounts payable was a result of one month credit term extended by Samsung, while the increase in the receivables from a vendor resulted primarily from increased reimbursements from Samsung for promotional activities.

Cash flow used in operating activities increased to $8.5 million in fiscal 2007 from $3.8 million in 2006, despite an increase in net income from $13.1 million in fiscal 2006 to $14.4 million in fiscal 2007. The increase in cash used in operating activities was due primarily to a $24.8 million increase in receivables from a vendor in fiscal 2007, partially offset by a $19.2 million decrease in inventories and a $1.1 million decrease in notes receivable, due principally to lower net revenues and a reduction of inventory levels as a result of decreased sales in fiscal 2007. The increase in the receivables from vendors was the result of reimbursements from Samsung for promotional activities, the promotion of certain products and awards for Pypo’s achievement of purchase targets.

Cash Flows — Investing activities

Net cash used in investing activities in fiscal 2009 was $75.2 million, primarily attributable to a $39.4 million expended for Pypo’s acquisition of interests in six mobile phone retailers, a $27.0 million increase in amount due from an affiliated company, a $7.2 million increase in restricted deposits to secure notes payable used to make purchases from supplier and $1.5 million increase in investment in an affiliated company, Beijing Yipai-top Communication Technology Co., Ltd.

Net cash used in investing activities in fiscal 2008 was $34.3 million, primarily attributable to a net increase of $38.8 million in amounts advanced to related parties, and $9.3 million in deposits paid in connection with Pypo’s acquisition of interests in four mobile phone retailers. These amounts were offset by a decrease in cash deposited in restricted bank accounts of $14.0 million to secure notes payable used to make purchases from suppliers. Consistent with industry practice, Pypo typically deposits into restricted bank accounts an amount in cash equal to approximately 10% to 30% of the principal amount of such notes payable, which typically have terms ranging from one to six months.

Net cash generated from investing activities in fiscal 2007 was $6.5 million, primarily attributable to a $11.5 million decrease in amounts deposited to secure notes payable used to make purchases from suppliers, offset by $6.4 million used to acquire Pypo’s Beijing office space.

Pypo’s plan to acquire retail chains in the near future may further impact cash used in investing activities.

Cash Flows — Financing activities

Net cash generated from financing activities was $22.1 million in fiscal 2009, primarily attributable to the net proceeds from short-term loans of $98.9 million, the proceeds from the term loan of $19.7 million and capital contribution in subsidiaries by minority shareholders of $6.0 million, offset by the repayment of short-term loans of $80.9 million and dividend distributions of $17.6 million.

Net cash generated from financing activities was $95.3 million in fiscal 2008, primarily attributable to the net proceeds from the private placement of Pypo’s ordinary shares to ARCH for the amount of $87.6 million, proceeds from short-term loans of $52.7 million and cash advances of $20.1 million to Pypo from related parties, offset by the repayment of short-term loans of $52.0 million and dividend distributions of $13.2 million.

Net cash generated from financing activities was $5.4 million in fiscal 2007, primarily attributable to proceeds from short-term loans of $19.4 million, partially offset by the repayment of short-term loans of $14.6 million.

Although Pypo did not have any long-term external debt financing or off-balance sheet arrangements as of March 31, 2009, any change in such financing or arrangements will impact future cash flow generated from or used in Pypo’s financing activities.

Cash Conversion Cycle

Pypo’s cash conversion cycle, which involves Pypo’s ability to invest in inventory and sell inventory and collect cash from customers, serves as an indicator of Pypo’s liquidity position. Although Pypo’s management does not regularly employ the cash conversion cycle in the day-to-day management of its business, Pypo believes that comparable companies customarily use this measure to help investors analyze a company’s liquidity position.

Pypo’s cash conversion cycle is as follows:

	Year Ended March 31,
	2007	2008	2009
Days sales outstanding in accounts receivable:	31.8	41.4	39.6
Days inventory on-hand:	45.9	40.3	36.0
Days payables outstanding in accounts payable:	49.0	26.1	25.3

Cash conversion cycle days	28.7	55.6	50.3

The cash conversion cycle is measured by the number of days Pypo requires to effect the cycle of investing in inventory, selling inventory, paying suppliers and collecting cash from customers. In accounting terms, the cash conversion cycle nets the days sales outstanding in accounts receivable, days inventory on-hand and days payable outstanding. In other words, the cash conversion cycle is calculated by subtracting the average days that accounts payable remain outstanding from the sum of the average days that accounts receivable remain outstanding and the average days inventory remains on hand. The components of the cash conversion cycle are:

•

The “days sales outstanding in accounts receivable,” which equals average accounts receivable (including notes receivable from customers) divided by average daily sales (inclusive of value-added taxes) for the relevant period.

•

The “days inventory on-hand,” which equals average inventory divided by average daily cost of revenue (adding back reimbursements, rebates and incentives received from suppliers) for the relevant period.

•	The “days payables outstanding,” which equals average accounts payable (including notes payable to suppliers) divided by average daily cost of revenue for the relevant period.

Decreases in the cash conversion cycle typically generate surplus cash for Pypo. Increases in the cash conversion cycle indicate cash consumption in the form of additional working capital.

Pypo’s cash conversion cycle decreased to 50.3 days in fiscal 2009, from 55.6 days in fiscal 2008, and increased to 55.6 days in fiscal 2008, from 28.7 days in fiscal 2007.

In fiscal 2009, the days sales outstanding in accounts receivable decreased from 41.4 to 39.6 days as Pypo continuously extended its credit terms to consumer electronics stores and large and smaller retailers. Pypo’s days sales outstanding in accounts receivable increased from 31.8 days in fiscal 2007 to 41.4 days in fiscal 2008, Pypo extended its credit terms to other smaller retailers with greater bargaining power. Pypo’s extension of credit to consumer electronics stores and large retailers in fiscal 2009, to other small retailers in fiscal 2008, and to new customers in fiscal 2007, and the resulting increase in the days sales outstanding in accounts receivable from fiscal 2007 to fiscal 2009, did not result in any material increase in credit losses.

Days inventory on-hand decreased from 40.3 days in fiscal 2008 to 36.0 days in fiscal 2009 as a result of improvement on the overall aging of inventory in fiscal 2009. Pypo’s days inventory on-hand decreased from 45.9 days in fiscal 2007 to 40.3 days in fiscal 2008 as a result of better inventory control and a reduction of advance ordering time from approximately thirteen weeks in fiscal 2007 to approximately three weeks in fiscal 2008.

Days payables outstanding in accounts payable were 49.0 days in fiscal 2007, 26.1 days in fiscal 2008 and 25.3 days in fiscal 2009. This measure varied depending primarily on the days payables outstanding in notes payable by suppliers in each period.

Capital Expenditures

Pypo incurred capital expenditures of $6.4 million, $0.2 million and $1.1 million for fiscal 2007, fiscal 2008 and fiscal 2009, respectively. Pypo’s capital expenditures have been used primarily to purchase office space, office equipment and automobiles. The higher capital expenditures in fiscal 2007 resulted primarily from Pypo’s purchase of office space in Beijing.

For the fiscal year ending March 31, 2010, or fiscal 2010, Pypo estimates its capital expenditures will be approximately $20.4 million for the acquisitions of retail businesses and $3.0 million for the purchase of fixed assets. For the fiscal year ending March 31, 2011, or fiscal 2011, Pypo expects that its capital expenditures will be approximately $10.0 million for the acquisition of retail businesses and $2.9 million for the purchase of fixed assets. Expected capital expenditures for acquisitions are higher in fiscal 2010 than in fiscal 2011, because in fiscal 2010 Pypo expects to consummate and integrate the operations of the retail chains it purchased in fiscal 2009. Based on current estimates, Pypo believes that existing cash on hand and cash flow from operations will be sufficient to operate its business and make capital expenditures. Pypo bases this belief on assumptions regarding future operating performance, which are described in “Factors Affecting Future Results of Operations” above. If the capital resources available to Pypo are not sufficient to finance its estimated capital expenditures, Pypo may be required to reduce the scope of its plans or extend the time required to implement them. This could have an adverse effect on Pypo.

Dividend Payable

In September 2008, Pypo approved the payment of a dividend of RMB 120.0 million (equivalent to $17.6 million calculated at an exchange rate of 6.8 RMB to one U.S. dollar) to its shareholders. Pypo paid RMB 80.0 million of this dividend on November 4, 2008 ($11,673,341 at the exchange rate at such time) and RMB 40.0 million of this dividend on November 10, 2008 ($5,846,392 at the exchange rate at such time).

Contractual Obligations

The following table sets forth Pypo’s contractual obligations as of March 31, 2009:

Amounts in US$ millions	Payment Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	There-after
Operating lease obligations	$45.2	$10.0	$17.8	$10.9	$6.5
Total	$45.2	$10.0	$17.8	$10.9	$6.5

Subsequent to March 31, 2008, Pypo has completed the acquisitions of six retail chains in Hebei, Yunnan, Henan, Hunan, Jiangsu, Shandong, Shanxi, Gansu and Inner Mongolia provinces and Shanghai. Assuming these retail chains stores are able to achieve the targeted profits in the next 3 to 4 years and no adjustment will be made to the purchase consideration in according to the terms stipulated in the purchase agreements in relation to these retail stores, the total purchase price of acquisition of these retail chains is $79.3 million of which $55.3 million has been paid as of March 31, 2009. As of March 31, 2009, the remaining payments in relation to the acquisitions which fall due in less than 1 year is $13.8 million, after 1 year and within 3 years is $10.1 million and after 3 years and within 5 years is $0.1 million.

In addition, Pypo is obligated to purchase from SanDisk mobile phone memory cards at a minimum aggregate purchase price of US$5.0 million. For more information regarding this purchase commitment, please see the section entitled “Information About Pypo — Suppliers.”

In accordance with the Facility with FMO, Pypo HK shall repay the loans in three equal annual installments of EUR5,000,000, commencing August 15, 2014. Under the Facility, Pypo HK is required to make semi-annual interest of approximately EUR 645,500 in period less than 1 year, EUR 1,291,000 after 1 year and within 3 years, EUR 1,291,000 after 3 years and within 5 years and EUR1,291,000 after 5 years, based on the current 6 month EURIBOR rate subject to an 11% annual interest rate minimum.

Other than the contractual obligations set forth above, Pypo did not have any other operating lease obligations or other contractual obligations and commitments as of March 31, 2009.

Off-Balance Sheet Arrangements

Pypo has not entered, and does not expect to enter, into any off-balance sheet arrangements. Pypo also has not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. In addition, Pypo has not entered into any derivative contracts that are indexed to equity interests and classified as shareholders’ equity. Furthermore, Pypo does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Pypo does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with it.

Inflation

According to the PRC National Bureau of Statistics, the Consumer Price Index in China increased 1.8%, 1.5%, 4.8% and 5.9% in calendar years 2005, 2006, 2007 and 2008, respectively. Inflation during those years did not have a material impact on Pypo’s results of operations. However, inflationary pressure in the current economic environment may impact Pypo’s future operations and financial performance.

Quantitative and Qualitative Disclosures about Market Risk

Foreign exchange risk

Substantially all of Pypo’s operating revenues and expenses are denominated in RMB. Pypo’s exposure to foreign exchange risk relates primarily to cash and cash equivalents denominated in U.S. dollars. Pypo does not believe that it currently has any significant direct foreign exchange risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments. Because Pypo generally receives cash flows denominated in RMB, its exposure to foreign exchange risks should be limited. However, the value of MK Cayman’s stock will be affected by the foreign exchange rate between U.S. dollars and RMB because, following the business combination, MK Cayman’s stock will be traded in U.S. dollars and MK Cayman will make any dividend payments in U.S. dollars.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 18.3% appreciation of the RMB against the U.S. dollar from July 21, 2005 to September 30, 2008. Significant international pressure on the PRC government to adopt an even more flexible currency policy could result in a further and more significant appreciation of the RMB against the U.S. dollar.

To the extent that Pypo needs to convert U.S. dollars it receives from the business combination into RMB for operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount it receives from the conversion. Conversely, if Pypo decides to convert RMB denominated cash amounts into U.S. dollars for the purpose of making dividend payments or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to Pypo. Pypo has not used, and does not expect to use in the future, any forward contracts or currency borrowings to hedge exposure to foreign currency exchange risk.

Interest Rate Risk

Pypo has not been, nor does it anticipate being, exposed to material risks due to changes in interest rates. Pypo’s exposure to interest rate risk primarily relates to the interest rates for the EUR15 million Facility entered into in January 2009 short-term loans and the interest income generated by cash in interest-bearing savings accounts. As of March 31, 2009, Pypo has EUR15,000,000 of long-term debt outstanding under the Facility which bears interest at a rate equal to the 6 month Euro interbank offered rate plus 300 basis points. At maturity, Pypo will pay an additional amount equal to the aggregate interest Pypo would have paid if interest on the

Facility had been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). In addition, as of March 31, 2009, Pypo had total short-term credit facilities amounting to $68.46 million (RMB 468 million, exchange rate: 6.8359), all of which was utilized, and the weighted average interest rate on the amounts outstanding was 6.35%. The short-term credit facilities bear interest at fixed interest rates. Pypo has not used any derivative financial instruments to hedge interest risk exposure, but may consider doing so in the future.

Recent Accounting Pronouncements

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations,” or SFAS No. 141R. The objective of SFAS No. 141R is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Pypo may not apply this statement before that date. Pypo is evaluating the impact, if any, of the adoption of SFAS No. 141R.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interest in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 defines “a noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent.” The objective of SFAS 160 is to improve the relevance, comparability and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Pypo is evaluating the impact, if any, of the adoption of SFAS 160. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In April 2008, the FASB issued FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets.” This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets.” This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. Pypo is evaluating the impact, if any, of the adoption of FSP FAS 142-3. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In November 2008, FASB ratified the consensus reached by the Task Force in EITF Issue 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of SFAS 141R and SFAS 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for fiscal years and interim periods beginning on or after December 15, 2008, and interim periods within those fiscal years. This issue shall be applied prospectively. Pypo is evaluating the impact, if any, of the adoption of EITF 08-6. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In November 2008, the FASB ratified the consensus reached by the Task Force in EITF Issue 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Pypo is evaluating the impact, if any, of the adoption of EITF 08-7. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8).

FSP FAS 140-4 and FIN 46(R)-8 requires the public entities subject to the disclosure requirements of Statement 140 to provide financial statement users with an understanding of the following: (a) a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; (b) the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; (c) how servicing assets and servicing liabilities are reported under Statement 140; and (d) for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows. FSP FAS 140-4 and FIN 46(R)-8 also require enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; and (iv) how a company’s involvement with a VIE affects Pypo’s financial position, financial performance and cash flows. This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008, and had no impact on Pypo’s financial position and results of operations.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS141(R)-1”). FSP FAS 141(R)-1 amends and clarifies FASB Statement No. 141(R), to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Pypo is evaluating the impact, if any, of the adoption of FSP FAS 141(R)-1. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In May 2009, the FASB issued SFAS No.165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are required to disclose the date through which subsequent events were evaluated, as well as whether that date is the date financial statements were issued or were available to be issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. Pypo is evaluating the impact, if any, of the adoption of SFAS 165. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: (a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and (b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. SFAS 167 is effective at the start of a company’s first fiscal year beginning after November 15, 2009. Pypo is evaluating the impact, if any, of the adoption of SFAS 167. It is not expected to have a material impact on Pypo’s financial position, results of operations and cash flows.

It also requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; and (iv) how a company’s involvement with a VIE affects Pypo’s financial position, financial performance, and cash flows. This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008 and had no impact on Pypo’s financial position and results of operations.

PYPO DIGITAL COMPANY LIMITED

Consolidated Financial Statements

For the years ended March 31, 2007, 2008 and 2009

and Report of Independent Registered Public Accounting Firm

F-i

PYPO DIGITAL COMPANY LIMITED

F-ii

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pypo Digital Company Limited

We have audited the accompanying consolidated balance sheets of Pypo Digital Company Limited and its subsidiaries (the “Group”) as of March 31, 2008 and 2009, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended March 31, 2009. Our audits also included the financial statements schedule in Schedule 1. These financial statements and the financial statement schedule are the responsibility of the Group’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Pypo Digital Company Limited and its subsidiaries as of March 31, 2008 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte Touche Tohmatsu

Hong Kong

July 7, 2009

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

		For the years ended March 31,
	Notes	2007	2008	2009
Net revenues		294,198	378,268	570,651
Cost of revenues		(247,362)	(316,732)	(500,544)

Gross profit		46,836	61,536	70,107
Other operating income		101	160	920
Selling and distribution expenses		(16,972)	(15,633)	(24,195)
General and administrative expenses		(10,160)	(8,856)	(13,879)
Impairment loss on goodwill	14	—	—	(71)

Income from operations		19,805	37,207	32,882
Others, net	5	(48)	(674)	1,254
Interest income		520	720	546
Interest expense		(3,776)	(3,604)	(5,303)

Income before income tax, equity in (loss) / income of affiliated companies and minority interests		16,501	33,649	29,379
Income tax expense	6	(2,139)	(3,452)	(7,641)
Equity in (loss) / income of affiliated companies	12	—	(13)	16
Minority interests in net loss / (income) of consolidated subsidiaries		—	60	(1,611)

Net income		14,362	30,244	20,143

Net income per share:
- Basic	7	0.08	0.14	0.07

Weighted average number of shares used in calculating net income per share:
- Basic	7	182,700,000	215,896,721	272,700,000

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

		As of March 31,
	Notes	2008	2009
ASSETS

Current assets:
Cash and cash equivalents	8	62,556	33,468
Restricted bank deposits		3,634	11,504
Accounts receivable (less allowance for doubtful accounts of $474 and $735 for 2008 and 2009, respectively)	9	58,266	72,802
Inventories		46,742	54,701
Notes receivable		10,702	2,982
Value added tax receivable		2,158	2,857
Amounts due from related parties	20(ii)	41,731	42,308
Amount due from an affiliated company	21	125	27,946
Receivable from a vendor	10	8,480	21,355
Other receivable	11	10,203	44,180
Prepayment and other assets		3,320	8,314
Deferred tax assets	6	2,270	4,866

Total current assets		250,187	327,283

Non-current assets:
Investments in affiliated companies	12	343	1,479
Property and equipment, net	13	7,874	15,694
Intangible assets	2(m)	—	19,188
Goodwill	14	—	1,977
Other assets		—	320

Total non-current assets		8,217	38,658

Total assets		258,404	365,941

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable		3,070	28,290
Notes payable	15	16,384	23,513
Provision for rebates and price protections		8,516	9,048
Advance payments from customers		7,377	4,827
Other payables and accruals	16	6,097	20,611
Income taxes payable		2,527	8,086
Amounts due to related parties	20(ii)	20,143	20,300
Amount due to an affiliated company		—	790
Short-term borrowings	15	40,604	79,457

Total current liabilities		104,718	194,922

Non-current liabilities:
Deferred tax liabilities	6	388	2,005

Total liabilities		105,106	196,927

Minority interest		649	14,453

Mezzanine Equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 and nil issued and outstanding as of March 31, 2008 and 2009, respectively)	17	85,117	—

Commitments and contingencies	22

Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 and 272,700,000 issued and outstanding as of March 31, 2008 and 2009, respectively)	17	18	27
Additional paid-in capital	17	12,082	97,190
Accumulated other comprehensive income		10,704	14,134
Retained earnings	18	44,728	43,210

Total shareholders’ equity		67,532	154,561

Total liabilities and shareholders’ equity		258,404	365,941

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

		Ordinary shares
	Notes	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Comprehensive income
Balance as of April 1, 2006		1,000	—	12,082	719	12,799	25,600

Net income		—	—	—	—	14,362	14,362	14,362

Foreign currency translation adjustments	2(d)	—	—	—	991	—	991	991

Dividends declared	19	—	—	—	—	(12,677)	(12,677)	—

Balance as of March 31, 2007		1,000	—	12,082	1,710	14,484	28,276	15,353

Net income		—	—	—	—	30,244	30,244	30,244

Foreign currency translation adjustments	2(d)	—	—	—	8,994	—	8,994	8,994

Issuance of shares to ordinary shareholders	1, 17	182,699,000	18	—	—	—	18	—

Balance as of March 31, 2008		182,700,000	18	12,082	10,704	44,728	67,532	39,238

Net income		—	—	—	—	20,143	20,143	20,143

Foreign currency translation adjustments	2(d)	—	—	—	3,430	—	3,430	3,430

Waiver of redemption rights		90,000,000	9	85,108	—	—	85,117	—

Advances to a shareholder		—	—	—	—	(4,014)	(4,014)	—

Dividends declared	19	—	—	—	—	(17,647)	(17,647)	—

Balance as of March 31, 2009		272,700,000	27	97,190	14,134	43,210	154,561	23,573

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009
Cash flows from operating activities:
Net income	14,362	30,244	20,143
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation of property and equipment	338	485	912
Amortization of intangible assets	—	—	259
Allowance for doubtful accounts	386	100	273
Provision for inventories	—	450	100
Loss on disposal of property and equipment	75	11	7
Exchange loss / (gain)	3	787	(1,140)
Equity in loss / (income) of affiliated companies	—	13	(16)
Minority interests	—	(60)	1,611
Impairment loss on goodwill	—	—	71
Gain on disposal of equity method investment	—	—	26
Changes in operating assets and liabilities:
Accounts receivable	(3,957)	(24,949)	(14,254)
Inventories	19,249	(20,633)	8,040
Notes receivable	1,066	(9,851)	7,030
Value added tax receivable	1,873	331	219
Receivable from a vendor	(24,809)	18,936	(12,648)
Other receivable	900	(678)	(9,741)
Prepayment and other assets	(2,548)	1,115	(2,566)
Accounts payable	522	2,309	22,108
Notes payables	(18,904)	(12,110)	6,077
Provision for rebates and price protections	2,313	(3,572)	304
Advance payments from customers	(2,416)	4,279	(2,627)
Other payables and accruals	1,896	(838)	(6,755)
Income taxes payable	1,213	1,135	5,245
Changes in deferred taxes	(88)	438	(1,421)

Net cash (used in) / provided by operating activities	(8,526)	(12,058)	21,257

Cash flow from investing activities:
Restricted bank deposits	11,464	13,995	(7,160)
Increase in amount due from an affiliated company	—	(125)	(27,028)
Purchase of property and equipment	(6,364)	(242)	(1,091)
Proceeds from disposal of property and equipment	59	13	15
Net proceeds received from disposal of subsidiaries	—	472	979
Net cash paid for acquisition of equity interest of subsidiaries, net of cash acquired of $7,317	—	—	(39,426)
Amounts due from related parties	1,367	(38,803)	—
Short term investments	—	—	(47,983)
Maturity of short term investments	—	—	47,983
Deposits paid for acquisition of entities	—	(9,251)	—
Investments in affiliated companies	—	(356)	(1,464)

Net cash provided by / (used in) investing activities	6,526	(34,297)	(75,175)

PYPO DIGITAL COMPANY LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009
Cash flow from financing activities:
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	—	87,617	—
Proceeds from issuance of ordinary shares	—	18	—
Proceeds from short-term borrowings	19,395	52,688	98,851
Proceeds from term loan	—	—	19,708
Repayment of short-term borrowings	(14,611)	(51,976)	(80,918)
Cash injection in subsidiaries by minority shareholders	624	—	6,012
Amounts due to related parties	—	20,143	146
Advances to a shareholder	—	—	(4,014)
Dividends to ordinary shareholders	—	(13,204)	(17,647)

Net cash provided by financing activities	5,408	95,286	22,138

Net increase / (decrease) in cash and cash equivalents	3,408	48,931	(31,780)

Cash and cash equivalents:
At beginning of year	4,861	8,447	62,556
Effect of foreign exchange rate change	178	5,178	2,692

At end of year	8,447	62,556	33,468

Supplemental disclosure of cash flow information
Cash paid during the year for:
Income tax expense	(2,076)	(4,368)	(2,447)
Interest paid	(3,776)	(3,604)	(5,189)

Supplemental schedule of non-cash investing activities
Acquisition of repair and maintenance business		—	2,237

The accompanying notes are an integral part of these consolidated financial statements.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Organization and Principal Activities

Pypo Digital Company Limited (the “Company”) was incorporated under the laws of the Cayman Islands as a limited liability company on October 3, 2007. The Company and its subsidiaries and variable interest entity (collectively the “Group”) are principally engaged in the provision of wholesale distribution of mobile phones, notebooks and other peripherals in the People’s Republic of China (“PRC”). In current year ended March 31 2009, the Company, through its variable interest entity (“VIE” or “VIE subsidiary”), Beijing Feijie Investment Co., Ltd. (“Beijing Feijie”) acquired retail chain stores (see Note 4 for details) during the year ended March 31, 2009 and thereafter started its retail sales of mobile phones and other peripherals and provision of after-sales services for mobile phones.

On October 15, 2007, Pypo Holdings (HK) Company Limited (“Pypo HK,” the wholly owned subsidiary of the Company) acquired 100% equity interest in Beijing Pypo Technology Group Company Limited (“Pypo Beijing”) from its shareholders by issuing a promissory note. Such promissory note was settled on November 14, 2007, by the Company issuing 91,349,500 ordinary shares at $0.0001 per share each to Pypo Beijing’s two equal shareholders (total of 182,699,000 shares issued). The transfer of assets and liabilities were recorded at Pypo Beijing’s historical cost basis as both Pypo Beijing and the Company are under common control and accordingly, all shares and per share data has been restated to give retroactive effect to this transaction (the “Reorganization”).

ARCH Digital Holdings Limited (“ARCH Digital”), the Company, and its shareholders entered into the equity subscription agreement on October 15, 2007 (“Equity Subscription Agreement”), pursuant to which ARCH Digital acquired a 33% equity interest in the Company at a purchase price of $90,000. Pursuant to the Equity Subscription Agreement, ARCH Digital is entitled to redeem all its purchased shares under certain performance conditions, and accordingly, these redeemable shares were classified as mezzanine equity in 2008. Arch Digital waived this redemption right in fiscal 2009 and thereafter such shares were re-classified from mezzanine equity to ordinary shares (see Note 17 for details).

Contractual arrangements between Pypo Beijing and Beijing Feijie (“Contractual arrangements”)

PRC regulations currently limit foreign ownership of companies that provide wholesale or retail services with more than 30 chain stores. The Group operates it wholesale business through Pypo Beijing. To comply with these regulations, the Group conducts its activities in the retail chain store sector through its consolidated VIE subsidiary, Beijing Feijie, a company established in Beijing, the PRC on November 13, 2007.

The Company, through its wholly owned subsidiary Pypo Beijing, loaned RMB10 million (equivalent to $1,300) to the Chief Executive Officer (“CEO”) and a second employee of the Group, for the sole purpose of funding Beijing Feijie. The CEO and the second employee each acquired 50% of the equity interest of Beijing Feijie on November 30, 2007 with the proceeds of the loan. On December 26, 2007, Pypo Beijing, entered into an Exclusive Technology Consulting and Service Agreement (“Service Agreement”) with Beijing Feijie, under which the Company provides technical and consulting services to Beijing Feijie in exchange for service fees from Beijing Feijie. As a collateral security for the prompt and complete performance of the obligations of Beijing Feijie under the above various contractual arrangements and the loan made to the shareholders of Beijing Feijie, the respective shareholders of Beijing Feijie have entered into an equity pledge agreement (the “Equity Pledge Agreements”) on December 26, 2007 with Pypo Beijing, pursuant to which they agreed to pledge all their respective rights and interests, including voting rights, in Beijing Feijie in favour of Pypo Beijing. On the same date, trust agreements were signed by the shareholders of Beijing Feijie granting all their rights as shareholders, including control of earnings distributions, to Pypo Beijing. In addition, on December 26, 2007, the respective shareholders of Beijing Feijie signed an exclusive call option agreement (the “Exclusive Call Option Agreements”) with Pypo Beijing, agreeing to sell to the Company’s wholly owned subsidiaries, and the Company has an exclusive, irrevocable and unconditional right to purchase, or cause the Company’s designated party to purchase, from such shareholders, at the Company’s sole discretion part or all of the shareholders’ equity interests in Beijing Feijie when and, to the extent that, applicable PRC Law permits the Company to own part or all of such equity interests in Beijing Feijie. According to the Exclusive Call Option Agreements, the purchase price to be paid by the Company to the shareholders of Beijing Feijie will be the minimum amount of consideration permitted by applicable PRC Law at the time when such share transfer occurs.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Expressed in USD thousands, except share, per share data or stated otherwise)

1.	Organization and Principal Activities - continued

The Company is the primary beneficiary of Beijing Feijie through the Service Agreements and its control over earnings distributions by Beijing Feijie. The agreements described above provided for effective control of Beijing Feijie to be transferred to the Group on December 26, 2007. Beijing Feijie had no operating activity prior to entering into these agreements with the Group. As a result, the consolidated financial statements reflect the consolidation of Beijing Feijie starting from December 26, 2007.

In May 2008, Beijing Feijie completed an acquisition of 51% of equity interest in Hebei Guoxun Huifang Telecommunications Equipment Co., Ltd. (“Hebei Guoxun”) and its affiliated companies. In August 2008, Beijing Feijie completed acquisitions of 51% equity interest in each of Henan Xinya Telecommunications Equipment Co., Ltd (“Henan Xinya”) and Kunming Golden Broadway Technology Development Co., Ltd (“Kunming Golden Broadway”). In October 2008, Beijing Feijie completed acquisitions of 51% equity interest in Jiangsu Guanzhilin Mobile Phones Hypermarket Co., Ltd. (“Jiangsu Guanzhilin”) and 100% interest in Hunan Feon Telecommunications Technology Co., Ltd. (“Hunan Feon”). In December 2008, Beijing Feijie completed acquisitions of 51% equity interest in Inner Mongolia Chuangxin Zhongyu Shidai Mobile Phones Marketing & Management Co., Ltd. (“Inner Mongolia Zhongyu”) and 100% equity interest in the repair and maintenance business. These newly acquired subsidiaries are in the retail and after-sales services businesses for mobile phones. See Note 4 for details of acquisitions.

The total assets, liabilities, net assets, net revenues, operating costs and expenses and net (loss) / income of Beijing Feijie are as follows:

	As at and for the year ended March 31,
	2008	2009
Total assets	29,017	143,101
Total liabilities (excluding minority interests)	(27,593)	(125,866)

Net assets	1,424	17,235
Minority interests	—	(14,453)

	1,424	2,782

Net revenues	—	163,491
Operating costs and expenses	(1)	(160,556)

(Loss) / income before minority interests	(1)	2,935
Minority interests in net income	—	(1,618)

Net (loss) / income	(1)	1,317

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

(b)	Principles of consolidation

The consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIE subsidiary for which the Company is the primary beneficiary (collectively, the “Group”). All transactions and balances among the Company, its subsidiaries and VIE subsidiary have been eliminated upon consolidation. Investments in equity securities of entities over which the Company can exercise significant influence are accounted for using the equity method of accounting.

(c)	Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Group’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. On an ongoing basis, management reviews its estimates, including those related to realization of inventories, depreciable lives and residual values of long-lived assets, the recoverability of the carrying values of long-lived assets, useful lives and impairment of acquired intangible assets, impairment of goodwill, income tax provisions, valuation allowance for deferred tax assets and the determination of provision for rebates and price protection. Changes in facts and circumstances may result in revised estimates.

(d)	Foreign currency transactions

The functional and reporting currency of the Company is in the United States dollar (“USD”, “$”). The financial records of the Company’s subsidiaries and VIE are maintained in Renminbi (“RMB”) or in Hong Kong dollar (“HKD”). All assets and liabilities are translated at the rates of exchange quoted by the People’s Bank of China at the balance sheet date, except for the share capital and statutory reserves which are translated at the historical exchange rate, and all income and expense items are translated at the average rates of exchange over the year. All exchange differences arising from the translation of subsidiaries’ financial statements are recorded as a component of accumulated other comprehensive income in the statement of shareholders’ equity and comprehensive income.

(e)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(f)	Cash and cash equivalents

Cash and cash equivalents consist of cash at bank and on hand and certificates of deposit with an initial term of less than three months when purchased, which are unrestricted as to withdrawal and use.

(g)	Restricted bank deposits

Restricted bank deposits are cash balances pledged for the facilities used to issue short-term bank borrowings.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(h)	Allowance for doubtful accounts

The Group determines the allowance for doubtful accounts when facts and circumstances indicate that the full amount of the receivable is unlikely to be collected. If the financial condition of the Group’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

(i)	Inventories

Inventories are valued at the lower of cost and market value. The value of inventories is determined using the first-in, first-out basis. The Group writes down the values of inventory for excessive, slow moving and obsolete inventories as well as inventory whose carrying value is in excess of net realizable value.

During the years ended March 31, 2007, 2008 and 2009, write downs of inventories of $nil, $450 and $100, respectively, were recognized.

(j)	Notes receivable

Notes receivable are primarily generated from sales to customers, with term exceeding 3 months but less than 1 year depending on the customer’s credit quality, and are recorded at face value. The Company does not require collateral for the notes. The Company has not and does not intend to sell these receivables. Amounts collected on notes receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

The allowance for doubtful accounts is the Company’s best estimate of the amount of credit losses in the Company’s existing notes. The allowance is determined on an individual note basis upon review of the customers’ credit quality. Management has determined that there are no impairment issues, and no respective allowance for doubtful accounts is provided on notes receivables.

(k)	Property and equipment, net

Property and equipment are recorded at cost less accumulated depreciation. The cost of major improvements and betterments is capitalized whereas the cost of maintenance and repairs is expensed in the year incurred.

Depreciation is calculated using the straight-line method over the following estimated useful lives, taking into account the assets’ estimated residual value:

Years
Buildings	50
Machinery and equipment	5
Electronic equipment	5
Motor vehicles	10
Leasehold improvements	Shorter of the term of the lease or the estimated useful lives of the assets

Management estimates the property and equipment to have a 10% residual value.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(l)	Investments under equity method

The investments in entities over which the Group has the ability to exercise significant influence are accounted for using the equity method. Under the equity method, original investments are recorded at cost and adjusted by the Group’s share of undistributed earnings or losses of these entities, by the amortization of any difference between the amount of the Group’s investment and its share of the net assets of the investee, and by dividend distributions or subsequent investments. All unrealized inter-company profits and losses are eliminated under the equity method.

When the estimated amount to be realized from the investments falls below its carrying value, an impairment charge is recognized in the consolidated statements of income when the decline in value is considered other than temporary.

(m)	Goodwill and Intangible Assets

Goodwill represents the excess of costs of businesses acquired over fair value of acquired net tangible and identifiable intangible assets. Goodwill and identifiable intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually in accordance with the provisions of FASB Statement No. 142, “Goodwill and Other Intangible Assets”.

During fiscal 2009, goodwill amounting to $1,977 is recognized through an acquisition of after-sales services for mobile phones business (see Note 4).

Identifiable intangibles are required to be determined separately from goodwill based on fair value. In particular, an intangible that is acquired in a business combination is recognized as an asset separate from goodwill if it satisfies either the “contractual-legal” or “separability” criterion. The identifiable intangible assets with finite lives are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the intangible assets’ economic lives.

The weighted average economic lives and net carrying values of the identifiable intangible assets are as follows:

		At March 31, 2009
	Weighted average economic lives	Cost	Accumulated amortization	Foreign exchange alignment	Net carrying values
Trade name	Indefinite	17,394	—	24	17,418
Non-compete agreement	3.4 - 3.7 years	517	(66)	1	452
Put options on land and buildings (Note)	3 years	247	(77)	6	176
After-sales service agreement	4.2 - 5.0 years	1,260	(116)	(2)	1,142

		19,418	(259)	29	19,188

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(m)	Goodwill and Intangible Assets - continued

Note:

The put options on the land and buildings represent the Group’s right to dispose of the land and buildings to the selling shareholder of Hebei Guoxun within three years from the date of acquisition of Hebei Guoxun with an annual increment of 15% of its fair value as of the acquisition date of Hebei Guoxun.

The identifiable intangible assets above result from the Group’s May 2008 acquisition of a 51% interest in Hebei Guoxun, its August 2008 acquisitions of 51% interests in each of Henan Xinya and Kunming Golden Broadway, its October 2008 acquisition of 51% interest in Jiangsu Guanzhilin, its October 2008 acquisition of 100% interest in Hunan Feon and its December 2008 acquisition of 51% interest in Inner Mongolia Zhongyu (the”Retail Business Acquisitions”) and its December 2008 acquisition of the after-sale service business of certain of the retail stores of Hebei Baibang Tech. Co. Ltd. (the “R&M Business”). The amounts assigned to the identifiable intangible assets of the acquired businesses as of March 31, 2009 are based on the preliminary assessment of their fair values and are subject to change pending the finalization of the valuations of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill of the acquired business of the Retail Business Acquisitions and the related periodic amortization charges for these intangible assets.

(n)	Impairment of Goodwill and Indefinite Life Intangible Assets

Goodwill is not amortized but is tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill impairment is tested using a two-step approach. The first step compares the fair value of a reporting unit to its carrying amount, including goodwill. If the fair value of the reporting unit is greater than its carrying amount, goodwill is not considered impaired and the second step is not required. If the fair value of the reporting unit is less than its carrying amount, the second step of the impairment test measures the amount of the impairment loss, if any, by comparing the implied fair value of goodwill to its carrying amount. If the carrying amount of goodwill exceeds its implied fair value, an impairment loss is recognized equal to that excess. The implied fair value of goodwill is calculated in the same manner that goodwill is calculated in a business combination, whereby the fair value of the reporting unit is allocated to all of the assets and liabilities of that unit, with the excess purchase price over the amounts assigned to assets and liabilities.

Intangible assets with indefinite lives are not amortized but are tested for impairment annually and whenever events or circumstances make it more likely than not that an impairment may have occurred. The impairment of an indefinite life intangible asset is based on a comparison of its fair value to its carrying amount. If the carrying amount of an indefinite life intangible asset exceeds its fair value, an impairment loss is recognized for the excess. The estimation of fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(o)	Impairment of long-lived tangible and finite-lived intangible assets

Long-lived assets, and finite-lived identifiable intangible assets are evaluated for impairment when events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Group reviews its long-lived tangible and finite-lived intangible assets for potential impairment based on a review of projected undiscounted future cash flows associated with these assets. When the review of projected undiscounted cash flows indicates the existence of a potential impairment, the measurement of impairment losses for assets that the Group expects to hold and use is based on the estimated fair value of the assets.

At March 31, 2008 and 2009, the carrying values of the Group’s finite-lived intangible assets are $0 and $1,770, net of accumulated amortization of $0 and $259, respectively, and are currently being amortized over three to five years. For the years ended March 31, 2007, 2008 and 2009, the Group incurred no impairment charges. The following sets forth at March 31, 2009 the amortization expense for finite-lived intangible assets the Group expects to recognize during the remained of the fiscal year ended March 31, 2009 and over next five fiscal years thereafter:

Year ending 2010	501
Year ending 2011	501
Year ending 2012	416
Year ending 2013	310
Year ending 2014	42

(p)	Deferred financing costs

Direct and incremental costs incurred in obtaining loans are capitalized and amortized over the terms of the related debt agreements using the effective interest method. At March 31, 2009, deferred financing cost of $1,006 was included in prepayment and other assets. Approximately nil, nil and $18 were amortized during the years ended March 31, 2007, 2008 and 2009.

(q)	Contingent Consideration

The Group has incorporated contingent consideration into the structure of the Retail Business Acquisitions completed in the year ended March 31, 2009. These arrangements generally result in the reduction of cash payments or transfer of shares from the sellers at nil consideration upon the acquired entities’ failure of performance targets for the periods ranging from 2 to 3 years after the acquisitions as stipulated in the acquisition agreements.

Reduction of cash payments or transfer of shares which are determined to be adjustments on purchase consideration will be accounted for as part of the purchase of the acquired entities when the outcome of the contingency is determinable beyond a reasonable doubt (see Note 4).

(r)	Performance bonus

As stipulated in the Operating and Management Agreements entered into between Beijing Feijie and the key management of Hebei Guoxun, Henan Xinya, and Jiangsu Guanzhilin, the key management of these three entities will entitle to the performance bonus upon the achievement of the performance condition: (1) operating targets for the periods ranging from 2 to 3 years after the acquisitions and (2) rendering of services for the specified period. Accruals of compensation cost for such award with a performance condition shall be based on the probable outcome of that performance condition. Compensation cost shall be accrued if it is probable that the performance condition will be achieved and shall not be accrued if it is not probable that the performance condition will be achieved. The Group has not recognized an accrual for the compensation for the year ended March 31, 2009 since the management estimate that it is probable that the performance condition could not be met.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(s)	Financial instruments

The carrying amounts of cash and cash equivalents, restricted bank deposits, notes receivable, accounts receivable, amounts due from related parties and an affiliated company, other receivable and receivable from a vendor, short-term borrowings, accounts payable, notes payable, other payables and amounts due to related parties and an affiliated company approximate their fair values due to the short-term nature of these instruments.

(t)	Fair value of financial instruments

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and enhances fair value measurement disclosure. In October 2008, the FASB issued FASB Staff Position (“FSP”) 157-3 “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP SFAS 157-3”). FSP SFAS 157-3 clarifies the application of SFAS 157 in a market that is not active, and provides guidance on the key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. Effective April 1, 2008, the Group adopted the measurement and disclosure requirements related to financial assets and financial liabilities. The adoption of SFAS 157 for financial assets and financial liabilities did not have any material impact on the Group’s results of operations or the fair values of its financial assets and liabilities.

FSP SFAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP SFAS 157-2”) delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the fiscal year beginning after November 15, 2008. The Group is currently assessing the impact that the application of SFAS 157 to nonfinancial assets and liabilities will have on its results of operations and financial position.

As of March 31, 2008 and 2009, the Group did not have any nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements, at least annually, on a recurring basis.

(u)	Mezzanine equity

Redeemable ordinary shares issued in November 2007 are classified as mezzanine equity (see Note 17).

(v)	Revenue recognition

Revenue from principal operations

The Group derives its revenue through wholesale distribution of mobile phones, notebooks and peripherals for the three years ended March 31, 2009. The Group commenced its retail business from May 2008. The Group recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability of the sales price is reasonably assured. The Group considers its customers of wholesale distribution to be the retailers and does not sell directly to end-users. The customers of the Group’s retail business are the end-users of mobile phones and peripherals. Products under warranty are shipped back to the manufacturers for repairs or exchanges and related costs incurred are borne by the manufacturers; therefore, the warranty costs incurred by the Group are insignificant.

There are three types of sales contracts for wholesale distribution: (i) sales with no right of return (which make up the majority of sales), (ii) sales with contractual right of return, and (iii) consigned sales.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(v)	Revenue recognition - continued

Revenue from principal operations - continued

(i)	For sales with no right of return, the Group has no contractual obligations and has not established any right of return based on its customary business practices, except for defective products under warranty. Revenue recognition generally occurs when products have been shipped, risk of loss has been transferred to the customer, and allowances for discounts, price protection, and customer rebates can be reliably estimated. Recorded revenues are reduced by these allowances. The Group bases its estimates of these allowances on historical experience, taking into consideration the type of products sold, the type of customer, and the type of transaction specific in each arrangement.

There are no customer acceptance conditions associated with the Group’s products, except related to the standards and quality of a given products.

(ii)	For sales with contractual right of returns and for consigned sales, the Company recognizes revenue at the time the products sell through the distribution channel to the end customers.

The Group presents revenue net of value added tax collected from customers at 17%, which amounted to $87,608, $108,168, and $156,142 for the years ended March 31, 2007, 2008 and 2009, respectively. Certain items: (i) sales return of $3,824, $3,799 and $7,747; and (ii) sales rebates and price protection expenses of $39,008, $41,487 and $41,273, have been deducted to present the net revenue for the years ended March 31, 2007, 2008 and 2009, respectively.

Revenue from vendor’s reimbursements

The Group receives the following types of reimbursements from its vendor:

1)	Reimbursement of promotional activities

The Group organizes marketing activities to promote the vendor’s products and the vendor compensates the Group’s costs in this regard. Upon planning each marketing activity, the Group submits marketing applications to the vendor and the vendor approves the application form, which indicates that the vendor has agreed to bear the related costs. Such reimbursements are recognized when the related marketing activities were held, as a reduction of the costs incurred, with the excess recorded as a reduction to cost of revenues. The amount of reimbursement of promotional activities recognized as reduction of expenses are $5,494, $2,356 and $23,226 of which $1,371, $347 and $11,575 are recorded as a reduction of cost of revenues for the years ended March 31, 2007, 2008 and 2009 respectively.

2)	Rebates from vendor to end customers through the Group

The vendor provides rebates to end customers through the Group. Such rebates to customers net of the related reimbursement to the Group from the vendor are recorded in revenue, and a corresponding receivable from the vendor is recorded at the time the rebates are given. The net amount of rebates from vendor to end customers is $37, $929 and $404 for the years ended March 31, 2007, 2008 and 2009 respectively.

3)	Rebates from vendor to the Group

The vendor also provides rebates to the Group to promote sales of certain products, such rebates are recorded as a reduction of cost of revenues when approved by the vendor, and the amount recognized are $22,977, $2,860 and $1,726 for the years ended March 31, 2007, 2008 and 2009 respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(v)	Revenue recognition - continued

Revenue from vendor’s reimbursements - continued

4)	Awards on purchase targets

The vendor provides certain awards to the Group when the Group’s purchases exceed a certain target within a specified period of time. As the Group lacks a demonstrated historical experience to estimate the timing and probability of earning such awards, the awards are recognized as a reduction of cost of revenues when approved by the vendor. The amount of awards earned on purchase targets are nil, $5,882 and nil for the years ended March 31, 2007, 2008 and 2009 respectively.

(w)	Shipping and handling costs

Shipping and handling costs are recorded in selling and distribution expenses as incurred. During the years ended March 31, 2007, 2008 and 2009, shipping and handling costs were $1,148, $1,069 and $1,558, respectively.

(x)	Cost of revenues

Cost of revenues primarily consists of purchase costs of mobile phones, notebooks and peripherals.

(y)	Advertising cost

Advertising expenses amounted to approximately $718, $367 and $5,512 during the years ended March 31, 2007, 2008 and 2009, respectively, and have been included as part of selling and distribution expenses.

(z)	Leases

Leases where substantially all the rewards and risks of ownership of assets remain with the leasing company are accounted for as operating leases. Other leases are accounted for as capital leases. Payments made under operating leases, net of any incentives received by the Group from the leasing company, are charged to the statements of income on a straight-line basis over the lease periods.

(aa)	Provision for rebates and price protection

Provision for rebates is made on a case by case basis according to the retailer’s sales volume of the Group’s products. The rebates include a basic amount accrued upon delivery of products to retailers and a monthly quantity bonus accrued when the retail volume reaches certain monthly levels as defined by the sales contract. As the quantity bonuses are based on the retailer’s monthly purchases, the effect of accruing the bonuses when the monthly level is reached as opposed to recording a pro-rata portion of the quantity bonus upon the sale of each qualifying unit is not material.

Provision for price protection is made when the Group decides to lower the selling price of its products. The amount of price protection varies on different product models, and the provision is determined based on an estimate of the amount of the specific inventories being held by the Group’s retailers at that time.

Rebates and price protection incurred for the year is recorded as a reduction of revenues.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(bb)	Pension and other retirement benefits

The full-time employees of the Company’s subsidiaries and VIE subsidiary that are incorporated in the PRC are entitled to staff welfare benefits, including medical care, welfare subsidies, unemployment insurance and pension benefits. These companies are required to accrue for these benefits based on certain percentages of the employees’ salaries in accordance with the relevant regulations, and to make contributions to the state-sponsored pension and medical plans out of the amounts accrued for medical and pension benefits. The total amounts charged to the statements of operations for such employee benefits amounted to approximately $1,834, $1,800 and $2,486 for the years ended March 31, 2007, 2008 and 2009, respectively. The PRC government is responsible for the medical benefits and ultimate pension liability to these employees.

The Group has no other obligation to make payments in respect of retirement benefits of the employees.

(cc)	Income taxes

Income taxes are accounted for under the liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective April 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. See Note 6 for additional information including the impact of adopting FIN 48 on the Company’s consolidated financial statements.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits and penalties, if any, in income tax expenses.

(dd)	Net income per share

Basic earnings per share are computed by dividing net income by the weighted average number of ordinary shares outstanding during the year.

(ee)	Segment reporting

The Group uses the management approach in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Group’s chief operating decision maker for making operating decisions, allocating resources and assessing performance as the source for determining the Group’s reportable segments. Management, including the chief operating decision maker, reviews operating results by product groups during fiscal 2007 and 2008. As a result of the completion of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: “distribution business” and “retail business”. Details of these operating segments are described in Note 23.

Prior to the year ended March 31, 2009, the Group had two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals”. With the change of composition of reportable segments, the year ended March 31, 2007 and 2008 comparative numbers are restated accordingly to conform to the year ended March 31, 2009 composition of its reportable segments. The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

2.	Summary of Significant Accounting Policies - continued

(ff)	Concentration of risks

The Group places its cash and cash equivalents and restricted bank deposits with financial institutions with high-credit ratings and quality.

The Group conducts credit evaluations of customers by classifying customers into national chain stores and regional distributors, each are assigned with different credit limit and approved at different management levels. If a credit limit is exceeded, the distributor will be generally required to pay all or a significant part of the amount due prior to delivery of the Group’s products. The Group reviews credit terms granted to each major customer and performs balance reconciliation with customers monthly. The Group establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. As a result of the Group’s credit evaluation, the allowance for doubtful accounts was $474 and $735 as at March 31, 2008 and 2009, respectively.

The Group purchased over 90% of its goods from a single vendor for the years ended March 31, 2007, 2008 and 2009.

(gg)	Comprehensive Income

Comprehensive income includes net income and foreign currency translation adjustments. Comprehensive income is reported in the consolidated statements of shareholders’ equity and comprehensive income.

3.	Recently issued accounting standards

In December 2007, FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). The objective of SFAS No. 141R is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Group may not apply it before that date. The Group is evaluating the impact, if any, of the adoption of SFAS No. 141R.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interest in Consolidated Financial Statements — An Amendment of ARB No. 51” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 defines “a noncontrolling interest, sometimes called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent”. The objective of SFAS 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of SFAS 160. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In April 2008, the FASB issued FSP SFAS 142-3, “Determination of the Useful Life of Intangible Assets”. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. This FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The guidance for determining the useful life of a recognized intangible asset in this FSP shall be applied prospectively to intangible assets acquired after the effective date. The Company is evaluating the impact, if any, of the adoption of FSP FAS 142-3. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recently issued accounting standards - continued

In November 2008, FASB ratified the consensus reached by the Task Force in EITF Issue 08-6, “Equity Method Investment Accounting Considerations” (“EITF 08-6”). Because of the significant changes to the guidance on subsidiary acquisitions and subsidiary equity transactions and the increased use of fair value measurements as a result of SFAS 141R and SFAS 160, questions have arisen regarding the application of that accounting guidance to equity method investments. EITF 08-6 provides guidance for entities that acquire or hold investments accounted for under the equity method. This issue is effective for fiscal years and interim periods beginning on or after December 15, 2008, and interim periods within those fiscal years. This issue shall be applied prospectively. The Company is evaluating the impact, if any, of the adoption of EITF 08-6. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In November 2008, the FASB ratified the consensus reached by the Task Force in EITF Issue 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for intangible assets acquired on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of EITF 08-7. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) after Transfers of Financial Assets and Interest in Variable Interest Entities” (FSP FAS 140-4 and FIN 46(R)-8).

FSP FAS 140-4 and FIN 46(R)-8 requires the public entities subject to the disclosure requirements of Statement 140 to provide financial statement users with an understanding of the following: a. a transferor’s continuing involvement in financial assets that it has transferred in a securitization or asset-backed financing arrangement; b. the nature of any restrictions on assets reported by an entity in its statement of financial position that relate to a transferred financial asset, including the carrying amounts of such assets; c. how servicing assets and servicing liabilities are reported under Statement 140; and d. for securitization or asset-backed financing arrangements accounted for as sales when a transferor has continuing involvement with the transferred financial assets and transfers of financial assets accounted for as secured borrowings, how the transfer of financial assets affects an entity’s financial position, financial performance, and cash flows. FSP FAS 140-4 and FIN 46(R)-8 also requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008, and had no impact on the Company’s financial position and results of operations.

In April 2009, the FASB issued FSP FAS 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP FAS141(R)-1”). FSP FAS 141(R)-1 amends and clarifies FASB Statement No. 141(R), to address application issues on initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This FSP is effective for assets or liabilities arising from contingencies in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is evaluating the impact, if any, of the adoption of FSP FAS 141(R)-1. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

3.	Recently issued accounting standards - continued

In May 2009, the FASB issued SFAS No.165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Entities are required to disclose the date through which subsequent events were evaluated, as well as whether that date is the date financial statements were issued or were available to be issued. SFAS 165 is effective for interim and annual periods ending after June 15, 2009. The Company is evaluating the impact, if any, of the adoption of SFAS 165. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 amends Interpretation 46(R) to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics: a) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance; and b) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power to direct the activities of the variable interest entity that most significantly impact the entity’s economic performance, and require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. It also amends Interpretation 46(R) to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity. SFAS 167 is effective at the start of a company’s first fiscal year beginning after November 15, 2009. The Company is evaluating the impact, if any, of the adoption of SFAS 167. It is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

It also requires enhanced disclosures about a company’s involvement in VIEs. The enhanced disclosures required by this FSP are intended to provide users of financial statements with a greater understanding of: (i) the significant judgments and assumptions made by a company in determining whether it must consolidate a VIE and/or disclose information about its involvement with a VIE; (ii) the nature of restrictions on consolidated VIEs assets reported by a company in its statement of financial position, including the carrying amounts of such assets; (iii) the nature of, and changes in, the risks associated with a company’s involvement with a VIE; (iv) how a company’s involvement with a VIE affects the company’s financial position, financial performance, and cash flows. This FSP was effective for the first reporting period (interim or annual) ending after December 15, 2008 and had no impact on the Company’s financial position and results of operations.

4.	Acquisitions

(i)	Acquisitions of Businesses

During the year ended March 31, 2009 the Group completed the following:

Company/Business name	Nature of business	Date of acquisition	Interest acquired
Hebei Guoxun	Retail sale of wireless equipment	May 1, 2008	51%
Henan Xinya	Retail sale of wireless equipment	August 22, 2008	51%
Kunming Golden Broadway	Retail sale of wireless equipment	August 28, 2008	51%
Hunan Feon	Retail sale of wireless equipment	October 21, 2008	100%
Jiangsu Guanzhilin	Retail sale of wireless equipment	October 31, 2008	51%
Inner Mongolia Zhongyu	Retail sale of wireless equipment	December 1, 2008	51%
R&M business	Provision of after sales services for wireless equipment	December 8, 2008	100%

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisitions -continued - continued

(i)	Acquisitions of Businesses - continued

The acquisitions were made by the Group in order to diversify the business of the Group and look for the opportunity of possible integration of mobile phones retail business.

Each of the acquisitions was accounted for as a purchase under Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combination”. The interests in the assets acquired and liabilities assumed were recorded at their fair values, and the results of the acquired entities’ operations were included in the Group’s consolidated results of operations from the respective dates of the acquisitions.

The acquisitions (except for the acquisition of the R&M business) were generally structured such that the total purchase price to be paid will depend on the level of profits, as defined, that the acquired entity achieves over periods ranging from 2 to 3 years after the acquisitions. A portion of the potential purchase price was paid at closing, and additional payments will be made to the sellers, or the sellers will return to the Group some or all of the payment made to date, when the level of the achievement of the profit targets is determined. Where the Group acquired less than 100% of the acquired entity, if the acquired entity fails to achieve the profit target, the seller will have the choice of either accepting a reduction of the total cash payment or transferring an additional interest in the acquired entity to the Group.

As required by SFAS No. 141, for acquisitions for which a portion of the purchase price is contingent on future results, the amount of the purchase price recorded at closing represented the sum of (i) any amount of the payments that are not contingent on the level of future profits, and (ii) that portion of the future contingent payments required to record the net tangible and identifiable intangible assets at their full fair value without any recognition of goodwill or reduction for the allocation of “negative goodwill”, if any.

The following table sets forth acquisitions for which a portion of the purchase price is contingent on future results (i) the maximum purchase prices, (ii) the amount of the purchase price recorded at the respective dates of the acquisition, (iii) the payments made as of March 31, 2009, (iv) the amount by which the purchase price payments made to date exceed the purchase price recorded at closing (as described above), which is accounted for as a deposit paid on the contingent purchase price and reflected as current asset in the Group’s consolidated balance sheet in other receivables (see Note 11) and (v) the maximum additional interest the seller could elect to transfer to the Group in lieu of accepting lower payments if the targets are not met:

Company	Maximum purchase price	Purchase price recorded at closing	Payments to March 31, 2009	Excess paid over amount recorded at closing (deposit) (see Note 11)	Maximum Additional interest seller could transfer
Hebei Guoxun	9,909	6,259	6,471	212	49%
Henan Xinya	5,746	1,978	2,298	320	49%
Kunming Golden Broadway	4,328	1,654	1,731	77	49%
Hunan Feon	10,384	4,983	5,853	870	0%
Jiangsu Guanzhilin	46,324	13,202	37,005	23,803	49%
Inner Mongolia Zhongyu	2,612	1,151	1,940	789	49%

				26,071

Effect of changes in exchange rates				(128)

Total deposits on contingent payments (Note 11)				25,943

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisitions -continued - continued

(i)	Acquisitions of Businesses - continued

For these acquisitions, if the profit targets are met and the sellers retain those payments and/or Group is required to make additional payments, such payments will be accounted for as an adjustment of the purchase price and will be recorded as goodwill. If profit targets are not met and the Group is entitled to receive the return of any portion of the payments made to date, the repayments will first reduce the deposit on the contingent payments and then will reduce the purchase price recorded at closing, which will be accounted for as a reduction in the amounts recorded for long-term tangible and intangible assets. Where the seller elects to transfer an additional interest to the Group in lieu of the reduction of the cash payments, the transfer of an additional interest will be accounted for as an equity transaction with no gain or loss to be recognized.

As part of its May 2008 acquisition of an interest in Hebei Guoxun, the Group acquired a 45% interest in Hebei Baibang Tech Co., Ltd. (“Hebei Baibang”), a company engaged in mobile phone retail sales and after-sales services. In December 2008, Hebei Guoxun disposed of its 45% equity interest in Hebei Baibang in exchange for the existing operations of providing after-sales services in certain of Hebei Baibang’s retail stores and a cash payment of $276. The Group accounted for the exchange of the 45% interest in Hebei Baibang for the R&M Business as the acquisition of a business under SFAS No. 141. The cost of the acquisition of the R&M Business was measured as the December 2008 fair value of the 45% interest in Hebei Baibang less the cash received, and the Group recorded a gain of $26 for the difference between its basis in its 45% interest in Hebei Baibang and the consideration it received. The allocation of the cost of the R&M Business, which totaled $2,237, resulted in $322 of identifiable intangible asset, consisting of after-sales agreements, $19 of net assets acquired, $81 of deferred tax liability and $1,977 of goodwill, after adjusting the acquired R&M Business tangible assets to their fair value. The intangible asset and the goodwill result principally from the excess of the fair value of the purchase price originally allocated to the 45% interest in Hebei Baibang at the time of the May 2008 acquisition of Hebei Guoxun over the Group’s share of its underlying net assets of Hebei Baibang (see Note 12).

The following table sets for the amounts of the recorded purchase prices preliminary assigned to identifiable intangible assets and goodwill, as explained on Note 2(m) and the fair value of net assets acquired. The amounts set forth below are based on the preliminary assessment of the fair values of the acquired assets and are subject to change pending the finalization of the valuation of these intangibles. The finalization of those valuations could affect the amounts assigned to the intangible assets or goodwill and the related periodic amortization charges for intangible asset.

Company	Fair value of net assets acquired	Trade name	Non-compete agreements	Put option on land and buildings	After-sales agreements	Goodwill	Deferred tax liabilities arisen on acquisitions	Purchase price recorded at closing
Hebei Guoxun	4,258	1,766	67	247	—	—	(79)	6,259
Henan Xinya	577	1,378	31	—	—	—	(8)	1,978
Kunming Golden
Broadway	731	857	36	—	51	—	(21)	1,654
Hunan Feon	1,714	2,573	41	—	887	—	(232)	4,983
Jiangsu Guanzhilin	2,911	10,037	338	—	—	—	(84)	13,202
Inner Mongolia Zhongyu	365	783	4	—	—	—	(1)	1,151
R&M Business	19	—	—	—	322	1,977	(81)	2,237

Total	10,575	17,394	517	247	1,260	1,977	(506)	31,464

Amortization period		indefinite	3.4 - 4.2 years	3 years	4.2 - 5.0 years	indefinite

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

4.	Acquisitions -continued - continued

(ii)	Acquisition of additional interest of a subsidiary

During the year ended March 31, 2009, the Company acquired additional 10% interests in Beijing Dongdian Wuxian Mobile Media Technology Co., Ltd (“Beijing Dongdian”) for a total consideration of $728 and increased its shareholdings of the entity to 100%. The consideration was allocated to the fair value of net assets acquired amounted to $657 and goodwill amounted to $71. Goodwill of $71 represented the excess of the purchase price over the estimated fair value of the net tangible assets acquired. The Company has not allocated the consideration to the identifiable intangible assets, which are non-exclusive licenses, as the management considers these to be of insignificant value. The purchase price allocation is primarily based on the management’s assessment on the fair value of each of the tangible assets acquired and liabilities assumed as of the date of acquisition.

The following unaudited pro forma consolidated financial information reflects the results of operations for the years ended March 31, 2008 and 2009, as if all the acquisitions completed during the year ended March 31, 2009 had occurred on April 1, 2007 and 2008 respectively, and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place at the beginning of the periods presented, and may not be indicative of future operating results.

	For the year ended March 31,
	2008	2009
Net sales	711,420	699,276

Net income	30,706	20,155

Earnings per share
Basic	0.14	0.07

5.	Others, net

	For the years ended March 31,
	2007	2008	2009
Foreign currency exchange (loss) / gain	(3)	(787)	1,140
Non-operating (expense) / income	(45)	(20)	10
Investment income	—	133	104

	(48)	(674)	1,254

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes

Cayman Islands

Under the current laws of Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax will be imposed.

Hong Kong

The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the current rate of taxation of 16.5% for the year ended March 31, 2009 and 17.5% for the year ended March 31, 2008 and 2007 respectively to the estimated taxable income earned in or derived from Hong Kong during the period, if applicable.

People’s Republic of China

On March 16, 2007, the National People’s Congress of China enacted the PRC Enterprise Income Tax Law (the “New Tax Law”), under which foreign invested enterprises (the “FIEs”) and domestic companies would be subject to enterprise income tax at a uniform rate of 25%. There will be a five-year transition period for FIEs, during which they are allowed to continue to enjoy their existing preferential tax treatments. Preferential tax treatments will continue to be granted to entities which conduct businesses in certain encouraged sectors and to entities otherwise classified as “high and new technology enterprises,” whether FIEs or domestic enterprises. The new tax rate has become effective on January 1, 2008. On December 6, 2007, the State Council of the PRC issued Implementation Regulations on the New Taxation Law. The New Taxation Law and Implementation Regulations have changed the tax rate from 15% to 18%, 20%, 22%, 24% and 25% for the year ending December 31, 2008, 2009, 2010, 2011 and 2012 respectively for Shenzhen PRC subsidiaries. On December 26, 2007, the State Council issued the Notice of the State Council Concerning Implementation of Transitional Rules for Enterprise Income Tax Incentives (“Circular 39”).

The deferred tax balance has been adjusted to reflect the tax rates that are expected to apply.

Pursuant to the Old Tax Law, Pypo Beijing was qualified for the preferential tax treatment as a “High Technology enterprise.” As a result of that tax treatment, a 50% tax exemption was applied for the calendar years 2006, 2007 and 2008. These exemptions were applied to the 15% profit tax rate for a High Technology Enterprise for the calendar years 2007 and 25% for the calendar year 2008. Thus, the overall tax rates for Pypo Beijing after the relevant exemption is applied to the 15% tax rate are 7.5% for the years ended March 31, 2007 and for the period from April 1, 2007 to December 31, 2007. The overall tax rate for Pypo Beijing after the exemption applied to the 25% tax rate is 12.5% for the calendar year 2008, no exemption is applied since January 1, 2009 and hence, Pypo Beijing is subject to 25% thereafter. Tax losses carried forwards, if any, would expire five years from the year when the tax losses carried forwards were recorded.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes - continued

People’s Republic of China - continued

The list below shows the tax preferential treatment of Pypo Beijing and its subsidiaries for the calendar years 2007, 2008 and 2009:

Company	Statutory tax rate 2007 & 2008	Applicable rate with preferential treatment
		2007	2008	2009
Pypo Beijing	15%	7.5%	12.5%	25%

Henan Pypo Technology Company Limited	33%	33%	25%	25%

Beijing Pypo Communication Technology Company Limited	33%	0%	0%	25%

Jilin Pypo Technology Company Limited	33%	33%	25%	25%

Hebei Pypo Digital Technology Company Limited	33%	33%	25%	25%

Shanxi Pypo Technology Company Limited	33%	33%	25%	25%

Yunan Pypo Technology Company Limited	33%	33%	25%	25%

Anhui Pypo Electronic Company Limited	33%	33%	25%	25%

Shenzhen Pypo Communication Equipment Company Limited	33%	0%	18%	20%

Cang Zhou GuoXun HuiFang Communication Equipment Ltd.	N/A	N/A	20%	20%

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions, as defined in that statement. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures.

The Group has adopted FIN 48 on April 1, 2007. Based on its FIN 48 analysis documentation, the Group has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on the technical merits, and has measured the unrecognized tax benefits associated with the tax positions. As a result of the implementation of FIN 48, the Company had approximately $436 in total unrecognized tax benefits at April 1, 2007. The Group has elected to classify interest and/or penalties relating to income tax matters within income tax expenses. The amount of penalties and interest as of March 31, 2008 is immaterial. The Group had an increase of unrecognized tax benefits of approximately $576 in connection with tax uncertainties during the year ended March 31, 2008 and the position remains unchanged during the year ended March 31, 2009. The Group does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months.

Unrecognized tax benefits balance at April 1, 2007	436
Gross increase for tax positions for the year ended March 31, 2008	576

Unrecognized tax benefits balance at March 31, 2008 and 2009	1,012

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes - continued

People’s Republic of China - continued

The unrecognized tax benefit totalled $1,012 as at March 31, 2009, of which $436 was related to the income tax provisions recognized as contingencies from periods prior to the adoption of FIN 48; and $576 of which was related to the increase of FIN 48 tax provisions for the year ended March 31, 2008.

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined, but an underpayment of tax liability exceeding RMB100,000 (approximately $14) is specifically listed as a special circumstance. In the case of a transfer pricing related adjustment, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion.

Composition of income tax expense

The current and deferred portion of income tax benefit / (expense) included in the consolidated statements of income is as follows:

	For the years ended March 31,
	2007	2008	2009
Current income tax expense	(2,227)	(3,014)	(9,056)
Deferred income tax benefit / (expense)	88	(438)	1,415

Income expense	(2,139)	(3,452)	(7,641)

Reconciliation of the differences between statutory tax rate and the effective tax rate

Reconciliation between total income tax expense and that amount computed by applying the PRC statutory income tax rate of (33% for each of the year ended March 31, 2007 and 2008 and 25% for year ended March 31, 2009) to income before taxes is as follows:

	For the years ended March 31,
	2007	2008	2009
Income before tax, equity in loss / (income) of affiliated companies and minority interests	16,501	33,649	29,379

Computed income tax expense	(5,445)	(11,104)	(7,345)
Effect of different tax rates applicable to the subsidiaries	4,169	6,235	614
Non-deductible employee’s benefits	(669)	—	—
Effect of other non-deductible expenses	(233)	(299)	(315)
Effect of non-taxable incomes	11	84	332
Effect of FIN48 unrecognized tax benefits	—	(502)	—
Change in valuation allowance	(1,193)	(745)	(763)
Effect of foreign operation	(906)	595	(147)
Effect of tax exemption and tax relief	1,913	2,427	684
Withholding income tax on dividend	—	388	(1,154)
Tax on gain from disposal of Hebei Baibang	—	—	1,106
Others	214	(531)	(653)

Actual income tax expense	(2,139)	(3,452)	(7,641)

PRC income taxes that would have been payable without tax exemption and tax relief amounted to approximately $8,221, $12,114, and $8,939 for the years ended March 31, 2007, 2008 and 2009, respectively. Accordingly, basic net income per share would have decreased to $0.05, $0.10 and $0.07, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

6.	Income taxes - continued

Reconciliation of the differences between statutory tax rate and the effective tax rate - continued

The principal components of the Group’s deferred income tax assets/liabilities are as follows:

	As at March 31,
	2008	2009
Current deferred tax assets:
Rebates provision	1,745	2,004
Sales return provision	110	110
Net operating loss carried forward	—	2,239
Allowance for doubtful accounts	—	139
Inventory provision	415	360
Others	—	14

Total current deferred tax assets	2,270	4,866

Non-current deferred tax asset:
Net operating loss carried forward	1,755	2,568
Valuation allowance	(1,755)	(2,568)

Total non-current deferred tax assets	—	—

The realization of the recorded deferred tax assets of $1,755 and $4,807 as of March 31, 2008 and 2009, respectively is dependent on generating sufficient taxable income prior to the expiration of net operating loss carried forward which will expire in year 2012 and 2013. The Group has provided a valuation allowance for the full amount of the deferred tax assets relating to the future benefit of net operating loss carried forward of certain subsidiaries and VIEs as management is not able to conclude that the future realization of those net operating loss carry forwards is more likely than not.

	As at March 31,
	2008	2009
Non-current deferred tax liabilities:
Withholding income tax on dividend	388	1,558
Intangible assets	—	447

Total non-current deferred tax liabilities	388	2,005

Under the New Tax Law, enterprises are classified as either resident or non-resident. A resident enterprise refers to one that is incorporated under the PRC law or under the law of a jurisdiction outside the PRC with its “de facto management organization” located within the PRC. Non-residential enterprise refers to one that is incorporated under the law of a jurisdiction outside the PRC with its “de facto management organization” located also outside the PRC, but which has either set up institutions or establishments in the PRC or has income originating from the PRC without setting up any institution or establishments in the PRC. Under the New Enterprise Income Tax (“EIT”) Implementation Regulation, “de facto management organization” is defined as the organization of an enterprise through which substantial and comprehensive management and control over the business, operations, personnel, accounting and properties of the enterprise are exercised. Under the New Income Tax Law and the New EIT Implementation Regulation, a resident enterprise’s global net income will be subject to a 25% EIT rate. Uncertainties exist with respect to how the new EIT Law applies to the Company’s overall operations, and more specifically, with regard to tax residency status. Additional guidance is expected to be released by the Chinese government in the near future that may clarify how to apply this standard to taxpayers. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that its legal entities organized outside of PRC should be treated as residents for New Income Tax Law purposes. Even if one or more of its legal entities organized outside of PRC were characterized as PRC tax residents, none of them had profit; therefore, no significant impact would be expected on the net current tax payable balance and the net deferred tax balance.

If the entity were to be non-resident for PRC tax purpose, dividends paid to it out of profits earned after January 1, 2008 would be subject to a withholding tax. In the case of dividends paid by PRC subsidiaries the withholding tax would be 10% and in case of a subsidiary 25% or more directly owned by residential in Hong Kong SAR, the withholding tax would be 5%,

The Company and its subsidiaries file separate income tax returns.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

7.	Net income per share

As discussed in Note 17 below, the Company was incorporated with 1,000 ordinary shares and issued 182,699,000 shares to China Bright Group Co. Ltd (“China Bright”) and Style Technology Development Limited (“Style Technology”) in connection with the Reorganization (as discussed in Note 1). For the purpose of calculating basic earnings per share as a result of the Reorganization, the number of ordinary shares used in the calculation reflects the issuance of ordinary shares as if it took place on April 1, 2006.

The calculations of basic earnings per share are computed as follows:

	For the years ended March 31,
	2007	2008	2009
Numerator:
Net income	14,362	30,244	20,143

Denominator:
Denominator for basic earnings per share - Weighted-average ordinary shares outstanding during the year	182,700,000	215,896,721	272,700,000

Basic earnings per share	0.08	0.14	0.07

As the Group has no dilutive potential common shares that are outstanding for each of the three years in the period ended March 31, 2009, no diluted earnings per share is presented.

8.	Cash and cash equivalents

Cash and cash equivalents as of March 31, 2008 and 2009 include cash balances held by the Company’s VIE subsidiary of approximately $1,671 and $19,648, respectively. These cash balances cannot be transferred to the Company by dividend, loan or advance according to existing PRC laws and regulations. However, these cash balances can be utilized by the Group for its normal operations pursuant to various agreements which enable the Group to substantially control this VIE subsidiary as described in its normal operations.

Included in the cash and cash equivalents are cash balances denominated in RMB of approximately $56,165 and $31,583 (equivalent to approximately RMB 394 million and RMB 216 million) as of March 31, 2008 and 2009, respectively.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

9.	Accounts receivable

	As at March 31,
	2008	2009
Accounts receivable	58,740	73,537
Less: Allowance for doubtful accounts	(474)	(735)

	58,266	72,802

The movement of the allowance for doubtful accounts during the years is as follow:

	As at March 31,
	2008	2009
Balance as beginning of year	368	474
Add: Current year additions	100	273
Less: Current year write-offs	(32)	(27)
Exchange realignment	38	15

Balance at end of year	474	735

10.	Receivable from a vendor

Receivable from a vendor represents the amount receivable from Tianjin Samsung Telecom Technology Co., Ltd. (“Samsung”) for various types of reimbursements as aforementioned in Note 2(v), which are accrued according to Samsung’s confirmation for compensating the Group’s related promotional costs.

11.	Other receivable

	As at March 31,
	2008	2009
Rental and utility deposits	64	1,528
Advance to staff	9	649
Deposit paid for acquiring new entities (Note i)	9,251	—
Receivable from entities owned by minority shareholders of subsidiaries (Note ii)	—	7,341
Deposits on contingent purchase prices (see Note 4)	—	25,943
Others (Note iii)	879	8,719

	10,203	44,180

Note:

i)	As at March 31, 2008, the Group through its VIE subsidiary, Beijing Feijie, paid $9,251 to the respective shareholders of non-related parties to acquire their interests in four entities which are principally engaged in retailing of mobile phones. These acquisitions have not been completed as at March 31, 2008, but have been closed as at March 31, 2009.

ii)	Except for a loan to a minority shareholder of a subsidiary amounted to $2,475 as at March 31, 2009 which is secured by a leasehold property, interest bearing at 7% per annum and repayable in July, 2009, the remaining balances are unsecured, interest free and have no fixed repayment term.

iii)	Included in this balance were advances to third parties amounted to $3,726 as at March 31, 2009 of which they are unsecured, interest free and have no fixed repayment term.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

12.	Investment in affiliated companies

The Group’s carrying amount and percentage ownership of the investment in affiliated companies as at March 31, 2009:

	As at March 31, 2008		As at March 31, 2009
	Amount	Percentage of ownership	Amount	Percentage of ownership
Beijing Pypo Times Technology Co., Ltd. (“Pypo Times”) (Note b)	343	50%	357	50%
Beijing Yipai-top Communication Technology Co., Ltd. (“Beijing Yipai-top”) (Notes b and c)	—	—	1,122	50%

	343		1,479

The Group’s equity in the (loss) / income of the affiliated companies for the years ended March 31, 2007, 2008 and 2009 was as follows:

	For the years ended March 31,
	2007	2008	2009
Equity in (loss) / income of
- Hebei Baibang (Notes a and b)	—	—	403
- Pypo Times (Note b)	—	(13)	4
- Beijing Yipai-top (Notes b and c)	—	—	(339)
Amortization of difference between basis of investment in Hebei Baibang and share of Hebei Baibang’s net assets	—	—	(52)

	—	(13)	16

Note a:

In May 2008, the Group acquired a 45% interest in Hebei Baibang as part of Beijing Feijie’s acquisition of a 51% interest in Hebei Guoxun. Pursuant to the agreement for the acquisition of Beijing Feijie’s interest in Hebei Guoxun, the Group is entitled to 55% of the income of Hebei Baibang and the selling shareholder of Hebei Guoxun has guaranteed that Beijing Feijie will receive a minimum annual profit of RMB3,500,000 for each of the year ended March 31, through March 31, 2028. Hebei Baibang was established for the purpose of engaging in provision of after sales services for mobile phones in the PRC. The Group has accounted for this investment using equity method of accounting. In December 2008, Hebei Guoxun disposed of its 45% interest in Hebei Baibang to a third party in exchange for the R&M Business with a fair value at the disposal date of $2,513 and $276 cash consideration received (also refer to Note 4). During period from May 1, 2008 to disposal date, the Group recorded its equity in the income of Hebei Baibang based on its 55% interest.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

12.	Investment in affiliated companies - continued

Note b:

The combined results of operations and financial position of these investments are summarized below:

	For the years ended March 31,
	2008	2009
Condensed statement of operations information:
Revenue	4,422	8,739
Net loss	(25)	(208)

Group’s equity in net (loss) / income of investees	(13)	16

	As at March 31,
	2008	2009
Condensed balance sheet information:
Current assets	5,563	33,095
Non-current assets	1	9

Total assets	5,564	33,104

Liabilities	4,878	30,146
Equity	686	2,958

Total liabilities and equity	5,564	33,104

Group’s share of net assets	343	1,479

Note c:

In August 2008, the Group and an individual third party formed an affiliated company, Beijing Yipai-top, which is engaged in the retail sale of wireless equipment.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

13.	Property and equipment, net

Property and equipment consisted of the following:

	As at March 31,
	2008	2009
Buildings	6,254	11,293
Leasehold improvements	384	553
Machinery and equipment	158	1,853
Electronic equipment	980	2,265
Motor vehicles	1,276	1,966

Sub-total	9,052	17,930
Less: accumulated depreciation	(1,178)	(2,236)

Property and equipment, net	7,874	15,694

	For the years ended March 31,
	2007	2008	2009
Depreciation expenses were charged to:
Selling and distribution expenses	21	54	286
General and administrative expenses	317	431	626

Total	338	485	912

14.	Goodwill

The changes in the carrying amount of goodwill from significant acquisitions are as follows:

	Retail business	Distribution business
	R&M business	Beijing Dongdian	Total
Acquisitions during the year ended March 31, 2009	1,977	71	2,048
Impairment loss	—	(71)	(71)

Balance as of March 31, 2009	1,977	—	1,977

Because the fair value of Beijing Dongdian was determined to be lower than its carrying value based on management’s current expectation that the unit will incur losses for the foreseeable future, during the year ended March 31, 2009, the Company recorded an impairment charge for the entire $71 of goodwill arising from the acquisition of Beijing Dongdian.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Borrowings

(i)	Short term borrowings and notes payable

The Group has short term credit facilities with various banks. As at March 31, 2008 and 2009, these facilities totalled approximately $43,453 and $68,462, respectively. The amounts utilized were approximately $40,604 and $59,685 at March 31, 2008 and 2009, respectively. The interest rates ranged from 6.84% to 14.07% in fiscal 2008 and 5.35% to 11.00% in fiscal 2009. The weighted average interest rate on the borrowings outstanding at March 31, 2008 and 2009 was 7.66% and 6.35%, respectively.

Of the amounts available under the short-term credit facilities above, the amounts guaranteed personally by the directors of the Company, Mr. Fei Dong Ping (“Mr. Fei”) and Mr. Zhang Kuo (“Mr. Zhang”), amounted to $5,699 and nil at March 31, 2008 and 2009, respectively. The amounts guaranteed by the related parties of the Company amounted to $37,754 and $40,960 at March 31, 2008 and 2009, respectively. The amounts of borrowings utilized from the short-term credit facilities guaranteed by Mr. Fei and Mr. Zhang, amounted to $2,849 and nil at March 31, 2008 and 2009, respectively and by the related parties of the Company amounted to $37,755 and $40,960 at March 31, 2008 and 2009, respectively.

The notes payable are used in purchases from the vendors. The duration of the notes payable is short term and generally within six months. The notes payable bear interest, charged by the relevant banks in the form of a discount at the time of issuance, and are also subject to service charges. The weighted average interest rate charged through the discounts was 4.7% and 7.0% for the fiscal years 2008 and 2009, respectively. The Group is also required to deposit 10% to 30% of the note payable amount to the bank deposit account in order to obtain a note payable. As at March 31, 2008 and 2009, the total facilities of these notes payable were approximately, $22,083 and $23,513, respectively, and the amounts utilized were approximately $16,384 and $23,513, respectively. Total facilities for the notes payable guaranteed by the related parties of the Company amounted to approximately $14,247 and $8,777 at March 31, 2008 and 2009, respectively, and the amount utilized was approximately $5,699 and $8,777 at March 31, 2008 and 2009, respectively.

As at March 31, 2009, the Group’s inventories and buildings with carrying amount of $4,179 and $9,271 respectively, were pledged as securities for certain short term credit facilities and notes payable.

(ii)	Term loan

On January 30, 2009, Pypo HK entered into a term facility agreement with the Netherlands Development Finance Company (“FMO”), pursuant to which FMO agreed to provide a term loan facility to Pypo HK in the aggregate amount of up to EUR15 million (the “Facility”). Pypo HK shall repay the loans in three equal annual installments of EUR5 million, commencing August 15, 2014. The loans are guaranteed by the Company and secured by a first priority security pledge on the shares the Company holds in Pypo HK, and the equity interest of Pypo HK holds in Pypo Beijing. On February 17, 2009, Pypo HK drew down the full EUR15 million from the Facility. Amounts outstanding under the Facility will initially bear interest at a rate equal to the 6 month Euro interbank offered rate (“EURIBOR”) plus 300 basis points. At maturity, Pypo HK will pay an additional amount equal to the aggregate interest Pypo HK would have paid if interest on the Facility had been fixed at 11% per annum during the term of the Facility (less the total amount of interest previously paid). Overdue amounts shall bear interest at a rate that is 12% higher than the rate otherwise due on the Facility. Pypo HK is required to make semi-annual interest payments under the Facility. The amount outstanding of this facility is $19,772 as at March 31, 2009, such amount is included as part of short-term borrowings on the balance sheet.

Notwithstanding the foregoing, if any of the Company’s subsidiaries and VIE subsidiary or itself undertakes a fully underwritten IPO, reverse takeover or merger on an internationally recognized stock exchange (a “Qualified IPO”), interest on the Facility will accrue at a rate equal to the 6 month EURIBOR rate plus 100 basis points. Pypo HK shall also pay FMO an additional premium representing the internal rate of return of 20% on the full amount of the Facility, or EUR 15 million, until the later of (i) date of the Qualified IPO and (ii) the date that is twelve months following the date on which Pypo HK draws down on the Facility. Pypo HK may pay 50% of this premium in shares of the listed entity in certain circumstances, depending on the exchange where the listing takes place.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

15.	Borrowings - continued

(ii)	Term loan - continued

The Facility includes covenants that, among other things, restrict Pypo HK, Pypo Beijing and their subsidiaries with respect to debt incurrence, liens, dividends, affiliate transactions, joint ventures, mergers, changes of auditors, asset sales and acquisitions. The Facility also includes certain financial covenants that, among other things, require Pypo HK to maintain minimum EBITDA and adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios.

Based on the financial position and results of Pypo HK as of and for the year ended March 31, 2009, Pypo HK breached the financial covenants for maintaining the minimum EBITDA, adjusted net income thresholds and margins, solvency ratios, leverage ratios and current ratios. On discovery of the breach, the directors of the Company informed the lender and commenced a renegotiation of the terms of the loan with the relevant banker. As at March 31, 2009, those negotiations had not been concluded. Since the lender has not agreed to waive its right to demand immediate payment as at the balance sheet date, the term loan has been classified as short-term borrowings as of March 31, 2009. Up to the date of the issue of the consolidated financial statements, the negotiations are still in progress. The directors of the Company are confident that their negotiations with the lender will ultimately reach a successful conclusion. In any event, should the lender calls for immediate repayment of the loan, the directors of the Company believe that adequate alternative sources of finance are available to ensure that there is no threat to the continuing operations of the Group.

16.	Other payables and accruals

	As at March 31,
	2008	2009
Salaries and welfares accrual	2,600	1,442
Business tax and other taxes payable	62	2,163
Success fee payable for the private placement (Note i)	2,500	—
Payables to entities owned by minority shareholders of subsidiaries (Note ii)	—	12,591
Rental payables	—	1,284
Others	935	3,131

	6,097	20,611

Note:

(i)	The success fee was payable to a financial advisor of the Company for arranging the private placement with ARCH Digital. The total success fee was $4,500, of which $2,500 had not been paid as of March 31, 2008.

(ii)	Except for a loan from a minority shareholder of a subsidiary amounted to $7,367 as at March 31, 2009 which is interest bearing at the borrowing rate of People’s Bank of China with similar maturity, the remaining balances are unsecured, interest free and have no fixed repayment term.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

17.	Capital structure

The Company’s authorized capital is $100,000, divided into 1,000,000,000 ordinary shares of par value $0.0001 each.

On October 3, 2007, the Company issued 1,000 ordinary shares at par value of $0.0001 each upon incorporation.

On November 14, 2007, in connection with the Reorganization, the Company issued 91,349,500 ordinary shares at par value of $0.0001 each to China Bright and Style Technology, (total of 182,699,000 shares issued).

On November 16, 2007, the Company issued 90,000,000 redeemable ordinary shares at par value of $0.0001 each to ARCH Digital. Pursuant to the Equity Subscription Agreement, ARCH Digital may at its sole discretion, choose but is not obligated to, terminate the purchase and request redemption of all the purchased shares if certain performance targets are not met. Upon such redemption request by ARCH Digital, the Company, Pypo Beijing and the Company’s shareholders shall have the joint and several obligation to promptly redeem the purchased shares from ARCH Digital, and as consideration thereof, to pay $90,000 to ARCH Digital within 60 days of the redemption request, in such manner (including form of payment) as satisfactory to ARCH Digital. Accordingly, these redeemable ordinary shares are classified as mezzanine equity. In June 2008, ARCH Digital waived this redemption right under the Equity Subscription Agreement and thereafter such amount was re-classified from mezzanine equity to ordinary shares ($9) and additional paid in capital ($85,108).

Upon the Reorganization, paid in capital of the Group’s subsidiaries and VIE recognized as group equity was transferred to represent the Group’s additional paid-in capital.

18.	Retained earnings, reserves and restricted net assets

The Company’s retained earnings are not restricted as to the payment of dividends except to the extent dictated by prudent business practices. There are no material restrictions, including foreign exchange controls, on the ability of its non-PRC subsidiaries to transfer surplus funds to the Company in the form of cash dividends, loans, advances or purchase. With respect to the Company’s PRC subsidiaries, there are restrictions on the payment of dividends and the removal of dividends from the PRC. On March 16, 2007, the PRC promulgated the New Tax Law by Order No. 63 of the President of the PRC (refer to Note 6 for further details of the New Tax Law).

The New Tax Law becomes effective from January 1, 2008. Prior to the enactment of the New Tax Law, when dividends are paid by the Company’s PRC subsidiaries, such dividends would reduce the amount of reinvested profits and accordingly, the refund of taxes paid might be reduced to the extent of tax applicable to profits not reinvested. Subsequent to the enactment of the New Tax Law, due to the removal of tax benefit related to reinvestment of capital in PRC subsidiaries, the Company may consider not reinvesting the profits made by the PRC subsidiaries. Payment of dividends by PRC subsidiaries to foreign investors on profits earned subsequent to January 1, 2008 will also be subject to withholding tax under the New Tax Law. In addition, pursuant to the relevant PRC regulations, a certain portion of the profits made by these subsidiaries must be set aside for future capital investment and are not distributable, and the registered capital of the Company’s PRC subsidiaries are also restricted. These reserves and registered capital of the PRC subsidiaries amounted to $125,186 and $181,775 as of March 31, 2008 and 2009 respectively. However, the Company believes that such restrictions will not have a material effect on the Group’s liquidity or cash flows.

The Group’s subsidiaries and VIE subsidiary incorporated in the PRC are required on an annual basis to make appropriations of retained earnings set at certain percentage of profit after-tax reported in their statutory financial statements prepared in accordance with the relevant accounting principles and financial regulations applicable to companies established in the PRC (the “PRC statutory financial statements”), and regulations to statutory reserve fund and statutory welfare fund. The statutory reserve fund can be used to increase the registered capital and eliminate future losses of the companies; it cannot be distributed to shareholders except in the event of a solvent liquidation of the companies. The statutory welfare fund can only be used for the collective benefits and facilities of the employees.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

18.	Retained earnings, reserves and restricted net assets - continued

The statutory welfare fund contribution percentage is subject to the discretion of the Company’s Broad of Directors. Pypo Beijing, as a wholly foreign owned enterprises incorporated in the PRC, is required to make appropriation of retained earnings equal to at least 10% of the PRC GAAP after-tax profit to the statutory reserve fund. Once the level of these funds reaches 50% of the registered capital of the respective companies, further appropriations are discretionary.

During the year ended March 31, 2007, 2008 and 2009, the Group made total appropriations to these statutory reserves of approximately $43, $2,859, and $2,179, respectively. The balance of statutory reserve was $9,378 and $11,557 as at March 31, 2008 and 2009, respectively.

Taking into account the registered capital and statutory reserve, the amount of restricted net assets of the Company’s subsidiaries were $125,186 and $181,775 as of March 31, 2008 and 2009, respectively.

	As at March 31,
	2008	2009
Registered capital of Pypo Beijing and its subsidiaries	115,808	170,218
Statutory reserves	9,378	11,557

Total	125,186	181,775

Under the relevant PRC regulations, all registered capitals of an FIE, regardless of its origins, is subject to the same restrictions on distribution to the FIE’s investors. Therefore, a part of the net proceeds raised from the Company’s issuance of redeemable ordinary shares, which were invested by the Company into Pypo Beijing as an addition to Pypo Beijing’s registered capital, are included in the computation of restricted net assets.

19.	Dividends

On April 5, 2006, the Board of Directors of Pypo Beijing approved a dividend of $12,677 (in equivalent to RMB 100 million) or $0.07 per share payable to Beijing Hengze Dongfang Investment Consulting Company Limited, a 90% shareholder of Pypo Beijing at the date of dividend declaration (the holder of the remaining 10% of Pypo Beijing at that time waived its right to its dividend). The dividend was related to Pypo Beijing’s calendar year 2005, and was paid during the year ended March 31, 2008.

In September 2008, the Board of Directors of the Company approved a dividend of $17,647 (equivalent to RMB120 million) or $0.06 per share, payable to all the Company’s shareholders. The dividend was related to Company’s calendar year 2006.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

20.	Related party transactions

Other than the Reorganization as described in Note 1, the Company has the following transactions and balances with its related parties.

(i)	Related party transactions

			For the years ended March 31,
Name of related parties	Relationship with the Company	Transaction nature	2007	2008	2009
	(Note 1)	(Note 2)

Beijing Zhiyang East Investment Consulting Co., Ltd.	a	i, iii	(1,526)	1,621	—
Beijing Dingtai Jiye Investment Co., Ltd.	a	i, iii	—	135	(146)
Beijing East Chuangzhi Technology Development Co., Ltd.	a	i, iii	3,816	—	—
Mr. Zhou Heng Yang	b	ii, iii	—	(7)	—
Beijing Shidai Tiancheng Technology Development Co., Ltd.	c	i, iii	(1,079)	805	4
Capital Ally Investments Limited (“Capital Ally”)	d	i	—	(20,000)	(4,014)
ARCH Digital	d	i	—	20,000	—
Shanghai Zhengda Jingcheng Development Co., Ltd. (“Shanghai Zhengda”)	e	i	—	(21,371)	—
GM Investment Company Limited	b	i	—	—	300

Note 1:

a)      an entity controlled by the Company’s ultimate shareholders

b)      ultimate shareholder of the Company

c)      shareholder of an affiliated company

d)      immediate shareholder of the Company

e)      a subsidiary of ARCH Digital

Note 2:	i) advance from / (to) during the year ii) staff advance (made) / repaid during the year iii) temporary advances which are unsecured, interest free and fully settled during the year

(ii)	Related party balances

	As at March 31,
	2008	2009
Due from:
Beijing Shidai Tiancheng Technology Development Co., Ltd. (Note a)	360	366
Capital Ally Investments Limited (Note b)	20,000	20,000
Shanghai Zhengda Jingcheng Development Co., Ltd. (Note b)	21,371	21,942

	41,731	42,308

Due to:
ARCH Digital (Note b)	(20,000)	(20,000)
GM Investment Company Limited (Note c)	—	(300)
Beijing Dingtai Jiye Investment Consulting Co., Ltd. (Note a)	(143)	—

	(20,143)	(20,300)

Note:

a)	The outstanding balance was unsecured, non-interesting bearing and repayable on demand. The entity is controlled by the ultimate shareholders of the Company.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

20.	Related party transactions - continued

(ii)	Related party balances - continued

Note: - continued

b)	In March 2008, the Company loaned $20.0 million to Capital Ally Investments Limited, or Capital Ally, a shareholder with 67% equity interest in the Company, to meet Capital Ally’s short-term working capital requirements. The interest-free loan originally was to mature on December, 31, 2008. As security for performance of its obligations under the $20.0 million loan, Capital Ally pledged all of its rights and interests in its 182,700,000 the ordinary shares of the Company in favor of the Company on March 10, 2008. Pursuant to the pledge agreement, Capital Ally agreed not to sell, transfer, encumber or dispose of the pledged shares. The pledge agreement terminates upon the earlier of the discharge of all obligations of Capital Ally under the loan agreement with the Company and the consummation of the business combination. In connection with the loan agreement, in March 2008, the Company and ARCH Digital entered into a fund transfer agreement. Pursuant to this agreement, Pypo Beijing, a subsidiary of the Company, made cash advances of RMB 150 million ($21.4 million at March 31, 2008 and $21.9 million as of March 31, 2009) to Shanghai Zhengda Jingcheng Development Co., Ltd., or Shanghai Zhengda, a company controlled by ARCH Digital. In consideration for the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company. The purpose of the agreement was to enable ARCH Digital to provide funding to its portfolio company, Shanghai Zhengda, to meet short-term working capital needs in light of regulatory restrictions applicable to foreign owned and controlled entities in the PRC. The advances made pursuant to the fund transfer agreement are unsecured, interest-free obligations and are payable on demand. (See Note 14).

On November 10, 2008, Capital Ally and the Company entered into the supplemental loan agreement and extended the maturity date of the loan to June 30, 2009. On the same date, ARCH Digital and the Company entered into a supplemental Funds Transfer Agreement in connection with the transfer by Pypo Beijing of RMB 150 million to Shanghai Zhengda, ARCH Digital concurrently transferred $20.0 million to the Company, which will repay the $20.0 million to ARCH Digital on or prior to June 30, 2009. In addition, the Company released Capital Ally’s pledge of its ordinary shares of the Company and the Company secured replacement collateral for the loan by entering into pledge agreements with Style Technology and GM Investment, each of whom are 50% holders of the equity interest in Capital Ally. Pursuant to these replacement pledge agreements, Style Technology and GM Investment pledged all of their respective rights and interests in the ordinary shares of Capital Ally as collateral in favor of the Company, and agreed not to sell, transfer, encumber or dispose of these pledged shares until the discharge of Capital Ally’s obligations under the loan agreement.

On June 9, 2009, the Company and Capital Ally extended the maturity date of the short-term working capital loan from Capital Ally from June 30, 2009 to September 30, 2009 in order to accommodate Capital Ally’s continuing working capital needs. Concurrently, the Company and ARCH Digital also extended the maturity date of the fund transfer advance to September 30, 2009.

The concurrent extension of the maturity date of the fund transfer advance allows the Company to utilize the $20.0 million to be received from Capital Ally as repayment under the short-term working capital loan to repay the $20.0 million the Company owes ARCH Digital under the funds transfer agreement.

c)	Amount represents interest payable to GM Investment Company Limited on behalf of Capital Ally. Amount is repayable in November 2010.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

20.	Related party transactions - continued

(iii)	During the year ended March 31, 2009, the Company made advances of $4,014 to Capital Ally. These advances are unsecured, interest-free and are repayable on demand. Such advance was classified as a receivable within equity.

(iv)	Guarantees of borrowings

As discussed in Note 15, certain short-term borrowings and notes payable are guaranteed by Mr. Fei and Mr. Zhang, and by related parties of the Company, respectively.

21.	Amounts due from (to) affiliated companies

In February 2009, Pypo Beijing made cash advances of approximately $26,770 to Pypo Times, to meet Pypo Times’s capital needs. Mr. Kuo Zhang, a director of the Company and Pypo Beijing’s current chairman of the board, and Beijing Ruizhi Jiye Investment Co., Ltd., which is beneficially owned by Mr. Zhang, guaranteed the repayment of these cash advances, which Pypo Times will repay prior to February 2010. These cash advances are interest free obligations. From January to March 2009, Pypo Beijing made additional cash advances of $1,176 to Pypo Times, to meet Pypo Times’s working capital needs. These cash advances of $1,176 are unsecured, interest-free obligations and are payable on demand. As of March 31, 2009, the total outstanding balance of these cash advances from Pypo Beijing to Pypo Times was approximately $27,946. As at March 31, 2008, balance represented cash advances to Pypo Times of $125. Amount was unsecured, non-interest bearing and repayable on demand.

As of March 31, 2009, the total outstanding balance of cash advances from Beijing Yipai-top was approximately $790. The amount was unsecured, non-interest bearing and repayable on demand.

22.	Commitments and contingencies

Operating lease agreements

The Group has entered into leasing arrangements relating to office premises that are classified as operating leases. Future minimum lease payments for non-cancellable operating leases as of March 31, 2009 are as follows:

Total
2010	9,992
2011	9,958
2012	7,795
2013	6,180
2014	4,719
Thereafter	6,571

45,215

Total rental expenses were approximately $1,112, $652 and $7,897 during the years ended March 31, 2007, 2008 and 2009, respectively, and were charged to the consolidated income statements when incurred.

There were no material capital commitments as at March 31, 2009.

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information

During the year, as a result of the acquisition of six retail sales groups, the Group has changed its reportable segment based on the types of customers receiving its products: “distribution business” and “retail business”. The “distribution business” is comprised of the Group’s wholesale distribution of mobile phones, notebooks and other peripherals to retail resellers (including those owned by the Group) of these products. The “retail business” is comprised of the Group’s interests in companies that operate retail stores that sell mobile phones, notebooks and other peripherals, and provide after-sales services. Each reporting segment derives its revenue from the sales to different types of customers, which is the responsibility of a member of the senior management of the Group who has knowledge of the business specific operational risks and opportunities. The Group’s chief operating decision maker (“CODM”) have been identified as the President and Chief Executive Officer, who reviews operating results by customer groups to allocate resources and assess performance of the Group.

Prior to fiscal 2009, the Group has two reportable segments based on its major product groups: “Mobile phones” and “Notebooks and peripherals”. With the change of composition of reportable segments, the year ended December, 2007 and 2008 comparative numbers are restated accordingly to conform to the year ended December 31, 2009 composition of its reportable segments. The change in composition of reportable segments did not have any impact on either the financial results or financial position of the Company in prior periods.

The financial information provided for the segments are based on internal management reports. The principal measurement differences between this financial information and the consolidated financial statements are the accrual basis recording, for the consolidated financial purposes, of sales rebates, price protection provisions and returns. The Group does not allocate operating expenses to individual reporting segments when making decisions about resources to be allocated to the segment and assessing its performance.

The financial information as reviewed by the Group’s CODM are as follows:

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009
Net revenues	298,398	373,364	413,393	—	—	163,491	298,398	373,364	576,884
Cost of revenues	(250,184)	(325,452)	(379,300)	—	—	(141,292)	(250,184)	(325,452)	(520,592)

	48,214	47,912	34,093	—	—	22,199	48,214	47,912	56,292

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information - continued

A reconciliation of the amounts presented for reportable segments to the consolidated totals is as follows:

	Distribution business			Retail business			Consolidated
	For the years ended March 31			For the years ended March 31			For the years ended March 31
Business segment	2007	2008	2009	2007	2008	2009	2007	2008	2009
Revenue from external customers	298,398	373,364	407,758	—	—	163,491	298,398	373,364	571,249
Inter-segment revenue	—	—	5,635	—	—	—	—	—	5,635

Total revenues per segment revenue	298,398	373,364	413,393	—	—	163,491	298,398	373,364	576,884
Reconciliation adjustments:
Provision of sales rebates and price protection (c)	(2,267)	3,377	(303)	—	—	—	(2,267)	3,377	(303)
Adjustment for sales return (d)	(1,933)	(1,670)	(699)	—	—	—	(1,933)	(1,670)	(699)
Reclassification of reimbursement and rebates from Samsung (f)	—	3,197	404	—	—	—	—	3,197	404
Inter-segment revenue (h)	—	—	(5,635)	—	—	—	—	—	(5,635)

Total consolidated net revenues, as reported	294,198	378,268	407,160	—	—	163,491	294,198	378,268	570,651

Total cost of revenues per segment cost of revenues	(250,184)	(325,452)	(379,300)	—	—	(141,292)	(250,184)	(325,452)	(520,592)
Reconciliation adjustments:
Unrealized (profit) / loss (a)	(608)	(648)	13	—	—	—	(608)	(648)	13
Adjustment for inventory write down (b)	2,473	(425)	(100)	—	—	—	2,473	(425)	(100)
Adjustment for sales returns (d)	1,474	1,623	3,471	—	—	—	1,474	1,623	3,471
Adjustment for VAT (e)	(305)	(462)	(256)	—	—	—	(305)	(462)	(256)
Reclassification of reimbursement and rebates from Samsung (f)	715	7,647	13,301	—	—	—	715	7,647	13,301
Adjustment for business tax (g)	(927)	985	(2,016)	—	—	—	(927)	985	(2,016)
Inter-segment revenue (h)	—	—	—	—	—	5,635	—	—	5,635

Total consolidated cost of revenues, as reported	(247,362)	(316,732)	(364,887)	—	—	(135,657)	(247,362)	(316,732)	(500,544)

Gross profit before reconciliation:	48,214	47,912	34,093	—	—	22,199	48,214	47,912	56,292
Reconciliation adjustments:
Unrealized (profit) / loss (a)	(608)	(648)	13	—	—	—	(608)	(648)	13
Adjustment for inventory write down (b)	2,473	(425)	(100)	—	—	—	2,473	(425)	(100)
Provision of sales rebates and price protection (c)	(2,267)	3,377	(303)	—	—	—	(2,267)	3,377	(303)
Adjustment for sales returns (d)	(459)	(47)	2,772	—	—	—	(459)	(47)	2,772
Adjustment for VAT (e)	(305)	(462)	(256)	—	—	—	(305)	(462)	(256)
Reclassification of reimbursements and rebates from Samsung (f)	715	10,844	13,705	—	—	—	715	10,844	13,705
Adjustment for business tax (g)	(927)	985	(2,016)	—	—	—	(927)	985	(2,016)
Inter-segment revenue (h)	—	—	(5,635)	—	—	5,635	—	—	—

Total consolidated gross profit, as reported	46,836	61,536	42,273	—	—	27,834	46,836	61,536	70,107

Other operating income							101	160	920
Selling and distribution expenses							(16,972)	(15,633)	(24,195)
General and administrative expenses							(10,160)	(8,856)	(13,879)
Impairment loss on goodwill							—	—	(71)

Income from operations							19,805	37,207	32,882
Others, net							(48)	(674)	1,254
Interest income							520	720	546
Interest expenses							(3,776)	(3,604)	(5,303)

Income before income tax, equity in (loss) / income of affiliated companies and minority interests							16,501	33,649	29,379
Income tax expenses							(2,139)	(3,452)	(7,641)
Equity in (loss) / income of affiliated companies							—	(13)	16
Minority interest in net loss / (income) of consolidated subsidiaries							—	60	(1,611)

Net income							14,362	30,244	20,143

Capital expenditure	(6,364)	(242)	(566)	—	—	(525)	(6,364)	(242)	(1,091)
Depreciation	(338)	(485)	(550)	—	—	(362)	(338)	(485)	(912)
Allowance for doubtful accounts	(386)	(100)	(273)	—	—	—	(386)	(100)	(273)
Write down for obsolete inventories	—	(450)	(100)	—	—	—	—	(450)	(100)
Amortization of intangible assets	—	—	—	—	—	(259)	—	—	(259)

PYPO DIGITAL COMPANY LIMITED

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - continued

(Expressed in USD thousands, except share, per share data or stated otherwise)

23.	Segment Information - continued

	Distribution business		Retail business		Consolidated
	As of March 31,		As of March 31,		As of March 31,
	2008	2009	2008	2009	2008	2009
Segment assets	258,061	228,093	—	136,369	258,061	364,462
Investment in affiliated companies	343	1,479	—	—	343	1,479

Total assets	258,404	229,572	—	136,369	258,404	365,941

Segment liabilities	105,106	160,115	—	36,812	105,106	196,927

Note (a) - To recognize the unrealized (profit) / loss on intergroup sales

Note (b) - To adjust for inventory write down.

Note (c) - To recognize the provision of sales rebates and price protection on an accrual basis.

Note (d) - To recognize the sales returns on an accrual basis.

Note (e) - To adjust for the provision of VAT.

Note (f) - To reclassify reimbursements and rebates from Samsung.

Note (g) - To adjust for provision of business tax.

Note (h) - To eliminate intersegment sales and purchases

The Group mainly operates in the PRC and in 2007, 2008 and 2009, no single country other than the PRC accounted for 10% or more of the Company’s consolidated net revenues. In addition, all the identifiable assets of the Group are located in the PRC. As the Group primarily generates its revenues from customers in the PRC, no geographical segments are presented.

There is no individual customer accounted for more than 10% of net revenues for the years ended March 31, 2007, 2008 and 2009, respectively.

24.	Subsequent events

On June 26, 2009, the shareholders of Middle Kingdom Alliance Corp., a Company which is currently listed on the OTC Bulletin Board, approved the business combination with the Company. The business combination is expected to close in early July 2009.

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF INCOME

(Expressed in USD thousands, except for share and per share data)

	For the years ended March 31,
	2007	2008	2009
General and administrative expenses	—	(12)	(1,687)

Loss from operations	—	(12)	(1,687)

Interest income	—	176	55
Equity in earnings of subsidiaries and variable interest entity	14,362	30,080	21,775

Net income	14,362	30,244	20,143

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

BALANCE SHEETS

(Expressed in USD thousands, except for share and per share data)

	As of March 31,
	2008	2009
ASSETS

Current assets:
Cash and cash equivalents	6,388	1,869
Amount due from a subsidiary	81,414	79,293
Amount due from a related party	20,000	20,000
Other receivable	3	1,173

Total current assets	107,805	102,335

Non-current asset:
Investment in subsidiaries and variable interest entity	67,350	73,104

Total assets	175,155	175,439

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Other payables and accruals	2,506	878
Amount due to a related party	20,000	20,000

Total liabilities	22,506	20,878

Mezzanine Equity
Redeemable ordinary shares ($0.0001 par value, 90,000,000 issued and outstanding as of March 31, 2008)	85,117	—

Commitments and contingencies

Shareholders’ equity:
Ordinary shares ($0.0001 par value, 1,000,000,000 shares authorized, 182,700,000 and 272,700,000 issued and outstanding as of March 31, 2008 and 2009, respectively)	18	27
Additional paid-in capital	12,082	97,190
Accumulated other comprehensive income	10,704	14,134
Retained earnings	44,728	43,210

Total shareholders’ equity	67,532	154,561

Total liabilities and shareholders’ equity	175,155	175,439

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(Expressed in USD thousands, except for share and per share data)

	Ordinary shares
	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Total shareholders’ equity	Comprehensive income
Balance as of April 1, 2006	1,000	—	12,082	719	12,799	25,600

Net income	—	—	—	—	14,362	14,362	14,362
Foreign currency translation adjustments	—	—	—	991	—	991	991
Dividends declared	—	—	—	—	(12,677)	(12,677)	—

Balance as of March 31, 2007	1,000	—	12,082	1,710	14,484	28,276	15,353

Net income	—	—	—	—	30,244	30,244	30,244
Foreign currency translation adjustments	—	—	—	8,994	—	8,994	8,994
Issuance of shares to ordinary shareholders	182,699,000	18	—	—	—	18	—

Balance as of March 31, 2008	182,700,000	18	12,082	10,704	44,728	67,532	39,238

Net income	—	—	—	—	20,143	20,143	20,143
Foreign currency translation adjustments	—	—	—	3,430	—	3,430	3,430
Waiver of redemption rights	90,000,000	9	85,108	—	—	85,117	—
Advance to a shareholder	—	—	—	—	(4,014)	(4,014)	—
Dividends declared	—	—	—	—	(17,647)	(17,647)	—

Balance as of March 31, 2009	272,700,000	27	97,190	14,134	43,210	154,561	23,573

PYPO DIGITAL COMPANY LIMITED

SCHEDULE I - CONDENSED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

(Expressed in USD thousands)

	For the years ended March 31,
	2007	2008	2009
Cash flows from operating activities:
Net income	14,362	30,244	20,143
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of subsidiaries and variable interest entity	(14,362)	(30,080)	(21,775)
Dividend received from a subsidiary	—	—	17,647
Changes in operating assets and liabilities:
Other assets and receivable	—	(3)	(1,170)
Other payables and accruals	—	6	(1,628)

Net cash provided by operating activities	—	167	13,217

Cash flow from investing activities:
Advances to subsidiaries	—	(81,414)	2,121
Investment in an affiliated company	—	(20,000)	—

Cash (used in) / provided by investing activities	—	(101,414)	2,121

Cash flow from financing activities:
Proceeds from issuance of ordinary shares	—	18	—
Proceeds from issuance of redeemable ordinary shares, net of issuance costs	—	87,617	—
Amount due to a related party	—	20,000	—
Advance to a shareholder	—	—	(2,210)
Dividend to ordinary shareholders	—	—	(17,647)

Net cash provided by / (used in) financing activities	—	107,635	(19,857)

Net increase / (decrease) in cash and cash equivalents	—	6,388	(4,519)

Cash and cash equivalents:
At beginning of year	—	—	6,388

At end of year	—	6,388	1,869

PYPO DIGITAL COMPANY LIMITED

NOTE TO SCHEDULE I

(Expressed in USD thousands, except share, per share data or stated otherwise)

Schedule I has been provided pursuant to the requirement of Rule 12-04(a) and 4-08(e)(3) of Regulation S-X, which require condensed financial information as to financial position, changes in financial position and results of operations of a parent company as of the same dates and for the same periods for which audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25 percent of consolidated net assets as of end of the most recently completed fiscal year. As of March 31, 2008 and 2009, $125,186 and $181,775 of the restricted capital and reserves are not available for distribution, and as such, the condensed financial information of the Company has been presented for the years ended March 31, 2007, 2008 and 2009.

During the years ended March 31, 2007, 2008 and 2009, a cash dividend of $12,677, nil and $17,647, respectively, was declared and paid by a subsidiary of the Company.

Basis of preparation

The condensed financial information of the Company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements, except that the Company has used the equity method to account for its investment in its subsidiaries and its variable interest entity. The condensed financial information of the Company has been prepared for the period starting from April 1, 2006 as if the Company existed as of the earliest period presented.

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Introduction

As described elsewhere in this Current Report on Form 8-K, on July 9, 2009 Middle Kingdom Alliance Corp. (“Middle Kingdom”) and Pypo Digital Limited Company (“Pypo Cayman”) consummated a series of transactions under an Agreement and Plan of Merger, Conversion and Share Exchange (the “merger agreement”) under which Middle Kingdom changed its domicile to the Cayman Islands and became Pypo China Holding Limited (“MK Cayman”), a newly formed Cayman Islands exempted company (“the redomestication”), and MK Cayman then acquired all of the outstanding ordinary shares of Pypo Cayman (“the business combination’).

In the redomestication, each outstanding share of Middle Kingdom common stock and each outstanding share of Middle Kingdom Class B common stock, except for those shares of Class B common stock that were converted into the right to receive cash as discussed below, were converted into an ordinary share of MK Cayman. As of both March 31, 2009 and the date of the redomestication Middle Kingdom had outstanding 1,065,650 shares of common stock and 3,072,263 shares of Class B common stock. MK Cayman also assumed from MK Arizona, which had assumed the obligations from Middle Kingdom, (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue common stock and Class A warrants and Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

Under Middle Kingdom’s Certificate of Incorporation, the holders of Middle Kingdom’s Class B common stock were entitled to vote on the proposed business combination with Pypo Cayman. A holder of Middle Kingdom’s Class B common stock who voted against the proposed business combination and who followed certain procedures was entitled to convert its Class B shares into the right to receive cash in the amount of $8.24 per share plus a pro rata share of the interest Middle Kingdom has earned on the investment of the proceeds of its initial public offering after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes (an aggregate conversion price of approximately $8.50 per share as of March 31, 2009 and $8.51 as of the date of the business combination). The holders of an aggregate of 154,670 shares of Middle Kingdom Class B common stock elected this right in connection with the vote on the business combination.

In addition, in connection with a December 10, 2008 special meeting of the stockholders of Middle Kingdom at which the Middle Kingdom stockholders voted to approve certain amendments to its Certificate of Incorporation (“the extension amendment”) which have the effect of extending to August 31, 2009 (from December 13, 2008) the date by which Middle Kingdom must have completed a business combination or liquidate, a holder of Middle Kingdom’s Class B common stock who voted against the extension amendment and who followed certain procedures had the right to convert its shares of Class B common stock into the right to receive cash. The holders of 348,042 shares (10.17%) of Middle Kingdom’s Class B common stock elected to convert their shares into the right to receive cash at that time. Middle Kingdom redeemed those 348,042 Class B common shares in December, 2008 for $2,934,000.

As a result of the conversions to cash of Middle Kingdom Class B common stock described in the preceding two paragraphs, in the redomestication MK Cayman issued an aggregate of 3,983,243 ordinary shares upon the conversion of the 1,065,650 shares of common stock and the 2,917,593 shares Class B common stock of Middle Kingdom, and MK Cayman also assumed (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue 99,000 ordinary shares and 99,000 Class A warrants and 330,000 ordinary shares and 330,000 Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

The business combination between MK Cayman and Pypo Cayman was affected through the issuance by MK Cayman of (i) 45,000,000 shares of its ordinary stock and 3,400,000 Class B redeemable warrants for all of the outstanding ordinary shares of Pypo Cayman. MK Cayman has also agreed to issue an additional 23,000,000 ordinary shares (the “earn-out shares”) to the former stockholders of Pypo Cayman if certain performance targets are met in fiscal 2010, 2011 or potentially 2012.

The following unaudited combined condensed pro forma financial statements are presented to illustrate the effects of the redomestication and business combination. The following unaudited combined condensed pro forma financial statements are based on the historical financial statements of Middle Kingdom included in its Annual Report on Form 10-K for the year ended December 31, 2008 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and on the historical financial statements of Pypo Cayman included elsewhere in this Current Report on Form 8-K, and should be read in conjunction with those historical financial statements including the notes thereto.

The redomestication and business combination are being accounted for as a reverse merger, whereby Pypo will be the continuing entity for financial reporting purposes, and will be deemed to be the acquirer of Middle Kingdom. The redomestication and business combination are being accounted for as a reverse merger because (i) after the redomestication and business combination the former stockholders of Pypo Cayman hold the substantial majority of the outstanding ordinary shares of MK Cayman, and have the ability to initially appoint the majority of the members of the board of directors of MK Cayman, and (ii) Middle Kingdom had no prior operations and was formed for the purpose of effecting a business combination, such as the business combination with Pypo.

In November, 2008, Capital Ally, which owns the majority of the outstanding ordinary shares of Pypo Cayman, acquired more than 50% of the outstanding voting shares (common stock and Class B common stock combined) of Middle Kingdom. However, the redomestication and business combination are not being accounted for as a combination of entities under common control since Capital Ally did not acquire in excess of 80% of Middle Kingdom’s outstanding Class B common stock, and, under the terms of the merger agreement Middle Kingdom would proceed with the business combination only if the holders of less than 20% of its Class B shares vote against the business combination and elect to convert their Class B shares into the right to receive cash. As a result, Capital Ally did not control Middle Kingdom with respect to the completion of the business combination, and Middle Kingdom was formed for the purpose of effecting a business combination, such as the business combination with Pypo.

In accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, first Pypo Cayman was deemed to have undergone a recapitalization, whereby its outstanding ordinary shares were converted into 45,000,000 ordinary shares of MK Cayman and 3,400,000 MK Cayman Class B redeemable warrants.

Immediately thereafter MK Cayman, as the parent company of Pypo, which is the continuing accounting entity, was deemed to have acquired the assets and assumed the liabilities of Middle Kingdom in exchange for the conversion of the 1,065,650 outstanding shares of Middle Kingdom common stock and the 2,917,593 outstanding shares of Middle Kingdom Class B common stock into 3,983,243 MK Cayman ordinary shares, and MK Cayman’s assumption of (i) the obligation to issue common stock upon any exercise of 1,578,250 Class A common stock purchase warrants and 3,420,305 Class B common stock purchase warrants and (ii) the obligation to issue 99,000 ordinary shares and 99,000 Class A warrants and 330,000 ordinary shares and 330,000 Class B redeemable warrants upon any exercise of options to purchase 19,800 Series A Units and 330,000 Series B Units held by the representative of the underwriters of Middle Kingdom’s initial public offering.

However, although MK Cayman, as the parent company of Pypo, will be deemed to have acquired Middle Kingdom, in accordance with the applicable accounting guidance for accounting for the redomestication and business combination as a reverse merger, Middle Kingdom’s assets and liabilities will be recorded at their historical carrying amounts, which approximate their fair value, with no goodwill or other intangible assets recorded.

As discussed above, MK Cayman has also agreed to issue an additional 23,000,000 earn-out shares to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal years ending March 31, 2010, 2011 or potentially 2012. For financial reporting purposes, such earn-out shares will not be considered issued or outstanding upon the completion of the business combination, and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as the result of the achievement of the performance targets. Those former Pypo stockholders include individuals and companies that will have no role in the day-to-day management of MK Cayman as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former Pypo stockholders, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo stockholder, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of Pypo (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

Middle Kingdom used a fiscal year ending December 31, and Pypo used a fiscal year ending March 31. As reported elsewhere in this Current Report on Form 8-K, MK Cayman will use a March 31, year end.

The accompanying unaudited combined condensed pro forma balance sheet as of March 31, 2009 has been prepared by combining the historical balance sheet of Middle Kingdom as of March 31, 2009 and the historical balance sheet of Pypo as of March 31, 2009. The pro forma adjustments to the unaudited combined condensed pro forma balance sheet assume the redomestication and business combination occurred on March 31, 2009.

The accompanying unaudited combined condensed pro forma statement of operations for the year ended March 31, 2009 has been prepared assuming the proposed redomestication and business combination occurred on April 1, 2008, and has been prepared by combining the historical statement of operations of Middle Kingdom for the twelve months ended March 31, 2009 with the historical statement of operations for Pypo for the year ended March 31, 2009.

The accompanying unaudited combined condensed pro forma financial statements are presented for illustrative purposes only, and are not necessarily indicative of the actual results of operations or financial position that would have resulted had the proposed redomestication and business combination been completed on the dates assumed. The pro forma adjustments are based on available information and assumptions that are believed to be reasonable. However, future results of operations and financial position may vary significantly from the results reflected in the accompanying unaudited combined condensed pro forma financial statements due to the factors described in “Risk Factors” included elsewhere herein.

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET

March 31, 2009

(US dollars in thousands)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments		MK Cayman pro forma
Assets
Current assets:

Cash and cash equivelents	$54	$33,468		(8,490) (f)		25,032

Restricted bank deposits	—	11,504				11,504
			{	(1,315) (a)	}
Investments in trust account	25,901	—		(1,468) (d)		—
				(23,118) (e)
Short-term investments	—	—		23,118 (e)		23,118
Accounts receivable, net	—	72,802				72,802
Inventories, net	—	54,701				54,701
Notes receivable	—	2,982				2,982
Value added tax receivable	—	2,857				2,857
Amounts due from related parties	—	42,308				42,308
Amount due from an affiliated company	—	27,946				27,946
Receivable from a vendor	—	21,355				21,355
Other receivables	—	44,180				44,180
Income tax refund receivable	240	—				240
Prepayments and other assets	23	8,314		(2,249) (f)		6,088
Deferred tax assets	—	4,866				4,866

Total current assets	26,218	327,283				339,979

Property and equipment, net	—	15,694				15,694
Investments in affiliated companies	—	1,479				1,479
Intangible assets	—	19,188				19,188
Goodwill		1,977				1,977
Other assets	—	320				320

Total assets	$26,218	$365,941				$378,637

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA BALANCE SHEET—continued

March 31, 2009

(US dollars in thousands)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments		MK Cayman pro forma
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,838	$28,290		(3,810) (f)		$26,318
Notes payable	—	23,513				23,513
Provision for rebates and price protections	—	9,048				9,048
Advance payments from customers	—	4,827				4,827
Other payables and accruals	—	20,611				20,611
Due to underwriters	948	—		(948) (d)		—
Income taxes payable	—	8,086				8,086
Amounts due to related parties	213	20,300		(213) (d)		20,300
Amount due to an affiliated company		790				790
Short-term borrowings and lines of credit	249	79,457		(249) (d)		79,457

Total current liabilities	3,248	194,922				192,950

Deferred tax liabilities	—	2,005				2,005

Total liabilities	3,248	196,927				194,955

Minority interest	—	14,453				14,453

Redeemable common stock			{	(1,315) (a)	}
Middle Kingdom redeemable Class B shares	2,833	—		(1,460) (c)		—
				(58) (d)

Total redeemable common stock	2,833	—				—

Commitments and contingencies

Stockholders’ equity:
Preferred stock - none issued	—	—
PYPO ordinary shares	—	27		(27) (b)		—

Middle Kingdom Class B common stock	3	—		(3) (c)		—
Middle Kingdom common stock	1	—		(1) (c)		—
MK Cayman ordinary shares 48,983,243 shares issued and outstanding	—	—	{	45 (b)	}	49
				4 (c)
			{	(18) (b)	}
Additional paid in capital	21,699	97,190		(106) (c)		111,836
				(6,929) (f)

Accumulated other comprehensive income	—	14,134				14,134
Retained earnings	(1,566)	43,210		1,566 (c)		43,210

Total stockholders’ equity	20,137	154,561				169,229

Total liabilities and stockholders’ equity	$26,218	$365,941				$378,637

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF OPERATIONS

Year ended March 31, 2009

(US dollars in thousands, except for per share amounts)

	Middle Kingdom historical	PYPO historical		Pro forma adjustments			MK Cayman pro forma
Net revenues	$—	$570,651					$570,651
Cost of revenues		500,544					500,544

Gross profit		70,107					70,107
Other operating income		920					920
Selling and distribution expenses		24,195					24,195
General and administrative expenses	2,406	13,879		59	(i)		16,344
Goodwill impairment		71					71

Income (loss) from operations	(2,406)	32,882					30,417

Interest expense		5,303					5,303
Interest income	(374)	(546)	{	—	(g)	}	(794)
				126	(h)
Other income	(1)	(1,254)					(1,255)

Income (loss) before income taxes, equity in income of affiliated company and minority interests	(2,031)	29,379					27,163

Income tax expense (benefit)	(240)	7,641					7,401
Equity in income of affiliated company		(16)					(16)
Minority interest in net income of consolidated subsidiaries		1,611					1,611

Net income (loss)	$(1,791)	$20,143					$18,167

Net income per share - basic							$0.37

Weighted average number of shares used in calculating net income per share-basic							48,983,243

See Notes to Unaudited Combined Condensed Pro Forma Financial Statements

PYPO CHINA HOLDINGS LIMITED

(a Cayman Islands exempted company)

NOTES TO UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL STATEMENTS

Note 1—Basis of Presentation

Reference is made to the “Introduction” at page PF-1 to PF-3.

Note 2—Pro Forma Adjustments

The following are the pro forma adjustments to the unaudited combined condensed pro forma balance sheet:

(a)	To reflect Middle Kingdom’s redemption, using funds in the trust account, of 154,670 shares of Class B common stock that were converted into the right to receive cash in connection with the vote on the business combination, using the March 31, 2009 conversion price of $8.50 per share ($1,315,000 in the aggregate).

(b)	To reflect the business combination as a recapitalization of Pypo by the issuance by MK Cayman of 45,000,000 ordinary shares and 3,400,000 Class B common stock purchase warrants in exchange for the outstanding ordinary shares of Pypo Cayman.

(c)	To reflect the redomestication accounted for as MK Cayman’s issuance of 3,983,243 ordinary shares in exchange for the shares of Middle Kingdom’s outstanding common stock the shares of Middle Kingdom’s Class B common stock that remained outstanding after the redemption in entry (a) (including the effect of the automatic conversion of the Class B common stock to ordinary shares as the result of the completion of the redomestication and business combination), and the issuance of 1,578,250 Class A warrants, 3,420,305 Class B redeemable warrants, and options to purchase 19,800 Series A Units and 330,000 Series B Units in exchange for the outstanding Class A warrants and Class B redeemable warrants and the options to purchase Series A and Series B Units of Middle Kingdom. The amount of the balance for Middle Kingdom’s redeemable Class B shares that is transferred to stockholders’ equity is net of an additional $58,000 of deferred fees that are payable to the underwriters of Middle Kingdom’s initial public offering as the result of the redemption of less that the maximum number of shares of Class B common stock that could have been redeemed (see adjustment (d) below).

(d)	To reflect Middle Kingdom’s payment of the deferred underwriting fees payable to the underwriters of its initial public offering, and Middle Kingdom’s retirement of its outstanding borrowings under its line of credit, and Middle Kingdom’s repayment of its loans from its stockholders, all of which were paid upon the completion of the business combination. The amount of deferred fees Middle Kingdom owed to the underwriters of its initial public offering was $948,000 if there was an aggregate conversion into cash of 684,060 shares (19.99%) of Class B common stock and an additional $0.32 per share if less than 684,060 shares were converted into cash.

(e)	To reflect the release of the remaining balance in Middle Kingdom’s trust account to unrestricted short-term investments as the result of the business combination.

(f)	To reflect the payment of the costs of the business combination as a reduction of stockholders’ equity. The charge against additional paid in capital is net of $1,561,000 of such costs that Middle Kingdom had accrued in accounts payable and charged against net income and its accumulated deficit through March 31, 2009. The costs paid and charged against additional paid in capital also include $2,249,000 of costs that Pypo has accrued and deferred in other assets as of March 31, 2008.

The following are the pro forma adjustments to the unaudited combined condensed pro forma statements of operations:

(g)	To adjust interest income earned by Middle Kingdom on the funds in the trust account to (i) record in income that portion of the interest income added to redeemable common stock as payable to Class B stockholders that did not elect to convert into cash and instead received ordinary shares of MK Cayman and (ii) eliminate interest income on the funds used to pay the deferred underwriting fees. (No adjustment to eliminate the interest paid by Middle Kingdom on its line of credit is required because the amount is immaterial.) Middle Kingdom Class B stockholders who elected conversion to cash were entitled to receive a pro rata share of the interest Middle Kingdom had earned on the investment of the initial public offering proceeds after the payment to Middle Kingdom of the lesser of 50% or $1.2 million of such interest and certain federal and state taxes. Middle Kingdom had, in each period, reduced interest income and added to the carrying amount of the redeemable Class B common stock that portion of the interest earned in that period which would be payable to the Class B stockholders if the holders of 684,060 shares elected conversion to cash. The adjustment records in interest income that portion of the interest income originally credited to redeemable Class B common stock that is attributable to the number of such 684,060 shares of Class B common stock that did not elect to convert into cash.

(h)	To eliminate Pypo’s interest income earned on the funds used to pay the costs of the business combination.

(i)	To adjust the compensation of certain members of Pypo’s management to reflect the difference between their historical compensation and the compensation payable under employment contracts entered into in connection with the business combination.

The income tax effects of pro forma adjustments (g), (h) and (i) have not been reflected as the amounts would be immaterial.

Note 3—Pro Forma Stockholders’ Equity

Ordinary Shares

On a pro forma basis MK Cayman has authorized 1,000,000,000 ordinary shares, par value $.001, of which 48,983,243 were issued and outstanding after the completion of the business combination and the redomestication.

Ordinary Share Purchase Warrants

On a pro forma basis MK Cayman has outstanding 1,578,250 Class A warrants and 6,820,305 Class B redeemable warrants. Each Class A warrant and Class B redeemable warrant entitles the holder to purchase from MK Cayman one ordinary share at an exercise price of $5.00 commencing on the later of (a) December 13, 2007 or (b) the completion of the business combination. Each Class A warrant and Class B redeemable warrant will expire on December 13, 2013 at 5:00 p.m., New York City time, which expiration date may be extended in the sole discretion of MK Cayman. MK Cayman has a right to redeem, in whole but not in part, the outstanding Class B redeemable warrants after the completion of the business combination if there is an effective registration statement with a current prospectus on file providing for the resale of the ordinary shares issuable upon the exercise of the Class B redeemable warrants at a price of $.01 per Class B redeemable warrant at any time after the Class B redeemable warrants become exercisable, upon a minimum of 30 days’ prior written notice of redemption, and if, and only if, the last sales price of the ordinary stock equals or exceeds $16.00 per share for any 20 trading days within a 30-trading-day period ending three business days before the notice of redemption. If MK Cayman calls the Class B redeemable warrants for redemption, the holders will either have to exercise the warrants by purchasing the ordinary stock or the warrants will be redeemed at $.01 per warrant.

The Class A warrants are not redeemable.

Underwriters Options

On a pro forma basis MK Cayman has outstanding options, issued to the underwriters of Middle Kingdom’s initial public offering, to purchase up to a total of 19,800 Series A Units at a per unit price of $10.00 and/or up to a total of 330,000 Series B Units at a per unit price of $10.00. The Series A Unit is comprised of one ordinary share and five Class A warrants, and the Series B unit is comprised of one ordinary share and one Class B warrant.

The Class A warrants and Class B redeemable warrants that would be issued upon the exercise of these options are identical to the outstanding Class A warrants and Class B redeemable warrants, except that the exercise price of warrants would be $10.00 per share.

These options are exercisable beginning on the later of (a) December 13, 2007 or (b) the completion of the business combination and expire on December 13, 2011.

Earn-Out Shares

MK Cayman has also agreed to issue an additional 23,000,000 earn-out shares to the former shareholders of Pypo Cayman if certain performance targets are met in fiscal years ending March 31, 2010, 2011 or potentially 2012. Of the 23,000,000 earn-out shares, the first 10,000,000 earn-out shares will be issued if “adjusted net income” in either fiscal 2010 or 2011 equals or exceeds $54,000,000, and the remaining 13,000,000 earn-out shares will be issued if “adjusted net income” in either fiscal 2011 or 2012 equals or exceeds $67,000,000. For the purposes of the determination of the achievement of the performance targets, “adjusted net income” is defined as “net income attributable to the parent company” as calculated and disclosed pursuant to SFAS No. 160, as set forth on the audited consolidated financial statements of MK Cayman comprising a part of the Forms 20-F filed with the SEC for the fiscal years ending March 31, 2010, 2011 or 2012 adjusted to (i) add back to the “net income attributable to the parent company” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R), (b) and any other fees, expenses or payments to any third party related to the business combination, (c) any charges for the amortization of intangible assets, and (d) any charges for the impairment of goodwill, each of (a) through (d) as it relates to any acquisitions completed in, or pending at the end of, the applicable period by MK Cayman or the Pypo Entities; (ii) add back to the “net income attributable to the parent company” any expensed amounts paid to third parties to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by MK Cayman or the Pypo Entities as a consequence of MK Cayman’s compliance with the Sarbanes-Oxley Act; (iii) add back to the “net income attributable to the parent company” any charges for taxes payable by any of the Middle Kingdom Parties or the Pypo Entities that are directly attributable to the business combination; and (iv) deduct from the “net income attributable to parent company” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to MK Cayman or the Pypo entity that incurred the expense.

For financial reporting purposes, those earn-out shares are not considered issued or outstanding upon the completion of the business combination, and the issuance of the earn-out shares will only be reflected in the financial statements if and when they become issuable as the result of the achievement of the performance targets. Those former Pypo stockholders include individuals and companies that will have no role in the day-to-day management of MK Cayman as well as individuals who will be members of the management of MK Cayman. As these earn-out shares would be issued proportionately to all of the former stockholders of Pypo, without regard to employment status, and the issuance of the earn-out shares is not dependent on the continued employment of any former Pypo stockholder, the issuance of any earn-out shares would be accounted for as an adjustment to the original recapitalization of Pypo (a transfer of the par value of any earn-out shares issued between common stock and paid in capital) and would have no effect on the results of operations.

Note 4—Pro Forma Earnings Per Share

Basic pro forma net income per share is based on the weighted average number of ordinary shares that would have been outstanding during the period presented assuming the redomestication and business combination occurred on April 1, 2008. The weighted number of shares that would have been outstanding is computed by applying the effective exchange ratios of 0.1650 MK Cayman ordinary share for each Pypo Cayman ordinary share, and one MK Cayman ordinary share for each Middle Kingdom common share or Class B share, to the historical weighted average shares outstanding of Pypo Cayman and the outstanding shares of Middle Kingdom (after adjustment for the number of shares of Class B common stock that elected to be converted into cash and thus did not remain outstanding after the business combination).

Pro forma net income per share assuming full dilution has not been presented as the assumed exercise of the Class A warrants and Class B redeemable warrants and the options for the purchase of Series A Units and Series B Units would be anti-dilutive.

The earn-out shares have been excluded from the computation of both basic and, assuming full dilution, pro forma earnings per share as pro forma “adjusted net income” was below the performance targets that would result in the issuance of the shares to the former Pypo stockholders (see Note 3).